UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KFORCE INC.
(Name of Registrant as Specified In Its Charter)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 19, 2016
Dear Shareholder:
On Tuesday, April 19, 2016, Kforce Inc. will hold its 2016 Annual Meeting of Shareholders at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605. The Board of Directors cordially invites all shareholders to attend the meeting, which will begin at 8:00 a.m., eastern time.
We are holding this meeting to:
1.Elect three Class I directors to hold office for a three-year term expiring in 2019;

2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2016;
3.Approve Kforce’s executive compensation;
4.Re-approve the material terms of the performance goals under the Kforce Inc. Amended and Restated Performance Incentive Plan;
5.Approve the Kforce Inc. 2016 Stock Incentive Plan; and
6.Attend to other business properly presented at the meeting.
Kforce’s Board of Directors has selected February 26, 2016 as the record date for determining shareholders entitled to vote at the meeting.
The proxy statement, proxy card and Kforce’s 2015 Annual Report to Shareholders are being mailed on or about March 18, 2016. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares. Please submit your proxy in any one of the following ways: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.
If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000. Thank you for your continuing support.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Kelly
Corporate Secretary

 Tampa, Florida
March 18, 2016

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 19, 2016.

This proxy statement and our 2015 Annual Report to Stockholders are available at http://investor.kforce.com/annuals.cfm.

QUESTIONS AND ANSWERS

Q:    Why did you send me this proxy statement?
A:    We sent you this proxy statement and the enclosed proxy card because Kforce’s Board of Directors (the "Board") is soliciting your proxy on behalf of Kforce (the "Firm") to vote your shares at the 2016 Annual Meeting of Shareholders (the "Annual Meeting"). This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the "SEC") and which is designed to assist you in voting.

Q:     When is the Annual Meeting and where will it be held?
A:    The Annual Meeting will be held on Tuesday, April 19, 2016, at 8:00 a.m., eastern time, at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:    What may I vote on?
A:    You may vote on the following proposals:

•	To elect three Class I directors to hold office for a three-year term expiring in 2019;

•	To ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2016;

•	To approve Kforce’s executive compensation;

•	To re-approve the material terms of the performance goals under the Kforce Inc. Amended and Restated Performance Incentive Plan; and

•	To approve the Kforce Inc. 2016 Stock Incentive Plan.

Q:     How does Kforce’s Board recommend I vote on the proposals?
A:    The Board recommends a vote: (1) FOR the election of each of the three Class I directors to hold office for a three-year term expiring in 2019; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2016; (3) FOR the approval of Kforce’s executive compensation; (4) FOR the re-approval of the material terms of the performance goals under the Kforce Inc. Amended and Restated Performance Incentive Plan; and (5) FOR the approval of the Kforce Inc. 2016 Stock Incentive Plan.

Q:     Who is entitled to vote?
A:     Only those who owned Kforce common stock (the "Common Stock") at the close of business on February 26, 2016 (the "Record Date") are entitled to vote at the Annual Meeting.

Q:    How do I vote?
A:    You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we encourage you to submit your proxy by: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card; or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted consistent with the Board’s recommendations listed above.

Q:    Can I change my vote?
A:    You have the right to change your vote at any time before the meeting by:

(1)	Notifying Kforce’s Corporate Secretary, David M. Kelly, in writing at the address listed below that you have revoked your proxy;

(2)	Voting in person;

(3)	Returning a later-dated proxy card;

(4)	Voting through the Internet at http://www.investorvote.com/KFRC at a later date; or

(5)	Voting through the toll-free telephone number by calling 1-800-652-VOTE (8683) at a later date.

Q:     Do I have appraisal rights if I dissent from voting on a matter at the Annual Meeting?
A:     There are no statutory or contractual rights of appraisal or similar remedies available to those shareholders who dissent from any matter to be acted on at the Annual Meeting.

Q:    What is the complete mailing address, including ZIP Code, of Kforce’s principal executive office?
A:    Kforce’s principal executive office is located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:    How many shares can vote?
A:    As of the Record Date, 28,432,733 shares of Common Stock were outstanding. Every holder of Common Stock is entitled to one vote for each share held.

Q:    What is a "quorum"?
A:    A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. If a broker, bank, custodian, nominee or other record holder of Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum.

Q:    What is the required vote for the proposals to pass assuming that a quorum is present at the Annual Meeting?
A:    Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, the plurality standard will apply. Because we did not receive advance notice under our Bylaws of any shareholder nominees for directors, Proposal 1 is an uncontested election. To be elected in an uncontested election, the votes "for" a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If one of the Class I director nominees is not elected and no successor has been elected at the meeting, that director shall promptly tender a conditional resignation following certification of the shareholder vote. The Nomination Committee shall consider the resignation offer and recommend to the Board whether to accept such offer. The Board will endeavor to act on the recommendation within 90 days following the recommendation.

To pass Proposals 2, 3, 4 and 5, each of these proposals must receive the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and, for these purposes, as cast on the proposal. Because each of Proposals 2, 3, 4 and 5 requires the affirmative vote of a majority of the shares entitled to vote on the Proposal, an abstention will have the effect of a vote against each of Proposals 2, 3, 4 and 5. A broker non-vote, on the other hand, is not considered "entitled to vote." Therefore, broker non-votes will not have an effect on Proposals 2, 3, 4 and 5. Proposal 3 is a non-binding advisory vote.

Q:    How will voting on any other business be conducted?
A:    Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to David M. Kelly, Kforce’s Senior Vice President and Chief Financial Officer and Corporate Secretary, and Michael Blackman, Kforce’s Chief Corporate Development Officer, or either of them, to vote on such matters at their discretion.

Q:    How are my shares voted if I submit a proxy but do not specify how I want to vote?
A:    If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted: (1) FOR the election of each of the nominees for director; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2016; (3) FOR the approval of Kforce’s executive compensation; (4) FOR the re-approval of the material terms of the performance goals under the Kforce Inc. Amended and Restated Performance Incentive Plan; and (5) FOR the approval of the Kforce Inc. 2016 Stock Incentive Plan.

Q:    How do I vote using the telephone or the Internet?
A:    For Shares Directly Registered in the Name of the Shareholder. Shareholders with shares registered directly with Computershare Trust Company, N.A. ("Computershare"), Kforce’s transfer agent, may vote on the Internet at http://www.investorvote.com/KFRC. The voter will be required to provide the Control Number contained on the voter's proxy card. After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Votes submitted via the Internet by a registered shareholder must be received by 11:59 p.m., eastern time, on April 18, 2016.

For Shares Registered in the Name of a Bank or Brokerage. A number of brokerage firms and banks are participating in a program for shares held in "street name" that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m., eastern time, on April 18, 2016.

Shareholders eligible to vote at the Annual Meeting, using a touch-tone telephone, may also vote by calling (toll free) 1-800- 652-VOTE (8683) and following the recorded instructions.

Please note that the method of voting used will not affect your right to vote in person should you decide to attend the Annual Meeting. Also, please be aware that Kforce is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, or erroneous or incomplete information that may appear.

Q:    Who will count the vote?
A:    A representative of Computershare, an independent tabulator, will count the vote and act as the inspector of election.

Q:    When are the shareholder proposals for the next Annual Meeting of Shareholders due?
A:    All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to David M. Kelly, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605, by November 18, 2016. In addition, the proxy solicited by the Board for the 2017 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by February 1, 2017.

Q:    Who will pay for this proxy solicitation?
A:    We will pay all the costs of soliciting these proxies, except for costs associated with individual shareholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. In addition, we have engaged Georgeson, Inc. to assist in the solicitation of proxies. We anticipate that the costs associated with this engagement will be approximately $12,500 plus costs and expenses incurred by Georgeson, Inc. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

Q:    How can I find the results of the Annual Meeting?
A:    Preliminary results will be announced at the Annual Meeting and final results will be filed with the SEC on a Current Report on Form 8-K within four business days after the Annual Meeting. The Form 8-K will be available on the SEC’s website at www.sec.gov as well as our own website, www.kforce.com under the Investor Relations section of our website.

PROPOSAL 1. ELECTION OF DIRECTORS
The Board has nine directors who are divided into three classes serving staggered three-year terms. The classes relate to each director’s term of office. At each annual meeting of shareholders, the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. At the Annual Meeting, you and the other shareholders will vote for the election of three individuals, who are identified below, to serve as Class I directors for a three-year term expiring at the 2019 Annual Meeting of Shareholders. All of the nominees are currently directors of Kforce, previously elected by the shareholders. Pursuant to the marketplace rules of The NASDAQ Stock Market LLC (the "NASDAQ Rules") and the laws and regulations of the SEC (the "SEC Rules"), the Board determined that Ms. Rosen and Mr. Struzziero are independent while Mr. Sutter is not independent.
The individuals named as proxies will vote the enclosed proxy for the election of the individuals nominated by the Board unless you direct them to withhold your votes. Each of the director nominees is willing and able to stand for election at the Annual Meeting, and we do not know of any reason why any of the nominees would be unable to serve as a director. However, if any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.
The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nomination Committee and the Board to determine that the person should serve as a director of Kforce.

Nominees for Election, Class I Directors
Terms Expire in 2019
Elaine D. Rosen, 63, has served as a director of Kforce since June 2003. Ms. Rosen has served as a director of Assurant, Inc., a publicly traded corporation, and a provider of specialized insurance and insurance-related products and services since March 2009 and became non-executive Chair of the Board in November 2010. Ms. Rosen has also served as the Chair of the Board of The Kresge Foundation since January 2007. Ms. Rosen serves as trustee or director of several non-profit organizations, a past Chair of the Board of Preble Street, a homeless collaborative in Portland, Maine, and has served as a trustee of the Foundation for Maine’s Community Colleges since 2008. Ms. Rosen was a director of the Elmina B. Sewall Foundation from 2008 to 2012 and Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from 2003 until its sale in April 2012. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America, including President.
Ms. Rosen has extensive experience as a senior executive in the insurance industry and as a director of companies, as well as substantial experience with charitable organizations, particularly as the Chair of the Board of one of the largest private foundations in the country. Through this background, as well as her experience as Chair of the Compensation Committee of Kforce and her experience on the Board of Assurant, Inc., where she currently serves as the non-executive Chair and previously served on the compensation committee, she has considerable expertise in, among other things, executive compensation, a subject matter that is undergoing dynamic change.
Howard W. Sutter, 67, has served as a director of Kforce since its formation in 1994. Mr. Sutter has served as a Vice Chairman since 2005, and oversees Kforce's mergers, acquisitions and divestitures. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA’s South Florida location (1982-1994).
Mr. Sutter has led Kforce’s merger, acquisition, and divestiture efforts for the past 18 years and, over this time, has led the effort on a significant number of acquisitions, including those of two public companies, and several divestitures. The Board believes that Mr. Sutter’s knowledge of the staffing industry, and more specifically the mergers and acquisition market, brings an important expertise to the Board. Mr. Sutter also has extensive experience in staffing operations.

Ralph E. Struzziero, 71, has served as a director of Kforce since October 2000. Mr. Struzziero currently serves as a director of Prism Medical Ltd., a publicly traded corporation on the TSX Venture Exchange in Canada, and a manufacturer and distributor of moving and handling equipment for the mobility challenged (since July 2011). Since 1995, Mr. Struzziero has operated an independent business consulting practice, providing interim executive-level advisory and professional services to a variety of organizations. In addition, he served as an adjunct professor at the University of Southern Maine from 1997 to 2006. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors. Mr. Struzziero is also currently a director of Automobile Club of Southern California, a travel club and property and casualty insurer in California, AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, and Auto Club Enterprise, a holding company of these two companies. Mr. Struzziero previously served on the Board of Directors of Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from January 2001 until its sale in April 2012.
Mr. Struzziero has extensive experience in the staffing industry. The Board believes this gives Mr. Struzziero, in his capacity as lead independent director, a unique insight among the non-employee directors relating to Kforce’s business and operations.
Continuing Directors, Class II Directors
Terms Expire in 2017
John N. Allred, 69, has served as a director of Kforce since April 1998. Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in the Kansas City area since January 1994. Mr. Allred was a director at Source Services Corporation ("Source") prior to its merger with Kforce in 1998 and served in various capacities with Source from 1976 to 1993 including Vice President (1987-1993), Regional Vice President (1983-1987) and Kansas City Branch Manager (1976-1983).
Mr. Allred has extensive experience in the staffing industry. He is particularly knowledgeable in the area of healthcare, which is an important part of Kforce’s business. His staffing industry experience (other than his directorship in Kforce) is with companies other than Kforce, which allows him to address operational issues with a different perspective.
Richard M. Cocchiaro, 61, has served as a director of Kforce since its formation in August 1994. Mr. Cocchiaro served as a Vice Chairman from 2004 through his retirement in January 2016, during which time he oversaw our Customer First Customer Loyalty Program and served on both Kforce’s internal executive committee and innovation council. Previously, Mr. Cocchiaro served as Vice President of Strategic Accounts for Kforce (2000–2004), Vice President of Strategic Alliances for Kforce.com Interactive (1999) and National Director of Strategic Solutions within Kforce’s emerging technologies group (1994-1999).
Mr. Cocchiaro has extensive experience with Kforce’s field operations on a national basis, bringing an important perspective to the Board. He has served in numerous leadership roles within Kforce including, among others, the financial services group, leading the Chicago market, the emerging technologies group, strategic alliances, national accounts and most recently leading the Customer First Customer Loyalty Program.
A. Gordon Tunstall, 71, has served as a director of Kforce since October 1995. He is the founder, and for more than 30 years has served as President of Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall has also served as a director of Tabula Rasa Healthcare, Inc., a medication risk management and distribution pharmacy, since March 2012. Mr. Tunstall previously served as a director for JLM Industries, Inc., Orthodontics Center of America, Inc., Discount Auto Parts, Inc., Advanced Lighting Technologies Inc., Health Insurance Innovations, Horizon Medical Products Inc., and L.A.T. Sportswear.
Mr. Tunstall provides the Board a unique point of view regarding strategy, given his background as a successful strategic consultant for over 30 years advising a large number of companies in a variety of industries. He also qualifies as an Audit Committee financial expert and stands willing to assume this role if for any reason the current Audit Committee financial expert ceases to serve on the Board.
Continuing Directors, Class III Directors
Terms Expire in 2018
David L. Dunkel, 62, has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years. In addition to the significant value that Mr. Dunkel brings to Kforce, we believe it is customary and appropriate for the Chief Executive Officer to be a member of the Board of Directors.

Mark F. Furlong, 58, has served as a director of Kforce since July 2001. Mr. Furlong has also served as a director of Antares Capital, a provider of financing solutions for middle market, private equity-backed transactions, since December 2015. He served as the President and Chief Executive Officer of BMO Harris Bank, N.A. from July 2011 to June 2015. Mr. Furlong served as a director of BMO Harris Bank, N.A. and BMO Financial Corporation from July 2011 to June 2015. Prior to its acquisition by BMO Harris Bank, N.A. in 2011, he served as Chairman of Marshall & Ilsley Corporation from October 2010, Chief Executive Officer from April 2007 and as President from July 2004. He also served as Chief Financial Officer of Marshall & Ilsley Corporation from April 2001 to October 2004. Mr. Furlong’s prior experience also includes service as an audit partner with Deloitte & Touche LLP.
Mr. Furlong is the Audit Committee financial expert. Kforce believes his considerable expertise, including his experience as President and Chief Executive Officer of BMO Harris Bank, N.A., the former Chairman, President and Chief Executive Officer of Marshall & Ilsley Corporation and a former audit partner with Deloitte & Touche LLP, brings unique insight to the Board concerning capital allocation strategies and banking issues, in addition to his overall management and financial expertise.
N. John Simmons, 60, has served as a director of Kforce since July 2014. Mr. Simmons has also served on various Boards of Directors, including Bonds.com Group, Inc. from 2013 to 2014, Loyola University New Orleans as Chairman of the Audit Committee, Executive Committee and Board of Trustees member from 2009 to 2015, Technology Research Corporation as Chairman of the Compensation Committee from 2010 to 2011 and as Lead Director and Chairman of the Governance & Nominating Committee from 2009 to 2010, Medquist, Inc. as Chairman of the Audit Committee from 2005 to 2007, and SRI Surgical Express, Inc. as Lead Director, then Chairman of the Board from 2001 to 2008. From 2001 to 2012, Mr. Simmons was a Board member of Lifestyle Family Fitness, Inc. and served as its CEO and President from 2008 to 2012. Mr. Simmons' prior experience also includes service as President of New Homes Realty, a Florida-based residential real estate company operating in 35 states for two years, President of Quantum Capital Partners, a privately held venture capital firm for 14 years, Vice President and Controller for Eckerd Corporation for three years, Chief Financial Officer of Checkers Drive-In Restaurants for two years and as an audit partner with KPMG Peat Marwick. Mr. Simmons also qualifies as an Audit Committee financial expert and stands willing to assume this role if for any reason the current Audit Committee financial expert ceases to serve on the Board.
Mr. Simmons has extensive financial, accounting, management and director experience in several different industries. As a result, the Board believes that he brings valuable insight due to his extensive and varied experiences as a chief executive officer, chief financial officer, audit partner and director.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE CLASS I NOMINEES FOR ELECTION AS DIRECTOR.

CORPORATE GOVERNANCE AND RISK MANAGEMENT POLICIES
Our Board believes that sound corporate governance is fundamental to the overall success of Kforce and believes that it has adopted corporate governance practices and risk mitigation policies that are aligned with the interests of our shareholders, our corporate business strategy and the opinions expressed by recognized corporate governance authorities. Our Board regularly reviews our corporate governance practices and risk mitigation policies for compliance with applicable rules, listing standards and regulations, as well as best practices suggested by recognized corporate governance authorities, and modifies our practices and/or policies as warranted.
Corporate Governance Guidelines
The Amended and Restated Corporate Governance Guidelines, along with the charters for the standing committees of the Board and our Commitment to Integrity serve to guide the operation and direction of the Board and its committees. These documents are published under "Corporate Governance" in the Investor Relations section of our website at www.kforce.com.
The Board of Directors
The Board’s primary functions are to:

•	Oversee management performance on behalf of our shareholders;

•	Advocate on behalf of the long-term interests of our shareholders;

•	Monitor adherence to Kforce’s established procedures, standards and policies;

•	Be actively involved in the oversight of risk that could affect Kforce;

•	Promote the exercise of sound corporate governance; and

•	Carry out other duties and responsibilities as may be required by state and federal laws, as well as the NASDAQ Rules.
Board Meetings
During 2015, the Board held four meetings and the five committees of the Board held a total of 22 meetings in the aggregate. Each director attended 100% of the Board meetings and 100% of the committee meetings on which each director served, except Mr. Tunstall, who was not present at one of the Nomination Committee meetings.
Board Leadership Structure
The Board believes that Mr. Dunkel’s service as both Chairman of the Board and CEO is in the best interests of Kforce and its shareholders. In his capacity as CEO, Mr. Dunkel frequently meets with current and prospective shareholders and clients to understand their perspectives and insights, which Mr. Dunkel is able to bring back to the full Board. Given Mr. Dunkel’s experience and understanding of the professional staffing industry, as one of Kforce’s founders and significant investors, and the issues, opportunities and challenges facing Kforce and its businesses, the Board believes Mr. Dunkel is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board believes that Mr. Dunkel is a strong and effective leader and that Kforce has been well served by the combination of the two roles since its initial public offering in 1995. Additionally, Mr. Dunkel beneficially owns approximately 4% of Kforce’s outstanding common stock, which the Board believes closely aligns Mr. Dunkel’s interests with those of our other shareholders. The Board believes its support of this dual role signals its confidence in the leadership abilities of Mr. Dunkel, enhances information flow, enhances Kforce’s culture, ensures clear accountability and promotes efficient decision making, all of which we believe are essential to effective governance. The Board believes Mr. Dunkel’s CEO duties and in-depth knowledge of Kforce’s business and industry, operations and challenges places him in the best position to both guide and implement the Board’s direction and warrants the combined role.
The Board also believes that any perceived negative aspects of Mr. Dunkel’s dual role are mitigated by the role of Mr. Struzziero as Chair of the Corporate Governance Committee and lead independent director. Mr. Struzziero serves as a key additional communication point for the independent directors relating to any concerns raised in the meetings of the independent directors (which occur at least once a calendar quarter). He also addresses agenda items with Mr. Dunkel. The Board considers Mr. Struzziero to be very effective in this role.
Our Board has determined that, at the present time, combining the roles of Chairman and CEO, together with a strong lead independent director, provides the appropriate leadership and oversight of the Firm and facilitates effective functioning of both the Board and management. The Board may separate the positions in the future if it believes that would be in the best interests of the Firm and its shareholders.

Board Risk Oversight
While management is responsible for day-to-day management of the various risks facing the Firm, the Board, as a whole and at the committee level, has an active role in overseeing management of the Firm's risks. The Board implements its risk oversight function in several ways.
At each regular Board meeting, various operational, strategic, financial and legal compliance risks are reviewed by the full Board, in conjunction with management, through the receipt of management reports and dialogue with executive leadership on different areas of the business regarding the opportunities and risks in those areas. Materials regularly provided at each Board meeting include: an executive summary that includes, among other items, a risk factors section; Kforce’s financial and operational performance; management's assessment of the current state of the capital markets and macro-economic environment; management's analysis on the current state of the staffing industry; corporate development activities; a claims and litigation summary; a report on the Firm's risk and enterprise risk management ("ERM") program; and reports on other matters that may arise from time to time, that require reporting to the Board. In addition, on a monthly basis, the Board receives a financial update from management along with a description of certain significant events and risk factors that have occurred in each period as well as any other necessary items requiring the attention of the full Board.
In addition, the Board has delegated oversight of specific risk topics to its committees. The Compensation Committee oversees the Firm's executive compensation risk. In addition to the duties required of it in its charter, the Compensation Committee is responsible for preparation and review of required disclosures regarding the Firm’s compensation practices. The Nomination Committee oversees director succession risk. Through its charter the Nomination Committee establishes procedures for the Board’s nomination process and recommends candidates for election to the Board. The Corporate Governance Committee provides a forum for the Firm’s independent directors to meet separately from management, provide leadership and oversight to the Firm relating to ethical standards, and periodically review and recommend to the Board any changes to the Firm's corporate governance guidelines. The Audit Committee is responsible for monitoring risk relating to the Firm's financial statements, financial systems, the financial reporting process and compliance. The Audit Committee is also responsible for the Firm’s risk assessment and ERM program. At each regularly-scheduled quarterly meeting of the Board, updates are provided by each of its committees. The committee reports are meant to summarize committee activities and bring any necessary items to the attention of the full Board.
Kforce has a comprehensive, integrated ERM program to identify, assess, prioritize, address, manage and monitor a broad set of risks across the Firm, which as mentioned above is overseen by the Audit Committee. Our ERM program framework divides risk into four categories: financial/strategic risk, client risk, operational risk and employment/legal risk. The risk assessment process is coordinated by our compliance team which, together with business unit leadership, provide regular risk assessment reports to the Audit Committee. The Audit Committee dedicates a portion of its meetings to reviewing and discussing specific risk topics in greater detail. The Audit Committee also oversees and provides the Board with periodic reports on the Firm's risk and ERM program findings and also conducts an annual assessment of the Firm's enterprise risk management program. The Board remains responsible for the oversight of our overall ERM program with a focus on the most significant risks facing the Firm.
In addition, Kforce's internal audit function, which reports to the Audit Committee, sets forth a comprehensive internal audit plan that is approved on an annual basis by the Audit Committee. This plan is formulated based on internal audit's assessment of risk within Kforce, which is primarily based on the ERM program findings, discussions with Kforce's officers, directors and other key personnel, and the results of their previous operational and financial audits.
Board Diversity
Kforce believes the backgrounds and experiences of its directors are diverse and enable it to achieve a healthy mix of different perspectives on the Board. Although Kforce has not adopted any formal diversity policy, it believes its Nomination Committee has been successful in crafting a desirable mix of skill sets and backgrounds on the Board. Various Board members have significant expertise in fields such as banking, executive compensation, healthcare, investment banking/strategic advisory, insurance, and staffing. Kforce has three individuals who qualify as audit committee financial experts, bringing important points of view and skills to the Board. The Nomination Committee periodically reviews the composition of the Board and its committees and examines the functionality of each, to ensure that the Board and its committees have a well functioning mix of diverse backgrounds and expertise.
Commitment to Integrity
The Board has adopted a Commitment to Integrity that is applicable to all directors, officers and employees of Kforce, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Commitment to Integrity is available under "Corporate Governance" in the Investor Relations section of our website at www.kforce.com.

Minimum Director Stock Ownership
The Amended and Restated Corporate Governance Guidelines, which are available under "Corporate Governance" in the Investor Relations section of our website at www.kforce.com, state:
"Because a significant ownership stake can lead to a stronger alignment of interests between directors and shareholders, each director is required, within three years of joining the Board, to own (as defined by the Securities and Exchange Commission as beneficially owned) a minimum of the lesser of: (a) three times (3x) retainer; or (b) 5,000 shares of common stock of the Firm. If the number of shares that directors are required to own increases, the directors will have three years from the effective date of the increase to attain the revised minimum ownership level. For purposes of meeting this minimum ownership level, unvested restricted stock shall be deemed to be owned by a director, but unexercised stock options will not be deemed to be owned by a director. Exceptions to this requirement may only be made by the Board for hardship reasons."
As of the Record Date, all of our directors were in compliance with the policy.
Minimum Executive Stock Ownership
The Amended and Restated Corporate Governance Guidelines state:
"Executives are expected to achieve the level of target holdings set forth below ('Target Holdings Level'):
•For the Chief Executive Officer, the lesser of five times (5x) base salary or two hundred thousand (200,000) shares;
•For the President, the lesser of three times (3x) base salary or one hundred thousand (100,000) shares;
•For the Chief Financial Officer, the lesser of two times (2x) base salary or fifty thousand (50,000) shares;
•For the other named executive officers, the lesser of two times (2x) base salary or thirty thousand (30,000) shares; and
•For the other members of Kforce’s internal executive committee, the lesser of one times (1x) base salary or fifteen thousand (15,000) shares.
For purposes of computing an Executive's stock ownership under these requirements: (i) shares of common stock owned by an Executive or Director, including shares acquired upon the vesting of restricted stock and restricted stock units, will be included and will be valued at the Firm's stock price in effect from time to time, and (ii) unexercised stock options, unvested restricted stock and unvested restricted stock units will be included.
When an Executive exercises a stock option, or has restricted stock or restricted stock units vest, before the Executive achieves the Executive's Target Holdings Level, the Executive is required to continue to hold all of the resulting Net Profit Shares until the Executive satisfies the Executive's Target Holdings Level. The "Net Profit Shares" from an Executive's stock option exercise or the vesting of restricted stock or restricted stock units are the number of shares exercised or vested, net after deducting the number of shares that would be required to be sold at the market price on the date of exercise of the stock option or vesting of the restricted stock or restricted stock units in order to pay the stock option exercise price, brokerage fees and any other costs of the sale, and tax withholding.
Executives are expected to achieve their respective Target Holdings Levels immediately and to maintain their ownership at or above their Target Holdings Levels thereafter. If an Executive’s Target Holdings Level increases because of a promotion or base salary increase, the period to achieve the increased minimum stock ownership levels will begin on the date of the promotion or base salary increase and ending on the second anniversary of the base salary increase, with the prior minimum stock ownership level remaining in effect as a minimum during this period. The Compensation Committee shall review each Executive's compliance (or progress towards compliance) with these requirements on an annual basis. The Compensation Committee, in its sole discretion, may impose such conditions, restrictions or limitations on any Executive as the Compensation Committee determines to be necessary or appropriate in order to achieve the purposes of these requirements.
Each Executive who is subject to these requirements is required to pre-clear any purchase or sale of the Firm's common stock with the Firm's Insider Trading Compliance Committee. The Insider Trading Compliance Committee will consult, as necessary, with the Chair of the Compensation Committee and the Chief Executive Officer before pre-clearing any such purchase or sale.
Exceptions to this requirement may only be made by the Board for hardship reasons."
As of the Record Date, all Named Executive Officers ("NEOs") and other members of the Firm's executive committee were in compliance with the policy.

Clawback Policy
The Amended and Restated Corporate Governance Guidelines include a clawback policy. Accordingly, in the event of a restatement of our financial statements as a result of the material noncompliance with any financial reporting requirements under the federal securities laws, the Board will, if it determines appropriate (in its sole discretion and to the extent permitted or required by governing law), recover from current executives any incentive-based compensation for any relevant performance periods beginning after March 30, 2012.
Insider Trading, Anti-Pledging and Anti-Hedging
Kforce's Amended and Restated Insider Trading and Disclosure Policy governs the trading in Firm securities by directors, officers and employees, their family members, other members of their household, entities controlled by a person covered by the policy, and designated outsiders who have or may have access to the Firm’s material, nonpublic information (collectively referred to as "Insiders"). In addition to other prohibited activities identified within the Amended and Restated Insider Trading and Disclosure Policy, the policy states that: (i) no employee, including Insiders, may trade in Kforce securities while in the possession of material, nonpublic information concerning the Firm; (ii) certain Insiders are restricted from trading in Kforce securities during designated black-out periods; (iii) certain Insiders are required to obtain pre-approval to trade in Kforce securities; (iv) no Insider may margin, make any offer to margin, hold any Kforce securities in a margin account or otherwise pledge any of the Firm’s securities as collateral in any way; and (v) no Insider may engage in any hedging transaction relating to Kforce securities (including, without limitation, prepaid variable forwards, equity swaps, collars and exchange funds) or otherwise trade in any interest or position relating to the future price of Kforce securities, such as a put, call or short sale.
Communications with the Board
Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to David M. Kelly, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to Kforce’s Board.
Director Attendance at Annual Meetings
Pursuant to the Amended and Restated Corporate Governance Guidelines, all directors are invited to attend the Annual Meeting of Shareholders. David L. Dunkel, Chairman, and N. John Simmons attended Kforce’s 2015 Annual Meeting of Shareholders and the other directors did not.
Majority Voting for Directors
Our directors are elected in uncontested elections by a majority vote. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest number of votes will be elected to serve as directors. The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies.
To be elected in an uncontested election, the votes "for" a director must exceed 50% of the votes actually cast with respect to the director's election. Votes actually cast include votes where the authority to cast a vote for the director's election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, that director shall promptly tender conditional resignation following certification of the shareholder vote. The Nomination Committee shall consider the resignation offer and recommend to the Board whether to accept such offer. The Board will endeavor to act on the recommendation within 90 days following the recommendation. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Current Report on Form 8-K or by a press release. If the Board accepts the resignation, then the Board, in its sole discretion, may, pursuant to Kforce’s bylaws, fill any resulting vacancy or may decrease the size of the Board.

Committees of the Board
The Board considers all major decisions. The Board, however, has established the following five standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting: an Audit Committee, a Compensation Committee, a Corporate Governance Committee, a Nomination Committee and an Executive Committee. The written charters of the Audit Committee, Compensation Committee, Corporate Governance Committee and Nomination Committee are available under "Corporate Governance" in the Investor Relations section of our website at www.kforce.com.
The following table describes the current members of each of the committees and the number of meetings held during 2015.

	AUDIT	COMPENSATION	CORPORATE GOVERNANCE	NOMINATION	EXECUTIVE
Elaine D. Rosen *		Chair	X	X
Howard W. Sutter **					X
Ralph E. Struzziero * (1)		X	Chair
John N. Allred *	X		X	Chair
Richard M. Cocchiaro **					X
A. Gordon Tunstall *			X	X	X
David L. Dunkel **					Chair
Mark F. Furlong *	Chair	X	X
N. John Simmons *	X		X
Number of Meetings	5	6	6	5	—

*	The Board has determined that these members are independent pursuant to NASDAQ and SEC Rules.

**	The Board has determined that these members are not independent pursuant to NASDAQ and SEC Rules.

(1)
In the course of determining the independence of Mr. Struzziero, the Board specifically considered the employment of Mr. Struzierro’s son described below in the "Transactions with Related Persons" section and determined that it did not impair Mr. Struzziero's independence.

Audit Committee
The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting and reporting practices and such other duties as directed by the Board. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of Kforce, and the power to retain outside counsel or other experts for this purpose. The Audit Committee has the sole responsibility for the selection, compensation, oversight and termination of the independent auditors who audit our financial statements. In carrying out its responsibilities, the Audit Committee selects, provides for the compensation of, and oversees the work of the independent auditors; pre-approves the fees, terms, and services under all audit and non-audit engagements; reviews the performance of the independent auditors; and monitors and periodically reviews the independence of the independent auditors by obtaining and reviewing a report from the independent auditors at least annually regarding all relationships between the independent auditors and Kforce.
Other responsibilities of the Audit Committee include: reviewing with the internal auditors and the independent auditors their respective annual audit plans, staffing, reports, and the results of their audits; reviewing with management and the independent auditors Kforce’s annual and quarterly financial results, financial statements and results of the independent auditors' audits and reviews, as applicable, of such financial information; reviewing with the independent auditors any matters of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems, or difficulties; conferring with the independent auditors with regard to the adequacy of internal controls; and reviewing with the independent auditors all critical accounting policies and practices, all alternative treatments of financial accounting and disclosures within accounting principles generally accepted in the United States ("GAAP") that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences as well as meeting with the independent auditors in executive session to discuss any other matters that the independent auditors believe should be discussed privately with the Audit Committee.
The Audit Committee also oversees Kforce’s internal audit function and compliance with procedures for the receipt, retention and treatment of complaints received by Kforce regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission of concerns regarding accounting or auditing matters. In addition, the Audit Committee oversees the Firm's ERM program.

Each member of the Audit Committee is independent within the meaning of NASDAQ and SEC Rules. The Board has determined that each of Mr. Furlong and Mr. Simmons, who are both members of the Audit Committee, and Mr. Tunstall is an "audit committee financial expert," as defined by SEC Rules. The Audit Committee’s responsibilities are more fully set forth in its written charter.
To the extent the Audit Committee deems it necessary in fulfilling its objectives, it meets in executive session (excluding the Chief Executive Officer, members of management and all other directors who are not committee members).
Compensation Committee
The Compensation Committee reviews overall compensation and employee benefit policies and practices; reviews and recommends to the Board the adoption of, or amendments to, stock incentive plans, performance incentive and stock purchase plans; approves any new or amended employment agreements for executive management; approves grants or awards to executive management under any long-term incentive program; and prepares an annual report on our executive compensation policies and practices as required by SEC Rules. See the "Compensation Discussion and Analysis" section for a description of the role of executive officers in determining or recommending the amount or form of executive and director compensation. With regard to issues within its authority, the Compensation Committee has the sole authority to select, retain and terminate legal counsel, accountants, consultants, financial experts and advisors, including, without limitation, a compensation consultant to assist in the evaluation of director and executive officer compensation, and has the sole authority to approve the consultant's fees and other retention terms. The Compensation Committee has retained Pearl Meyer, an independent executive compensation consultant, annually in recent years to review the Compensation Discussion & Analysis contained in the Proxy Statement, to advise on setting the NEO compensation framework, to regularly provide independent advice on current trends in compensation design and, as needed, to assist with certain other compensation arrangement matters for the NEOs. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Firm has determined that no conflicts of interest exist between the Firm and Pearl Meyer (or any individuals working on the Firm’s account on Pearl Meyer’s behalf).
Each member of the Compensation Committee is independent within the meaning of NASDAQ and SEC Rules. The Compensation Committee’s responsibilities are more fully set forth in its written charter.
To the extent the Compensation Committee deems it necessary in fulfilling its objectives, it meets in executive session (excluding the Chief Executive Officer, members of management and all non-independent directors).
Corporate Governance Committee
The purposes of the Corporate Governance Committee are to: encourage and enhance communication among independent directors; provide a forum for independent directors to meet separately from management; provide leadership and oversight related to ethical standards; and provide a channel for communication with the CEO. The Corporate Governance Committee also coordinates a formal, written annual evaluation of the performance of the Board of Directors and each of its committees. Each member of the Corporate Governance Committee is independent within the meaning of NASDAQ and SEC Rules, and each member of the Board who is independent within the meaning of these rules serves on the Corporate Governance Committee. This committee is designed to fulfill the requirements of NASDAQ Rule 5605(b)(2) (i.e., through the meetings of this committee, our "independent" directors (as determined under the NASDAQ Rules) meet at least once annually in executive session without any of our management present). The Corporate Governance Committee meets on a quarterly basis and more frequently as needed. The Chair of the Corporate Governance Committee serves as the lead independent director.
The Corporate Governance Committee’s responsibilities are more fully set forth in its written charter.

Nomination Committee
The Nomination Committee makes recommendations to the Board regarding the size and composition of the Board. The Nomination Committee also establishes procedures for the nomination process and recommends candidates for election to our Board.
As set forth in the general guidelines established pursuant to its charter, the Nomination Committee strives to identify directors who will: (i) bring to the Board a variety of experience and backgrounds; (ii) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board's effectiveness; and (iii) represent the balanced, best interests of our shareholders as a whole and the interests of our stakeholders, as appropriate, rather than special interest groups or constituencies. The Nomination Committee seeks to establish a Board that embraces four core characteristics: character; competency; chemistry and commitment. In selecting individual nominees, the Nomination Committee assesses independence, character and integrity, potential conflicts of interest, experience, diversity of background and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Nomination Committee has not established "minimum qualifications" for director nominees because it is the view of the Nomination Committee that the establishment of rigid "minimum qualifications" might preclude the consideration of otherwise desirable candidates for election to the Board.
The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board for the Nomination Committee's consideration may do so by giving the candidate’s name and qualifications in writing to David M. Kelly, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605.
Each member of the Nomination Committee is independent within the meaning of the NASDAQ and SEC Rules. The Nomination Committee’s responsibilities are more fully set forth in its written charter.
To the extent the Nomination Committee deems it necessary to fulfill its objectives, it meets in executive session (excluding the Chief Executive Officer, members of management and all non-independent directors).
Executive Committee
The Executive Committee has the authority to act in place of the Board on all matters that would otherwise come before the Board, except for such matters that are required by law or by our Articles of Incorporation or Bylaws to be acted upon exclusively by the Board.

Directors' Compensation
The following table shows the annual compensation of our directors, except Mr. Dunkel, for the fiscal year ended December 31, 2015, which consisted of the following components:

Name	Year	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)(4)(5)	Total ($)
Elaine D. Rosen	2015	$93,500	$99,999	$3,294	$196,793
Howard W. Sutter	2015	$—	$—	$462,502	$462,502
Ralph E. Struzziero	2015	$78,250	$99,999	$3,294	$181,543
John N. Allred	2015	$93,500	$99,999	$3,294	$196,793
Richard M. Cocchiaro	2015	$—	$—	$187,438	$187,438
A. Gordon Tunstall	2015	$63,250	$99,999	$3,294	$166,543
Mark F. Furlong	2015	$93,500	$99,999	$3,294	$196,793
N. John Simmons	2015	$63,250	$99,999	$3,270	$166,519
W.R. Carey, Jr. (6)	2015	$28,500	$—	$857	$29,357

(1)
Fees earned or paid in cash consisted of: (i) an annual retainer of $20,000; (ii) annual retainers for each committee chairperson, as follows: $15,000 paid to Mark F. Furlong for his service as Audit Committee Chair, $15,000 paid to Elaine D. Rosen for her service as Compensation Committee Chair, $15,000 paid to Ralph E. Struzziero for his service as Corporate Governance Committee Chair and $15,000 paid to John N. Allred for his service as Nomination Committee Chair; (iii) meeting fees for each board or committee meeting attended through April 2015 of $2,000; (iv) quarterly fees for each quarter of board service beginning in April 2015 of $5,000; and (v) quarterly fees for each quarter of committee service beginning in April 2015 of $3,750 for each of the Audit Committee, Compensation Committee and Nomination Committee and $3,000 for the Governance Committee. Messrs. Cocchiaro and Sutter were not compensated for their service on the Executive Committee of the Board, which did not meet during 2015.

(2)
During the year ended December 31, 2015, Kforce granted 4,531 shares of restricted stock as a long-term incentive to each member of the Board except for Messrs. Cocchiaro and Sutter. The closing stock price on the date of grant was $22.07 and the amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3)
The amounts reported in this column for Ms. Rosen and Messrs Struzziero, Allred, Tunstall, Furlong, Simmons and Carey reflect the dollar value of dividends credited on unvested restricted stock in the form of additional shares of restricted stock. Additionally, there were dividends during 2014, 2013 and 2012 that should have been reflected in the "All Other Compensation" column for our proxy statements covering 2014, 2013 and 2012 but were inadvertently omitted. These inadvertently omitted amounts were: (a) for 2014: $3,384 for Ms. Rosen, and Messrs Struzziero, Allred, Tunstall, Furlong and Carey and $1,059 for Mr. Simmons; (b) for 2013: $767 for Ms. Rosen, and Messrs Struzziero, Allred, Tunstall, Furlong and Carey; and (c) for 2012: $5,002 for Ms. Rosen, and Messrs Struzziero, Allred, Tunstall, Furlong and Carey.

(4)
During 2015, Mr. Sutter was employed by us and his compensation in 2015 consisted of: $300,000 in base salary, $158,438 in bonus, and $4,064 in matching contributions made by Kforce for 2015 attributable to defined contribution plans. Mr. Sutter was not compensated for his service on the Board.

(5)
During 2015, Mr. Cocchiaro was employed by us and his compensation in 2015 consisted of: $175,000 in base salary, $11,484 in bonus, and $954 in matching contributions made by Kforce for 2015 attributable to defined contribution plans. Mr. Cocchiaro was not compensated for his service on the Board.

(6)	Mr. Carey retired from the Board in April 2015.

The following table shows the aggregate number of unvested restricted stock awards and options to purchase Kforce stock held by our non-employee directors at December 31, 2015:

Name	Aggregate Number of Unvested Restricted Stock Awards Held (1)	Aggregate Number of Unexercised Options Held (1)
Elaine D. Rosen	7,181	—
Ralph E. Struzziero	7,181	15,000
John N. Allred	7,181	—
A. Gordon Tunstall	7,181	—
Mark F. Furlong	7,181	—
N. John Simmons	7,169	—

(1)	The beneficial ownership of common shares as of the Record Date for each of our directors is presented below under the heading of “Beneficial Ownership of Common Shares.”

TRANSACTIONS WITH RELATED PERSONS
For a portion of 2015, an aircraft leased from ExecuJet, a third party, was partially owned by an entity under the control of our Chairman and Chief Executive Officer, David Dunkel. When the aircraft was not being used by Kforce for business travel or Mr. Dunkel for personal use, ExecuJet had the ability to utilize the aircraft in its chartering operations. In July 2015, this aircraft was sold to an independent third party. From January through July 2015, Kforce made payments to ExecuJet related to the leasing of aircraft for business-related travel services for certain of our executives in the amount of $131,201. These payments covered customary charges such as flight and fuel charges, and landing fees. Kforce did not pay for Mr. Dunkel's or any of its other officers' or directors' personal use of the aircraft. Kforce received the maximum discount allowable under applicable Federal Aviation Administration regulations for each hour of flight time, which Kforce believes was at below-market rates for the charter of similar aircraft.
During 2015, Mr. Struzziero's son was employed by Kforce Government Solutions ("KGS"), a wholly owned subsidiary of Kforce. Mr. Struzziero's son currently serves in a non-executive business development role and was hired in 2011 based on his extensive experience and knowledge of sales within the government contracting industry. Mr. Struzziero's son has no involvement in management decisions of either Kforce or KGS. Mr. Struzziero had no influence in the hiring of his son nor does Mr. Struzziero have any involvement in the ongoing compensation and performance-related decisions for his son. Total remuneration paid to Mr. Struzziero's son was approximately $204,000, which consists of base salary and incentive-based compensation. The Nomination Committee specifically considered the employment of Mr. Struzziero's son by KGS when determining whether to renominate Mr. Struzziero. It concluded that his son’s employment would not impair Mr. Struzziero's independence.
Review, Approval or Ratification of Transactions with Related Persons
The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of Kforce and its shareholders. As a result, the Board prefers to avoid related party transactions. However, the Board also recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of Kforce and its shareholders. As a result, the Board has placed responsibility to review related party transactions with the Audit Committee, as indicated in the Audit Committee’s charter. The Audit Committee has the authority to approve all related party transactions that Kforce would be required to disclose in accordance with Item 404 of Regulation S-K. This review and approval takes into account whether the transaction is on terms that are consistent with the best interests of Kforce and its shareholders. While the Board does not currently have a written policy in which the Board evidences its policies and procedures regarding the review, approval or ratification of transactions with related persons, it is confident that the Audit Committee adequately reviews and approves, ratifies or denies all related party transactions that it believes to be significant, and all potential related party transactions that it believes to be significant, that could possibly be required to be disclosed in accordance with Item 404 of Regulation S-K.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Our consolidated financial statements for the year ended December 31, 2015, have been audited by Deloitte & Touche LLP, independent auditors. The Audit Committee of the Board has selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the fiscal year ending December 31, 2016, to provide review services for each of the quarters in the year then ended, and to perform other appropriate services.
Deloitte & Touche LLP has audited Kforce’s financial statements since the fiscal year ended December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make any other statement deemed appropriate.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP TO SERVE AS KFORCE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.
Independent Registered Public Accountants—Fee Information
Audit Fees
Fees for audit services totaled $759,679 in 2015 and $969,642 in 2014, including fees associated with the annual audit and the review of our financial statements included in our Quarterly Reports on Form 10-Q.
Audit-Related Fees
Fees for audit-related services totaled $11,500 in 2015 and $356,117 in 2014. Audit-related services principally include assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements, or other filings that are not captured under "Audit Fees" above. These services included consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, and other regulatory or standard-setting bodies; internal control reviews, including consultation, under Section 404 of the Sarbanes-Oxley Act of 2002; due diligence services and audits and accounting consultations related to dispositions.
Tax Fees
Fees for tax services, including tax compliance, tax advice and tax planning, to Deloitte & Touche LLP were $23,400 in 2015 and $0 in 2014.
All Other Fees
Fees for an annual subscription to a Deloitte & Touche LLP research database totaled $2,000 for 2015 and 2014.
The Audit Committee considered whether Deloitte & Touche LLP's provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP's independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.
During the fiscal year ended December 31, 2015, 100% of services were pre-approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT
Kforce Inc.'s Audit Committee is composed of three directors, all of whom the Board has determined to be independent within the meaning of the NASDAQ and SEC Rules. The Audit Committee assists the Board in general oversight of Kforce Inc.'s financial accounting and reporting process, system of internal control and audit process.
Kforce Inc.'s management has primary responsibility for Kforce Inc.'s consolidated financial statements and for maintaining effective internal control over financial reporting. Kforce Inc.'s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on Kforce Inc.'s consolidated financial statements as to whether they present fairly, in all material respects, Kforce Inc.'s financial position, results of operations and cash flows, in conformity with GAAP and an opinion on the effectiveness of Kforce’s internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This opinion is based on their audits.
In this context, the Audit Committee reports as follows:
1. The Audit Committee has reviewed and discussed the audited consolidated financial statements with Kforce Inc.'s management;
2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16;
3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and
4. Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC. The Audit Committee has also selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2016, and to provide review services for each of the quarters in the year ending December 31, 2016.
Submitted by the Audit Committee
Mark F. Furlong (Chairman)
John N. Allred
N. John Simmons
The information contained in the above Audit Committee Report shall not be deemed "soliciting material" or "filed" with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

BENEFICIAL OWNERSHIP OF COMMON SHARES
Directors and Named Executive Officers
The following table shows the amount of Kforce common shares beneficially owned as of the Record Date by: (a) our NEOs; (b) our directors; and (c) all of our directors and executive officers as a group.

	Beneficially Owned Kforce Common Shares
Name of Individual or Identity of Group	Number (1)(2)	Percent of Class
David L. Dunkel	1,197,457	4.2%
Joseph J. Liberatore	297,783	1.0%
David M. Kelly	134,684	*
Jeffrey T. Neal	121,982	*
Kye L. Mitchell	114,916	*
Mark F. Furlong	52,338	*
N. John Simmons	9,718	*
Elaine D. Rosen	31,438	*
Howard W. Sutter	515,480	1.8%
Ralph E. Struzziero	66,326	*
John N. Allred	27,615	*
Richard M. Cocchiaro	749,170	2.6%
A. Gordon Tunstall	17,552	*
All directors and executive officers as a group (17 persons)	3,627,650	12.8%

*	Less than 1% of the outstanding common shares

(1)	Includes the number of shares subject to purchase pursuant to currently exercisable options of 5,000 for Mr. Struzziero.

(2)
Includes 889,175 shares as to which voting and/or investment power is shared or controlled by another person, as follows: Mr. Dunkel, 40,849 (shares held by the David L. Dunkel 2011 Irrevocable Trust over which Mr. Dunkel has shared dispositive power); Mr. Sutter, 5,000 (shares held by spouse), 398,516 (shares held by Sutter Investments Ltd. of which H.S. Investments, Inc. is the sole general partner) and 99,176 (shares held by the Dunkel Family Receptacle Trust of which Mr. Sutter is the sole trustee); Mr. Struzziero, 1,987 (shares held by spouse); and Mr. Cocchiaro, 114,549 (shares held by the David Dunkel Jr Family Trust of which Mr. Cocchiaro is the sole trustee), 114,549 (shared held by the Matthew R. Dunkel Family Trust of which Mr. Cocchiaro is the sole trustee), and 114,549 (shares held by the Kristen A. Conner Family Trust of which Mr. Cocchiaro is the sole trustee).

Owners of More Than 5%
The following table shows the number of common shares held by persons known to Kforce to beneficially own more than 5% of our outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, New York 10055	2,627,758	9.2%
Invesco Ltd. (2) 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	2,134,689	7.5%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	1,794,922	6.3%

(1)
Based on Amendment No. 7 to Schedule 13G filed January 26, 2016 in which BlackRock, Inc. reported that, as of December 31, 2015, it had sole voting power over 2,530,092 of the shares and sole dispositive power over all 2,627,758 shares.

(2)
Based on a Schedule 13G filed February 10, 2016 in which Invesco Ltd. reported that, as of December 31, 2015, it had sole voting power over 2,134,689 of the shares and sole dispositive power over 2,134,689 shares.

(3)
Based on Amendment No. 1 to Schedule 13G filed February 10, 2016 in which The Vanguard Group reported that, as of December 31, 2015, it had sole voting power over 55,181 of the shares and sole dispositive power over 1,741,741 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Kforce directors, executive officers and persons holding more than 10 percent of our Common Stock to file reports of ownership and changes in ownership of the Common Stock with the SEC. The directors, officers and 10 percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.
Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that all directors, executive officers and persons holding more than 10 percent of our Common Stock were in compliance with their filing requirements for all transactions that occurred during our most recent fiscal year except that Mr. Cocchiaro made one late filing for one transaction due to an administrative error and Mr. Struzziero made one late filing due to an administrative error.

EXECUTIVE OFFICERS
Peter M. Alonso, 54, has served as Kforce's Chief Talent Officer since January 2009. Prior to his appointment as Chief Talent Officer, Mr. Alonso served as President of Health & Life Sciences and President of Technology Staffing, both former subsidiaries of Kforce, since 2000 and has held several other positions of increasing responsibility within Kforce since 1985. Prior to joining Kforce, Mr. Alonso held positions at Zenith Electronics Corporation.
Michael R. Blackman, 61, has served as Kforce’s Chief Corporate Development Officer since December 2009. Prior to his appointment as Chief Corporate Development Officer, Mr. Blackman served as Senior Vice President of Investor Relations from 1999 to 2009 and Director of Selection and Senior Consultant in the healthcare services specialty from 1992 to 1999.
David L. Dunkel, 62, has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.
Robert W. Edmund, 42, has served as Kforce's Senior Vice President and General Counsel since February 2014 and also has also served as its Chief Compliance Officer since July 2015. Prior to joining Kforce, Mr. Edmund served as Vice President, Legal - Business Operations at PetSmart, Inc., where he managed the legal department's litigation, merchandising, marketing, human resources, and store operations support functions. He worked at PetSmart from 2009 to 2014. Mr. Edmund also previously served as a partner in the labor and employment department of Porter, Wright, Morris & Arthur from 2006 to 2008 as well as Director of External Affairs and General Counsel for the Ohio Business Roundtable from 2008 to 2009.
Jeffrey B. Hackman, 37, has served as Kforce's Principal Accounting Officer since October 2015. Mr. Hackman also currently serves as Kforce's Senior Vice President, Finance & Accounting, a position he has held since March 2015. Prior to rejoining Kforce in March 2015, Mr. Hackman served as the Global Chief Accounting Officer of Cunningham Lindsey from September 2013 until March 2015. Prior to this role, Mr. Hackman served as the Chief Accounting Officer and Principal Accounting Officer of Kforce from February 2009 until September 2013 and as Kforce's SEC Reporting Director from September 2007 to February 2009. Prior to joining Kforce, Mr. Hackman was an Audit Senior Manager with Grant Thornton LLP.
David M. Kelly, 50, has served as Kforce's Senior Vice President and Chief Financial Officer since January 2013 and Corporate Secretary since February 2013. Mr. Kelly joined Kforce in 2000 and has served as Senior Vice President, Finance and Accounting from February 2009 to December 2012, Corporate Assistant Secretary from October 2010 to February 2013, Vice President, Finance from January 2005 to February 2009, Chief Accounting Officer from November 2000 to January 2005 and Group Financial Officer from January 2000 to November 2000. Prior to joining Kforce, Mr. Kelly served in various roles with different companies that included treasury director, vice president, and controller.
Joseph J. Liberatore, 53, has served as Kforce’s President since January 2013 and served as Corporate Secretary from February 2007 to February 2013. Prior to his appointment as President, Mr. Liberatore served as Chief Financial Officer from October 2004 to December 2012, Executive Vice President from July 2008 to December 2012, Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various other roles in Kforce (and its predecessors) since 1988.
Kye L. Mitchell, 46, has served as Chief Operations Officer for the East Region since January 2013. Prior to her appointment as Chief Operations Officer, Ms. Mitchell served as a Field President from January 2009 through December 2012, Market President from February 2006 to December 2008, and Market Vice President from February 2005 through January 2006. Ms. Mitchell joined Kforce in 2005 when Kforce acquired VistaRMS where she served as President.
Jeffrey T. Neal, 48, has served as Chief Operations Officer for the West Region since January 2013. Prior to his appointment as Chief Operations Officer, Mr. Neal served as Field President from January 2006 through December 2012, and Group President from June 2004 through December 2006. Mr. Neal joined Kforce through its merger with Hall Kinion (in 2004) where he served as Senior Vice President of National Accounts and the Central Region. Prior to joining Hall Kinion in 1994, he began his staffing industry career with Oxford and Associates in Silicon Valley and held management positions at a consumer sales and marketing firm.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis ("CD&A") provides a detailed description of our executive compensation philosophy, our overall objectives, each element of our executive compensation and the underlying compensation framework. The CD&A contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs, which could differ materially based on actual results.
The CD&A primarily focuses on the compensation of our NEOs for the fiscal year ended December 31, 2015. For purposes of this discussion, Kforce's NEOs for the year ended December 31, 2015 were:

•	David L. Dunkel, Chairman and Chief Executive Officer

•	Joseph J. Liberatore, President

•	David M. Kelly, Chief Financial Officer

•	Jeffrey T. Neal, Chief Operations Officer, West

•	Kye L. Mitchell, Chief Operations Officer, East

Executive Summary
At the 2013, 2014 and 2015 Annual Meetings of Shareholders, Kforce's "Say on Pay" proposal received substantial shareholder support with more than 97%, 95% and 80% of the votes (excluding broker non-votes) being cast "for" Kforce’s executive compensation, respectively. The Compensation Committee (the "Committee") believes this vote reflects our shareholders’ support of the NEO compensation framework for fiscal years 2013 to 2015, including the communicated updates to the framework for 2015, and the executive compensation paid in the context of Kforce's performance results.
The 2013 to 2015 NEO compensation framework was designed to align with the overall Compensation Philosophy, as described above. This NEO compensation framework was designed in response to a majority of shareholders voting "against" the "Say on Pay" proposal at the 2012 Annual Meeting of Shareholders held on June 19, 2012 and reflected the feedback received from an extensive shareholder outreach program during 2012 and 2013 to understand shareholders’ perspectives related to Kforce’s executive compensation. This outreach program in 2012 included a direct role from the Chairwoman of the Committee, and the input received during the outreach ultimately resulted in the creation of the 2013 to 2015 NEO compensation framework.
2015 Performance and Compensation
The compensation components and results as they relate to the 2015 NEOs reflect the philosophy of the 2013 to 2015 compensation framework, which targets total annual NEO compensation at the market median for market median performance. Kforce uses its 2015 Industry Peer Group (as defined below) and the 2015 Separately Designated Peer Group (as defined below) for its market comparisons and benchmarking.
The compensation components may vary by NEO but generally includes base salary, annual incentive compensation, equity LTI, and modified equity LTI or cash bonus. The following is a summary of the performance measurements and resulting pay for the NEOs:

•	Base salaries for Messrs. Dunkel, Liberatore, Kelly and Neal and Ms. Mitchell were set at $800,000, $600,000, $375,000, $350,000 and $350,000, respectively.

•
Annual incentive compensation was based on three performance goals: (i) 2015 revenue results, targeted at specified year-over-year growth rates; (ii) 2015 annual earnings per share ("EPS") results, targeted at specified year-over-year growth rates; and (iii) individual performance in the context of the achievement of management business objectives ("MBOs") related to operational and business unit achievements.

•	Kforce achieved revenue of $1,319.2 million in 2015, an increase of 8.4% over 2014 revenue from continuing operations, relative to a target for 2015 of $1,340.0 million.

•	Kforce achieved diluted EPS of $1.52 in 2015, an increase of 63.4% over 2014 diluted EPS from continuing operations, relative to a target for 2015 of $1.25.

•	Individual accomplishments, business unit performance and overall Firm performance were evaluated and individual MBO incentives were determined for each NEO.

•The annual incentives earned in 2015 for each NEO is shown in the table below:

Name	2015 Total Annual Incentive	Annual Incentive as a Percentage of Salary	Target Annual Incentive as a Percentage of Salary
David Dunkel	$940,000	117.5%	100.0%
Joseph Liberatore	$634,500	105.8%	90.0%
David Kelly	$330,469	88.1%	75.0%
Jeffrey Neal	$496,344	141.8%	125.0%
Kye Mitchell	$257,344	73.5%	125.0%

•
Equity LTI awards were based on Kforce's total shareholder return ("TSR") performance as of December 31, 2015 relative to the 2015 Industry Peer Group, with a three-year measurement period from January 1, 2013 through December 31, 2015. The equity LTI award dollar amounts were based on a total overall dollar amount of the LTI pool for all eligible employees of up to $13 million and then allocated based the individuals' percentages of that pool. Kforce's TSR performance of 84% ranked 3rd and achieved a 75th percentile ranking within the 2015 Industry Peer Group. This TSR performance resulted in a pool of $11,000,000 being established for the 2015 performance period. The awards related to the 2015 performance period and were granted in the form of restricted shares in January 2016; the grant date fair value of this award granted on January 4, 2016 is shown in the table below (as discussed in further detail below, these grants are not reflected as 2015 compensation for purposes of the Summary Compensation Table):

Name	2015 TSR-Based Equity LTI Award Value
David Dunkel	$1,834,997
Joseph Liberatore	$1,463,340
David Kelly	$767,511
Jeffrey Neal	$767,511
Kye Mitchell	$767,511

•
The modified equity LTI awards or cash LTI bonus for Messrs. Dunkel and Liberatore were based on Kforce's TSR performance as of December 31, 2015 relative to the 2015 Separately Designated Peer Group, with a three-year measurement period from January 1, 2013 through December 31, 2015. Kforce's TSR performance of 84% ranked 4th and achieved an 81st percentile ranking within the 2015 Separately Designated Peer Group. This TSR performance resulted in the award of a cash LTI bonus for Messrs. Dunkel and Liberatore of $917,500 and $365,833, respectively.

Shareholder Outreach
Management annually engages in a shareholder outreach program to discuss important governance and executive compensation decisions, which we believe helps to strengthen our governance practices and compensation framework and enhances our understanding of our shareholders’ concerns and areas of focus. We remain committed and will continue to make it a priority to ensure that we continue to engage with our shareholders in the future. During 2015, we reached out to our top 25 institutional shareholders, representing over 58% of our shares outstanding.
Future NEO Compensation Framework
The Committee continually monitors and reviews the effectiveness of the NEO compensation framework relative to its stated compensation philosophies and the Firm's initiatives and makes any necessary adjustments. During 2015, the Committee engaged Pearl Meyer to assist in establishing the NEO compensation framework for 2016 to 2018, noting the following changes:

•	No changes were made to the CEO compensation structure or compensation levels.

•	Increase base salaries for Messrs. Kelly and Neal and Ms. Mitchell to $480,000, $425,000, and $480,000, respectively.

•	Revise the target base salary multiplier used to calculate all components of the annual incentive awards to be set at 90% for Mr. Kelly, 80% for Mr. Neal and 90% for Ms. Mitchell.

•	Align the target percentages of the components of the annual incentive compensation for Mr. Neal and Ms. Mitchell to the other NEOs.

•	Slight adjustments to the annual equity LTI pool allocation percentage for Messrs. Kelly and Neal and Ms. Mitchell.
These adjustments were made following an analysis of market median compensation for each NEO. The framework underlying the NEO compensation plan remains consistent with the previously approved 2013 to 2015 framework.

Compensation Committee Roles and Responsibilities
The Committee is responsible for setting Kforce’s compensation principles to guide the design of its executive compensation framework. The Committee is also responsible for determining the annual compensation of the CEO and the other executive officers, including the other NEOs. The practice of the Committee has been to develop a three-year NEO compensation framework, which was done during 2012 for the 2013 through 2015 period and during 2015 for the 2016 through 2018 period.
The Committee has engaged Pearl Meyer, a national independent consulting firm, to serve as the Committee’s executive compensation advisor. In determining the NEO compensation framework, Pearl Meyer assisted in benchmarking Kforce’s NEO compensation framework against Kforce’s industry peer group.
On an annual basis, compensation paid under the NEO compensation framework is reviewed for:

(i)	compliance with the framework and alignment with performance;

(ii)	effectiveness of the compensation framework; and

(iii)	competitiveness of our executive compensation (including base salary and annual and long-term incentives) as compared to the market.
Pearl Meyer provides no services to the Firm other than executive compensation consulting services as requested by the Committee. The Committee assessed Pearl Meyer's independence based on various factors and has determined that Pearl Meyer's engagement and the services provided by Pearl Meyer to the Committee did not raise any conflict of interest.
The Committee makes every effort to maintain its independence and objectivity. The Committee meets in executive session on a quarterly basis for discussions or decisions regarding executive compensation. While the Committee receives input from the CEO, President and the CFO and discusses compensation with them, the ultimate determination regarding the annual compensation of the CEO and other executive officers, including the NEOs, is in the Committee’s sole and absolute discretion. The Committee is committed to:

(i)	staying informed of current issues and emerging trends;

(ii)	ensuring Kforce’s executive compensation program remains aligned with best practices and are in the best interest of the shareholders; and

(iii)	establishing and maintaining our pay-for-performance executive compensation program consistent with our shareholders’ interests while providing appropriate incentives to our executives.

Executive Compensation Philosophy
Kforce’s executive compensation philosophy is to attract, motivate and retain highly qualified executives who are able to maximize shareholder value. In seeking to carry out this philosophy and employ highly qualified executives, Kforce has embraced certain principles intended to guide compensation design and administrative decisions made by the Committee, the Board and management. Those principles include:

a)	Total annual NEO compensation should be targeted at the market median and reflective of median performance in the market;

b)	NEO compensation should reflect a higher percentage of performance-based compensation relative to fixed compensation to maximize the alignment of performance and shareholder value;

c)	NEO compensation should reflect a higher percentage of long-term incentive compensation to enhance the retention of our NEOs and align with the creation of longer term shareholder value;

d)	Pay opportunities and compensation program design should be competitive with the market;

e)	Share ownership should be promoted; and

f)	Tax deductibility of executive compensation should be considered.
Alignment of Compensation with Performance and with Shareholder Interests
The Committee believes executive compensation should be aligned with Kforce’s performance and total shareholder returns. The Committee emphasizes the use of variable performance-based compensation over fixed compensation, such as base salaries, to effectively motivate our NEOs to drive operational performance without encouraging unreasonable risk. The Committee also recognizes, and considers in determining compensation levels, that disparities may arise between Kforce’s performance and shareholder returns at certain times due to, among other factors, market and economic conditions. As a result, the NEO compensation framework uses different performance measurements in its annual incentive and LTI programs. In the 2013 to 2015 NEO compensation framework, our annual incentive program used a combination of revenue and EPS metrics, which are determined based on targets of certain year-over-year growth rates, in addition to evaluating individual performance in the context of the achievement of MBOs. The equity LTI program uses a relative TSR metric as compared to the industry peer group as a basis for determining awards. The modified equity LTI or cash LTI bonus program uses a relative TSR metric as compared to a separately designated peer group.
The charts below show fixed compensation (equal to base salary), performance-based annual incentive compensation, and TSR-based LTI as a percentage of total direct compensation ("TDC") for the CEO and for the other NEOs in the aggregate for 2015. We define TDC as the amount of total compensation in the Earned Compensation Table presented below on page 37.

Compensation and Plan Design should be Competitive with the Market
The Committee believes Kforce’s compensation programs should provide superior cash and equity incentives for superior performance. The Committee believes this results in significant relative shareholder value, while also providing the ability to attract, motivate and retain executive officers. Attracting and retaining key management talent is critical to the success of a staffing firm in which people represent the true "assets" of such a company. Understanding competitive market pay levels is essential to hiring and retaining qualified executives able to drive our long-term profitable growth. The Committee further believes it is important to be knowledgeable concerning best practices and how comparable organizations compensate their executives. The Committee has retained Pearl Meyer to assist in executive compensation arrangement matters.

The Committee also takes into account that Kforce competes for executive talent in an industry populated by many single-service private firms owned by entrepreneurial individuals and firms financed by private-equity firms, which represent our most effective competition in many markets. Large financial rewards are frequently generated for owners of these private companies, and knowledge gained from Kforce’s past acquisitions has led to a desire to take into account such philosophies in order for our executive compensation program to remain competitive with the programs of these private companies.
The Committee reviews compensation data from several independent sources to determine whether Kforce’s executive compensation program continues to be competitive. Kforce’s competitive market for executive talent is primarily staffing organizations; however, the Committee also reviews pay data for other comparably sized professional service and consulting organizations, which we believe are reasonably similar business models. For the 2015 compensation program, the total pay level for our NEOs was targeted at the median of comparable companies for market median performance, while payouts for superior performance would be expected to exceed this level. The Committee believes targeting our executive compensation at the median for market-median performance and the opportunity for larger awards for superior performance promotes retention of our NEOs and provides a significant incentive to our NEOs to exceed targeted performance.
Share Ownership should be Promoted
The Committee believes Kforce’s executives should have a personal financial stake directly aligned with the interests of our shareholders. As a result, long-term equity incentives, including stock options, stock appreciation rights and full-value awards such as restricted stock, have been included in Kforce’s executive compensation program. In addition, all employees, including the NEOs, are eligible to purchase stock through the Kforce Inc. 2009 Employee Stock Purchase Plan.
To align the interests between executives and shareholders, our Board has adopted formal ownership guidelines, as discussed in the Minimum Executive Stock Ownership section above on page 11.
Kforce Considers the Tax Deductibility of Executive Compensation
Kforce considers possible tax consequences in the design of its executive compensation programs. However, tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations, the interpretations of such laws and regulations, and the nature and timing of various decisions by executives regarding stock options and other rights) beyond Kforce’s control. In addition, Kforce believes it is important to retain maximum flexibility in designing compensation programs to meet its stated objectives. While Kforce considers tax deductibility as one of the factors in designing compensation programs, for all of the above reasons, Kforce does not limit compensation to those levels or types of compensation that will be deductible. Kforce will consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.
We have structured the Amended and Restated Performance Incentive Plan, as discussed in Proposal 4, such that certain other forms of compensation may be deductible to the extent they are performance-based. In addition, we have structured the 2016 Stock Incentive Plan, as discussed in Proposal 5, such that gains from the exercise of stock options and stock appreciation rights will be fully deductible to Kforce for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Kforce reserves the right to grant compensation that would not ordinarily be deductible, including salary, discretionary incentives, time-based (rather than performance-based) restricted stock and executive perquisites to the extent deemed to be in the shareholders’ interests even if such compensation may result in less than full tax deductibility to Kforce.

Financial and Operational Summary
The Committee believes Kforce has an outstanding management team, which has produced strong financial results and shareholder returns in comparison to its industry peer group in the past three years. 2015 was another strong year as evidenced by the following performance highlights:

•
Kforce's TSR performance as of December 31, 2015, based on a measurement period from January 1, 2013 through December 31, 2015, was 84%, which ranked 3rd and achieved a 75th percentile ranking within the 2015 Industry Peer Group. The 84% TSR performance ranked 4th and achieved an 81st percentile ranking within the 2015 Separately Designated Peer Group.

•	Net service revenue increased 8.4% to $1.32 billion in 2015 from $1.22 billion in 2014.

•
Income from continuing operations of $42.8 million in 2015 increased 45.7% compared with income from continuing operations of $29.4 million in 2014. Diluted earnings per share from continuing operations for the year ended December 31, 2015 increased to $1.52, or 63.4% from $0.93 per share in 2014.

•
During 2015, we believe management effectively managed and used cash flows to return significant value to our shareholders. Kforce returned $49.2 million of capital to shareholders in the form of $36.7 million in share repurchases on the open market and $12.5 million of dividends. Management increased its quarterly dividend by 9% to $0.12 per share during the fourth quarter of 2015.

Industry Peer Group and Benchmarking
The industry peer group is one of the building blocks of the executive compensation program because it provides the Committee with benchmarking data and insight into external compensation practices. In determining the industry peer group, we focus on selecting publicly traded staffing companies that are active in recruiting and placing similar skill sets at similar types of clients. The specialty staffing industry is made up of thousands of companies, most of which are small local firms providing limited service offerings to a relatively small local client base. We believe Kforce is one of the 10 largest publicly-traded specialty staffing firms in the United States.
The industry peer group comparison provides information about pay levels, pay practices and performance. In addition to the specific staffing industry in which companies operate, other primary criteria for peer group selection includes peer company customers, revenue footprint (i.e., revenue derived from different industries as a percentage of total revenue), geographical presence, talent, capital, size (i.e., total revenue, market capitalization and domestic presence), complexity of operating model and companies with which we compete for executive level talent.
The Committee also considers a separately designated peer group to provide additional benchmarking data and further insight into external compensation practices. The separately designated peer group is based on a broader set of peers, which are reasonably similar but may not be in the same industry, but more closely represents Kforce's size. This peer group is utilized in determining compensation for the modified equity LTI awards or cash LTI bonus component for Messrs. Dunkel and Liberatore, which is discussed in more depth below.
2015 Industry Peer Group:

CDI Corporation	Manpower Inc.	Robert Half International Inc.
Computer Task Group Inc.	On Assignment, Inc.	TrueBlue Inc.
Kelly Services, Inc.	Resources Connection, Inc.
The 2015 Industry Peer Group had the following financial statistics for 2015 (in thousands, except percentages):

	Revenue	Market Capitalization
25th Percentile	$887,839	$488,365
Median	$2,380,344	$848,119
75th Percentile	$5,200,750	$3,326,705

Kforce Inc.	$1,319,238	$718,660
Percentile Rank	37th	50th

The separately designated peer group representing the broader market for 2015, which was approved by the Committee in January 2015 after consultation with Pearl Meyer with the objective of applying the standards used by institutional shareholder advisory firms for identifying peer groups, includes the following companies:
2015 Separately Designated Peer Group:

Acxiom Corporation	Heidrick & Struggles International Inc.	Korn Ferry International
CBIZ, Inc.	Hudson Global, Inc.	Mantech International Corporation
CDI Corporation	Huron Consulting Group Inc.	Navigant Consulting Inc.
Ciber Inc.	ICF International Inc.	On Assignment, Inc.
Corporate Executive Board Co.	Insperity, Inc.	TrueBlue Inc.
FTI Consulting, Inc.

Kforce Stock Price Performance Graph
The following graph is a comparison of the cumulative total returns for Kforce common stock as compared with the cumulative total return for the 2015 Industry Peer Group and the NASDAQ Stock Market (U.S.) Index ("NASDAQ"). Kforce’s cumulative return was computed by dividing the difference between the price of Kforce common stock at the end of each year and the beginning of the measurement period (December 31, 2010 to December 31, 2015) by the price of Kforce common stock at the beginning of the measurement period. Cumulative total returns for Kforce, the 2015 Industry Peer Group and the NASDAQ include dividends in the calculation of total return and are based on an assumed $100 investment on December 31, 2010, with all returns weighted based on market capitalization at the end of each discrete measurement period. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of Kforce common stock. For purposes of the TSR graph below, Kforce has been excluded from the 2015 Industry Peer Group. During the past five years, Kforce’s TSR performance was 76.1%, ranking it 2nd versus our 2015 Industry Peer Group.

250
225
200
175
150
125
100
75
Dollars
2010
2011
2012
2013
2014
2015
End of Year
Kforce Inc.
NASDAQ Stock Market (Composite)
2015 Industry Peer Group

	2010	2011	2012	2013	2014	2015
Kforce Inc.	100.0	76.2	95.7	137.3	165.0	176.1
NASDAQ Stock Market (Composite)	100.0	98.2	113.8	157.4	178.5	188.8
2015 Industry Peer Group (1)	100.0	76.5	92.2	147.4	151.0	154.8
(1) Our 2014 Industry Peer Group included Ciber, Inc. which was removed due to lack of comparability in market capitalization and size of the company, and was replaced with Kelly Services, Inc. We have excluded the 2014 Industry Peer Group from the graph above as the 2014 and 2015 Industry Peer Groups' cumulative total returns were very similar.

2015 NEO Compensation Components and Results
The section below discusses the compensation components and results as it relates to the 2015 NEOs, and reflects the 2013 to 2015 NEO compensation framework design, inclusive of all updates to this framework.
Base Salaries
Base salaries for the NEOs for 2015 are targeted at the market median.
The following table provides the salary growth rate for Messrs. Dunkel, Liberatore, Kelly and Neal and Ms. Mitchell from 2014 to 2015.

Name	2014 Base Salary	2015 Base Salary	Growth in Base Salary
David Dunkel	$800,000	$800,000	—%
Joseph Liberatore	$600,000	$600,000	—%
David Kelly	$375,000	$375,000	—%
Jeffrey Neal	$350,000	$350,000	—%
Kye Mitchell	$350,000	$350,000	—%
Annual Incentive Compensation
Annual incentive compensation for 2015 was targeted at the median of Kforce's 2015 Industry Peer Group, and consideration of overall alignment with Kforce's 2015 Separately Designated Peer Group, at the time the compensation plan was approved. The annual incentive awards could result in being at, above or below target levels based on actual performance, with no payments made if performance does not meet a minimum threshold level. We believe the annual incentive effectively motivates our NEOs to drive operational performance without encouraging unreasonable risk. The Committee believes the achievement of performance goals related to certain business criteria determined at the beginning of the performance period will result in profitable growth and, ultimately, to increases in long-term shareholder value.
The annual incentive compensation for our NEOs is calculated using two components:

1.
a performance-based incentive which is structured pursuant to the Kforce Inc. Amended and Restated Performance Incentive Plan previously approved by Kforce shareholders and is primarily based on achieving certain annual financial performance metrics (the "Incentive Bonus"); and

2.	an objectives-based bonus based on individual accomplishments and business unit performance (the "MBO Bonus").
More specifically, the Incentive Bonus for 2015 was composed of amounts tied to annual revenue and EPS, which were targeted at certain year-over-year growth rates, and the MBO Bonus was composed of amounts tied to individual performance. The Committee believes the annual incentive compensation plan drives internal performance factors that we believe link directly to the achievement of shareholder returns.
The percentage of the 2015 annual incentive awards were based on the following target percentages:

	Target Percentage of Annual Incentive Bonus Based On:
Name	Total Annual Revenue	Total Annual Earnings Per Share	Individual Performance and Achievement of Individual MBOs
David Dunkel	40%	40%	20%
Joseph Liberatore	40%	40%	20%
David Kelly	40%	40%	20%
Jeffrey Neal	25%	25%	50%
Kye Mitchell	25%	25%	50%

The target base salary multiplier used to calculate the 2015 annual incentive awards, which were selected in order to align target pay to market median compensation for market-median performance, for the NEOs as a percentage of their respective 2015 base salaries were:

	Target Multiplier as a Percentage of Base Salary for Each Component:
Name	Total Annual Revenue	Total Annual Earnings Per Share	Individual Performance and Achievement of Individual MBOs
David Dunkel	100%	100%	100%
Joseph Liberatore	90%	90%	90%
David Kelly	75%	75%	75%
Jeffrey Neal (1)	100%	100%	200%
Kye Mitchell (1)	100%	100%	200%

(1)	The target multiplier as a percentage of base salary for Mr. Neal and Ms. Mitchell for their respective MBO Bonus is based on 100% of base salary (or 50% of 200% as shown above).
Each component of the Annual Incentive Bonus is calculated as follows: [(Base Salary) x (Percentage of Annual Incentive Bonus Allocated to the Component) x (Target Multiplier for the Component) x (Payout Percentage of Target for the Component)].
For the 2015 annual incentive compensation, the potential payout incentives for Messrs. Dunkel, Liberatore and Kelly are different from that of Mr. Neal and Ms. Mitchell, as detailed below. The following table provides the potential incentive payouts, relative to the achievement of both revenue and EPS for Messrs. Dunkel, Liberatore and Kelly (collectively, "NEO Group A") and Mr. Neal and Ms. Mitchell (collectively, "NEO Group B"). The target incentives were based on the 100% and the 50% payout levels of each revenue and EPS for NEO Group A and NEO Group B. The incentive payout percentages were as follows:

Total Annual Revenue (in millions)	Payout % of Target for NEO Group A	Payout % of Target for NEO Group B	EPS	Payout % of Target for NEO Group A	Payout % of Target for NEO Group B
$1,303	25%	25%	$1.20	25%	25%
$1,312	44%	31%	$1.21	40%	30%
$1,321	63%	38%	$1.22	55%	35%
$1,331	81%	44%	$1.23	70%	40%
$1,340	100%	50%	$1.24	85%	45%
$1,346	110%	55%	$1.25	100%	50%
$1,352	120%	60%	$1.26	114%	57%
$1,358	130%	65%	$1.28	129%	64%
$1,364	140%	70%	$1.29	143%	71%
$1,370	150%	75%	$1.31	157%	79%
$1,376	160%	80%	$1.32	171%	86%
$1,382	170%	85%	$1.33	186%	93%
$1,388	180%	90%	$1.35	200%	100%
$1,394	190%	95%
$1,400	200%	100%
For 2015, Kforce had revenue of $1,319.2 million and diluted EPS of $1.52. Therefore, the payout percentages for total annual revenue for NEO Group A and Group B were 44% and 31%, respectively, whereas the payout percentages for EPS for NEO Group A or Group B were 200% and 100%.
For purposes of the MBO Bonus, the Committee considered each individual’s accomplishments, business unit performance and the overall performance of the Firm. For Messrs. Dunkel, Liberatore and Kelly, the MBO Bonus is primarily measured by individual accomplishments which are based on specific objectives. For Mr. Neal and Ms. Mitchell, the MBO Bonus is primarily measured by business unit performance. Our business unit performance goals are based on two metrics: business unit revenue and the maintenance of specific operating margins. As with the other annual incentive goals, the Committee strives to set the business unit performance goals for MBO Bonuses at levels intended to effectively motivate superior operational performance without encouraging unreasonable risk. We believe our performance goals in recent years have been, and will continue to be, challenging.

The following table provides a summary of the annual incentive compensation targets for fiscal year 2015:

	2015 Revenue Incentive Target		2015 EPS Incentive Target		2015 MBO Incentive Target		Total Target Annual Incentive
Name	$	% of Salary	$	% of Salary	$	% of Salary	$	% of Salary
David Dunkel	$320,000	40%	$320,000	40%	$160,000	20%	$800,000	100%
Joseph Liberatore	$216,000	36%	$216,000	36%	$108,000	18%	$540,000	90%
David Kelly	$112,500	30%	$112,500	30%	$56,250	15%	$281,250	75%
Jeffrey Neal	$43,750	12.5%	$43,750	12.5%	$350,000	100%	$437,500	125%
Kye Mitchell	$43,750	12.5%	$43,750	12.5%	$350,000	100%	$437,500	125%
The following table provides a summary of the annual incentive compensation earned for fiscal year 2015:

Name	2015 Revenue Incentive	2015 EPS Incentive	2015 MBO Incentive	2015 Total Annual Incentive	Annual Incentive as a Percentage of Salary
David Dunkel	$140,000	$640,000	$160,000	$940,000	117.5%
Joseph Liberatore	$94,500	$432,000	$108,000	$634,500	105.8%
David Kelly	$49,219	$225,000	$56,250	$330,469	88.1%
Jeffrey Neal	$27,344	$87,500	$381,500	$496,344	141.8%
Kye Mitchell	$27,344	$87,500	$142,500	$257,344	73.5%

Equity LTI
Equity LTI awards are granted to our NEOs based on TSR performance to help ensure Kforce’s long-term success and to align executive and shareholder interests. The TSR performance goals, as determined by the Committee at the beginning of the performance period, are measured relative to our industry peer group. The equity LTI awards resulting from the TSR performance are granted on the first business day of the fiscal year following the conclusion of the performance period. As a result of a misalignment of the Summary Compensation Table ("SCT") presentation of NEO compensation and earned NEO compensation in any given year, the following awards are presented below: (1) the January 2015 LTI award which related to the 2014 performance period and was previously discussed in the 2015 Proxy; and (2) the January 2016 LTI award which related to the 2015 performance period.
January 2015 Grants Based on 2014 Performance Period
For the 2014 performance period, the equity LTI award dollar amounts were calculated from a scaled LTI pool (a dollar amount not to exceed the lesser of 2% of market capitalization or $9 million in the aggregate). The resulting LTI pool was based upon Kforce's TSR performance percentile ranking within the 2014 Industry Peer Group as of December 31, 2014. The measurement period for the TSR performance was from January 1, 2012 through December 31, 2014. Based upon the TSR percentile ranking of Kforce within the 2014 Industry Peer Group, the value of the LTI pool (absent falling below the 2% market capitalization limit) was as follows:

TSR Percentile Ranking	Total Value of LTI Pool
0-10%	$—
11-20%	$4,000,000
21-30%	$4,000,000
31-40%	$4,000,000
41-50%	$4,000,000
51-60%	$5,000,000
61-70%	$6,000,000
71-80%	$7,000,000
81-90%	$8,000,000
91-100%	$9,000,000

While the ultimate award is subject to the Committee’s discretion, the percentage of the pool, as determined based on the table above, which would be allocable to each of the NEOs, was based on the following:

Name	% of LTI Pool
David Dunkel	15.0%
Joseph Liberatore	12.0%
David Kelly	7.0%
Jeffrey Neal	7.0%
Kye Mitchell	7.0%
These percentages were selected in order to align target pay to market median compensation. The remainder of the LTI pool is allocated to other Kforce employees, depending on their level of management at the Firm.
Kforce's TSR performance as of December 31, 2014, based on the measurement period from January 1, 2012 to December 31, 2014, was 116.4%, which ranked 3rd and achieved a 75th percentile ranking within our 2014 Industry Peer Group. The Committee authorized the total LTI pool of $7,000,000 and the grants of restricted stock based on this performance.
Additionally, in December 2014 the Committee reviewed the Firm's TSR performance and the potential awards for all individuals, including the NEOs under the above established LTI pool for the 2014 performance period. In order to achieve the objective of targeting the median of competitive practices within the broader market for similarly sized companies, including Kforce's 2014 Industry Peer Group and 2014 Separately Designated Peer Group, the Committee approved an adjustment to the LTI pool for the 2015 performance period to a threshold of $8 million, and up to a maximum of $13 million. Due to the planned increase, the Committee approved an additional LTI award for the 2014 performance year such that the total of awards for 2014 aligned with the planned increased pool size and individuals' percentage allocations for the 2015 performance period. The Committee granted this additional LTI award in the form of restricted stock to all NEOs.
The restricted stock granted by the Committee vest over a period of five years with 20% of the award vesting annually, which the Committee believes further aligns compensation with our long-term performance and our shareholders' interests, and acts as a retention vehicle for these executives.
Grants made for the 2014 performance period were made on the first business day of 2015 and will therefore be reflected as compensation in the "Stock Awards" column of the 2015 SCT in conformance with SEC rules even though the grants are based on a performance period ending in 2014.
The equity LTI awards relating to the performance period ending in 2014 and reflected in the 2015 SCT were granted on January 2, 2015, at a price of $24.12 (which represented the closing price on that date), were as follows:

		TSR-Based LTI Equity Award		Additional Equity Award		Total Equity Award
Name	Type of Award	# of Shares	Grant Date Fair Value	# of Shares	Grant Date Fair Value	# of Shares	Grant Date Fair Value
David Dunkel	Restricted Stock	43,532	$1,049,992	32,546	$785,009	76,078	$1,835,001
Joseph Liberatore	Restricted Stock	34,826	$840,003	26,119	$629,990	60,945	$1,469,993
David Kelly	Restricted Stock	20,315	$489,998	11,505	$277,500	31,820	$767,498
Jeffrey Neal	Restricted Stock	20,315	$489,998	11,505	$277,500	31,820	$767,498
Kye Mitchell	Restricted Stock	20,315	$489,998	11,505	$277,500	31,820	$767,498

January 2016 Grants Based on 2015 Performance Period
For the 2015 performance period, the equity LTI award dollar amounts were calculated from the revised scaled LTI pool referred to previously (a dollar amount not to exceed the lesser of 2% market capitalization or $13 million in the aggregate). The resulting LTI pool was based upon Kforce's TSR performance percentile ranking within the 2015 Industry Peer Group as of December 31, 2015. The measurement period for the TSR was from January 1, 2013 through December 31, 2015. Based upon the TSR percentile ranking of Kforce within the 2015 Industry Peer Group, the value of the LTI pool was as follows:

TSR Percentile Ranking	Total Value of LTI Pool
0-10%	$—
11-20%	$8,000,000
21-30%	$8,000,000
31-40%	$8,000,000
41-50%	$8,000,000
51-60%	$9,000,000
61-70%	$10,000,000
71-80%	$11,000,000
81-90%	$12,000,000
91-100%	$13,000,000
While the ultimate award is subject to the Committee’s discretion, the percentage of the pool, as determined based on the table above, which was allocated to each of the NEOs, was as follows:

	% of LTI Pool
Name	91-100%	81-90%	71-80%	61-70%	51-60%	11-50%	0-10%
David Dunkel	16.7%	16.7%	16.7%	16.7%	16.7%	15.0%	—%
Joseph Liberatore	13.3%	13.3%	13.3%	13.3%	13.3%	12.0%	—%
David Kelly	7.5%	7.3%	7.0%	6.6%	6.2%	5.6%	—%
Jeffrey Neal	7.5%	7.3%	7.0%	6.6%	6.2%	5.6%	—%
Kye Mitchell	7.5%	7.3%	7.0%	6.6%	6.2%	5.6%	—%
These percentages were selected in order to align target pay to market median compensation. The remainder of the LTI pool is allocated to other Kforce employees, depending on their level of management at the Firm.
Kforce's TSR performance as of December 31, 2015, based on a measurement period from January 1, 2013 through December 31, 2015, was 84%, which ranked 3rd and achieved a 75th percentile ranking within the 2015 Industry Peer Group. The Committee authorized the total LTI pool of $11,000,000 and the grant of restricted stock based on this performance. Grants made for the performance period ending in 2015 were made on the first business day of 2016 and will therefore be shown as 2016 compensation in the "Stock Awards" column of the SCT in conformance with SEC Rules, even though the grants are based on a performance period ending in 2015.
The restricted stock granted by the Committee vest over a period of five years with 20% of the award vesting annually, which the Committee believes further aligns compensation with our long-term performance and our shareholders' interests, and acts as a retention vehicle for these executives.
The equity LTI awards relating to the performance period ending in 2015 were made on January 4, 2016, at a price of $23.91 (which represented the closing price on that date), were as follows:

Name	Type of Award	# of Shares	Grant Date Fair Value
David Dunkel	Restricted Stock	76,746	$1,834,997
Joseph Liberatore	Restricted Stock	61,202	$1,463,340
David Kelly	Restricted Stock	32,100	$767,511
Jeffrey Neal	Restricted Stock	32,100	$767,511
Kye Mitchell	Restricted Stock	32,100	$767,511

Modified Equity LTI or Cash Bonus
The CEO and President participated in a modified equity LTI or cash bonus incentive plan, which provided for a potential adjustment to their respective equity LTI award, either by a reduction or elimination, or by an increase to the total LTI award with a cash bonus component, based on a performance multiplier determined by Kforce's TSR performance percentile ranking within the 2015 Separately Designated Peer Group. This portion of the LTI plan was incorporated in order to align pay to the performance of a separately designated peer group, which is based on a broader set of peers that are more comparable to Kforce in terms of size but may be different in terms of their service offerings. Additionally, the potential increase to the LTI award was intentionally paid in cash in order to preserve equity for grants to other key employees and in recognition that these two individuals already have substantial equity holdings to align their interests with shareholders. The measurement period for the TSR performance was from January 1, 2013 through December 31, 2015. Award amounts resulting from a performance multiplier of 100% or less impact the equity LTI award amount discussed above, while any award amounts resulting from a performance multiplier of greater than 100% are paid in cash. Based on the TSR percentile ranking of Kforce within the 2015 Separately Designated Peer Group, the performance multipliers were structured as follows:

CEO		President
TSR Percentile Ranking	Performance Multiplier	TSR Percentile Ranking	Performance Multiplier
0-25%	—%	0-25%	—%
26-50%	50%	26-50%	75%
51-75%	100%	51-75%	100%
76-100%	150%	76-100%	125%
Kforce's TSR performance as of December 31, 2015, based on a measurement period from January 1, 2013 to December 31, 2015, of 84% ranked 4th and achieved an 81st percentile ranking within the 2015 Separately Designated Peer Group. As a result, Messrs. Dunkel and Liberatore received 100% of the equity LTI as described above and a cash bonus payout of 50% and 25%, respectively, of their equity LTI value, or $917,500 and $365,833, respectively.
2015 Earned Compensation for Corresponding Year of Performance Table
We believe the presentation in the SCT does not accurately match the actual compensation earned by the NEOs in any given year based on that year's performance. We believe the misalignment between the disclosures in the SCT and the actual earned compensation results from the following:

•
The LTI awards that are granted on the first business day of each fiscal year reflect a TSR performance for the immediate prior performance period. As a result, the value is reflected as compensation in the SCT in the year of grant rather than in the year to which performance relates. Kforce believes that this granting schedule allows for time to calculate the most accurate TSR performance results, as well as provides the Committee with the appropriate time to consider whether the use of discretion may be in order.

•
We have excluded any values from the pension and other compensation columns of the SCT because they are not performance-based and change based on factors unrelated to performance such as changes in long-term interest rates (a key factor in calculating retirement benefit outcomes).

As a result of the above, we have created the following Earned Compensation for Corresponding Year of Performance Table ("ECT") that we believe corrects for these misalignments and therefore provides a more appropriate measure for our shareholders. We have also identified which incentives are included in each column of the table. Additionally, we have included a column for TDC to show the NEOs' direct compensation for a given year.
We believe the ECT provides a better illustration of the pay-for-performance measures built into our executive compensation programs. As such, we believe the following ECT should be used by our shareholders in their evaluation and voting on Kforce’s executive compensation proposal (Proposal #3) within this Proxy Statement:

EARNED COMPENSATION TABLE FOR CORRESPONDING YEAR OF PERFORMANCE
For Fiscal Years Ended December 31, 2015, 2014 and 2013

	Earned Compensation for Corresponding Year of Performance					Financial and Shareholder Performance
Name and Principal Position	Year	Salary	Annual Incentive and Bonus (1)	Long-term Incentive (2)	Total Direct Compensation (3)	(Adjusted) Revenue (4)	(Adjusted) EPS (4)	3 Year TSR (5)	TSR Rank in Industry Peer Group
David Dunkel,	2015	$800,000	$940,000	$2,752,497	$4,492,497	$1,319,238	$1.52	84.0%	3rd
Chief Executive Officer	2014	$800,000	$3,258,000	$2,360,001	$6,418,001	$1,319,937	$1.24	116.4%	3rd
	2013	$800,000	$1,199,800	$—	$1,999,800	$1,151,887	$0.84	37.3%	6th
Joseph Liberatore,	2015	$600,000	$634,500	$1,829,173	$3,063,673	$1,319,238	$1.52	84.0%	3rd
President	2014	$600,000	$2,152,400	$2,079,993	$4,832,393	$1,319,937	$1.24	116.4%	3rd
	2013	$600,000	$684,240	$480,003	$1,764,243	$1,151,887	$0.84	37.3%	6th
David Kelly,	2015	$375,000	$330,469	$767,511	$1,472,980	$1,319,238	$1.52	84.0%	3rd
Chief Financial Officer	2014	$375,000	$1,247,750	$1,451,498	$3,074,248	$1,319,937	$1.24	116.4%	3rd
	2013	$300,000	$335,100	$280,010	$915,110	$1,151,887	$0.84	37.3%	6th
Jeffrey Neal,	2015	$350,000	$496,344	$767,511	$1,613,855	$1,319,238	$1.52	84.0%	3rd
Chief Operations Officer, West	2014	$350,000	$783,125	$1,451,498	$2,584,623	$1,319,937	$1.24	116.4%	3rd
	2013	$300,000	$300,000	$280,010	$880,010	$1,151,887	$0.84	37.3%	6th
Kye Mitchell,	2015	$350,000	$257,344	$767,511	$1,374,855	$1,319,238	$1.52	84.0%	3rd
Chief Operations Officer, East	2014	$350,000	$370,625	$1,451,498	$2,172,123	$1,319,937	$1.24	116.4%	3rd
	2013	$300,000	$626,821	$280,010	$1,206,831	$1,151,887	$0.84	37.3%	6th

(1)
For 2015, this value reflects the amounts earned by Messrs. Dunkel, Liberatore, Kelly and Neal and Ms. Mitchell related to the annual incentive compensation. For 2014, this value reflects the amounts earned by Messrs. Dunkel, Liberatore, Kelly and Neal and Ms. Mitchell related to both: (i) annual incentive compensation of $1,548,000, $1,042,400, $563,750, $783,125 and $370,625, respectively, and (ii) a transaction-related bonus for the sale of our HIM segment as approved by the Committee in August 2014 of $1,710,000, $1,110,000, $684,000, $0 and $0, respectively. For 2013, this value reflects the amounts earned by Messrs. Dunkel, Liberatore, Kelly and Neal and Ms. Mitchell related to both: (i) annual incentive compensation of $124,800, $84,240, $35,100, $23,250 and $526,821, respectively, and (ii) a discretionary bonus approved by the Committee in December 2013 of $1,075,000, $600,000, $300,000, $276,750 and $100,000, respectively.

(2)
Reflects a realignment of equity LTI awards to the corresponding year of performance. Grants of LTI awards made on the first business day of a particular year are reflected in the immediately preceding year, which corresponds to the performance period for those awards. For example, the restricted stock grant made on January 4, 2016 is reflected in 2015, as it relates to the 2015 performance period. For 2015, this value reflects the amounts earned by Messrs. Dunkel, Liberatore, Kelly and Neal and Ms. Mitchell related to (i) the TSR-based equity LTI for 2015 of $1,834,997, $1,463,340, $767,511, $767,511 and $767,511, respectively, and (ii) the TSR-based LTI cash bonus for 2015 of $917,500, $365,833, $0, $0 and $0, respectively. For 2014, this value reflects the amounts earned by Messrs. Dunkel, Liberatore, Kelly and Neal and Ms. Mitchell related to: (i) the TSR-based equity LTI for 2014 of $1,049,992, $840,003, $489,998, $489,998 and $489,998, respectively, (ii) the additional LTI in order to align these awards with the planned increased LTI pool amount for 2015 of $785,009, $629,990, $277,500, $277,500 and $277,500, respectively, (iii) an additional LTI restricted share award as approved by the Committee in August 2014 for retention and due to the annual review of compensation targets of $0, $610,000, $684,000, $684,000 and $684,000, respectively, and (iv) the TSR-based LTI cash bonus for 2014 of $525,000, $0, $0, $0 and $0, respectively.

(3)	Total direct compensation is the sum of salary, annual incentive and bonus and long-term incentive and reflects compensation earned for the corresponding year of performance.

(4)
Revenue presented in thousands ($000s). Adjusted revenue for fiscal year 2014 includes actual and forecasted revenue for HIM given its disposition in August 2014. Revenue for fiscal year 2013 is as reported in the corresponding Annual Report on Form 10-K for the respective year, which includes HIM. Revenue from continuing operations (excluding HIM) for fiscal years 2014 and 2013 was $1,217,331 and $1,073,728, respectively. Adjusted EPS for fiscal year 2014 includes non-GAAP annualized adjusted earnings from HIM, but excludes the gain from the disposition of HIM. Adjusted EPS for fiscal year 2013 excludes a goodwill impairment charge and realignment-related charges. EPS from continuing operations (excluding HIM) for fiscal year 2014 was $0.93. Adjusted EPS from continuing operations (excluding HIM) for fiscal year 2013, which excludes a goodwill impairment charge and realignment-related charges was $0.67.

Other Factors Affecting Compensation
Equity Plan Features
The 2006 Stock Incentive Plan, the 2013 Stock Incentive Plan and the 2016 Stock Incentive Plan, as discussed in Proposal 5, do not permit repricing or cash buyouts of underwater options or stock appreciation rights without shareholder approval. The Committee believes that these plans are structured to avoid problematic pay practices and do not contain features that could be detrimental to shareholder interests.
Elimination of Excise Tax Gross-Up
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives that contain excise tax gross-up provisions going forward. Since the Committee’s resolution, all new or amended executive employment agreements have excluded excise tax gross-up provisions; as a result, the only remaining employment agreements which continue to include excise tax gross-up provisions are with Messrs. Dunkel and Liberatore.
Executive Benefit Plans
The following benefit plans discussed below are available to our NEOs. The Committee takes into account the benefits expected to be received under the plans described below when it calculates overall compensation for senior executives.
Kforce Nonqualified Deferred Compensation Plan
Kforce maintains a nonqualified deferred compensation plan in which eligible management and highly compensated key employees, as defined by IRS regulations, may elect to defer all or part of their compensation to later years. Amounts deferred are indexed to investment options selected by the eligible employees and increase or decrease in value based upon the performance of the selected investments. Eligible employees are permitted to change investment options and scheduled distributions annually. Kforce has insured the lives of certain participants in the deferred compensation plan to assist in the funding of the deferred compensation liability. Employer matching contributions to the nonqualified deferred compensation plan are discretionary and are funded annually as approved by the Board. Only Mr. Neal, among the NEOs, made a contribution to the deferred compensation plan during 2015 and received a matching contribution as shown in the Summary Compensation Table and Nonqualified Deferred Compensation table.
Kforce Inc. Supplemental Executive Retirement Plan
During 2006, Kforce adopted a Supplemental Executive Retirement Plan ("SERP") for all NEOs. Of the current NEOs, only Messrs. Dunkel and Liberatore participate in the SERP. The Committee previously determined to not allow any additional participants into the SERP. The primary goals of the SERP are to create an additional wealth accumulation opportunity, restore lost qualified pension benefits due to government limitations and retain our covered executive officers. The SERP will be funded entirely by Kforce, and benefits are taxable to the executive officer upon receipt and deductible by Kforce when paid. Benefits payable under the SERP upon the occurrence of a qualifying distribution event, as defined, are targeted at 45% of the covered executive officers’ average salary and bonus, as defined, from the three years in which the covered executive officer earned the highest salary and bonus during the last 10 years of employment, which is subject to adjustment for retirement prior to the normal retirement age and the participant’s vesting percentage. Benefits under the SERP are normally paid based on the lump sum present value but may be paid over the life of the covered executive officer or 10-year annuity, as elected by the covered executive officer upon commencement of participation in the SERP. Normal retirement age under the SERP is defined as age 65. Vesting under the plan is defined as 100% upon a participant’s attainment of age 55 and 10 years of service and 0% prior to a participant’s attainment of age 55 and 10 years of service. Full vesting also occurs if a participant with five years or more of service is involuntarily terminated by Kforce without cause or upon death, disability or a change in control. Certain conditions allow for early retirement as early as age 55. The benefits under the SERP are reduced for a participant who has not either reached age 62 and 10 years of service or age 55 and 25 years of service. The NEOs were not credited with any years of service prior to December 31, 2006, the effective date of the plan. On each anniversary of the effective date, each NEO is credited with a year of service.
The Committee believes the SERP provides significant retention benefits for the participants.

Kforce Supplemental Executive Retirement Health Plan
During 2007, Kforce adopted a Supplemental Executive Retirement Health Plan ("SERHP") for all NEOs. Of the current NEOs, only Messrs. Dunkel and Liberatore participated in the SERHP. During 2010, Messrs. Cocchiaro and Sutter were added to the SERHP. The Committee previously determined to not allow any additional participants into the SERHP. The primary goal of the SERHP was to provide postretirement health and welfare benefits to all NEOs, if qualified and elected. The vesting and eligibility requirements mirrored that of the SERP and no advance funding was required by Kforce or the participants. Under the terms of their respective employment agreements, if an NEO retired while employed by Kforce, and qualified for retirement benefits under the SERHP, then he may elect, on behalf of himself and his spouse, to participate in the SERHP.
During 2014, the Committee determined that as a result of increasing costs and risks associated with the SERHP, as well as the changing healthcare environment, the Firm should no longer offer retiree benefits to retired executives pursuant to the SERHP. The Firm settled and satisfied all obligations related to the SERHP by making a lump sum payment to all participants based upon actuarial valuations of the present value of the currently anticipated future obligation.
Employment, Severance and Change in Control Agreements
Kforce has employment agreements with each of its NEOs, which provide for severance payments under certain termination circumstances, including termination following a change in control, as defined in the employment agreements. The Committee has determined that it is in Kforce’s best interest and that of its shareholders to recognize the contributions of the NEOs to Kforce's business and to continue to retain the services of the NEOs. These agreements have been amended from time to time, most recently in December 2008 for purposes of bringing them into compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and interpretive guidance issued thereunder. The specific amounts the NEOs would receive under the employment agreements are described in the "2015 Potential Payments Upon Termination or Change in Control" section below. The Committee believes the employment agreements are an essential component of the executive compensation program and are helpful in attracting and retaining executive talent in a competitive market. The Committee periodically reviews the benefits provided under the employment agreements to determine that they continue to serve Kforce’s interests in providing significant retention benefits to these key executives, are consistent with market practice and are reasonable.
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain excise tax gross-up provisions going forward.
Perquisites and Other Personal Benefits
Kforce does not provide any perquisites or other personal benefits to its NEOs.

SUMMARY COMPENSATION TABLE
For Fiscal Years Ended December 31, 2015, 2014 and 2013

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)(6)	All Other Compensation ($)(7)	Total ($)
David Dunkel	2015	$800,000	$—	$1,835,001	$—	$1,857,500	$1,181,046	$34,471	$5,708,018
Chief Executive Officer	2014	$800,000	$1,710,000	$—	$—	$2,073,000	$1,907,904	$328,274	$6,819,178
	2013	$800,000	$1,075,000	$—	$—	$124,800	$299,043	$—	$2,298,843
Joseph Liberatore	2015	$600,000	$—	$1,469,993	$—	$1,000,333	$313,855	$71,746	$3,455,927
President	2014	$600,000	$1,110,000	$1,090,003	$—	$1,042,400	$583,175	$539,025	$4,964,603
	2013	$600,000	$600,000	$1,175,498	$—	$84,240	$—	$8,056	$2,467,794
David Kelly	2015	$375,000	$—	$767,498	$—	$330,469	$—	$41,148	$1,514,115
Chief Financial Officer	2014	$375,000	$684,000	$964,010	$—	$563,750	$—	$21,292	$2,608,052
	2013	$300,000	$300,000	$279,994	$—	$35,100	$—	$1,918	$917,012
Jeffrey Neal	2015	$350,000	$—	$767,498	$—	$496,344	$5,370	$41,148	$1,660,360
Chief Operations Officer, West	2014	$350,000	$—	$964,010	$—	$783,125	$6,471	$21,292	$2,124,898
	2013	$300,000	$276,750	$279,994	$—	$23,250	$—	$3,668	$883,662
Kye Mitchell	2015	$350,000	$—	$767,498	$—	$257,344	$—	$41,148	$1,415,990
Chief Operations Officer, East	2014	$350,000	$—	$964,010	$—	$370,625	$—	$21,292	$1,705,927
	2013	$300,000	$100,000	$279,994	$—	$526,821	$—	$3,668	$1,210,483

(1)	Represents each NEO’s salary earned during the respective year.

(2)
For 2014, represents the transaction-related bonuses for the sale of our HIM segment for Messrs. Dunkel, Liberatore and Kelly, which were awarded in the form of cash for Mr. Dunkel and common stock for Messers. Liberatore and Kelly. For 2013, represents the discretionary bonuses for Messrs. Dunkel, Liberatore, Kelly and Neal and Ms. Mitchell approved by the Committee in December of 2013 related to both the financial and operational achievements made during 2013.

(3)	The amounts reported reflect the grant date fair value of the awards granted during each of 2015, 2014, and 2013, which classification does not correlate to the related period of performance.

(4)
Represents annual incentive compensation earned by the NEOs during each of 2015, 2014 and 2013; this column also includes the cash LTI bonus for Messers. Dunkel and Liberatore for 2015, and for Mr. Dunkel for 2014.

(5)
For Messrs. Dunkel and Liberatore, the amounts in this column represent the aggregate change in the accumulated benefit obligation for the SERP using the same measurement dates used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2015 and 2014. See the Pension Benefits table below for more detail and discussion. The significant increases to the accumulated benefit obligation during 2015 and 2014 were primarily related to a decrease in interest rates from prior years and the related impact on the discount rate utilized in the valuation; there were no changes made to the plan during the year and no increases to the benefits provided to the NEOs.

(6)
For Mr. Neal, the amount in this column represents the matching contribution made by Kforce to the Nonqualified Deferred Compensation Plan for 2015 and 2014. Of the NEOs, Messrs. Dunkel and Neal are the only current participants in Kforce’s Nonqualified Deferred Compensation Plan. There were no above-market or preferential earnings generated during 2015, 2014 or 2013, thus, there are no amounts included in the All Other Compensation column related to nonqualified deferred compensation earnings. See the Nonqualified Deferred Compensation table below for more detail on the activity during 2015 and balances maintained as of December 31, 2015.

(7)	The "All Other Compensation" column includes:

Name	Year	Dividends (a)	Defined Contribution Plans (b)	SERHP (c)	Total
David Dunkel	2015	$34,471	$—	$—	$34,471
	2014	$—	$—	$328,274	$328,274
	2013	$—	$—	$—	$—
Joseph Liberatore	2015	$71,746	$—	$—	$71,746
	2014	$43,208	$—	$495,817	$539,025
	2013	$8,056	$—	$—	$8,056
David Kelly	2015	$39,348	$1,800	$—	$41,148
	2014	$19,542	$1,750	$—	$21,292
	2013	$1,918	$—	$—	$1,918
Jeffrey Neal	2015	$39,348	$1,800	$—	$41,148
	2014	$19,542	$1,750	$—	$21,292
	2013	$1,918	$1,750	$—	$3,668
Kye Mitchell	2015	$39,348	$1,800	$—	$41,148
	2014	$19,542	$1,750	$—	$21,292
	2013	$1,918	$1,750	$—	$3,668

a.
The amounts reported in this column reflect the dollar value of dividends credited on unvested restricted stock in the form of additional shares of restricted stock. The amounts shown in this column for 2014 and 2013 should have been reflected in the "All Other Compensation" column of the Summary Compensation Table for our proxy statement covering 2014 and 2013 but were inadvertently omitted.

b.	The amounts included for Messrs. Kelly and Neal and Ms. Mitchell are the matching contributions made by Kforce each respective year attributable to defined contribution plans.

c.
For 2014, the amounts reflected in this column for Messrs. Dunkel and Liberatore are the payments received as a settlement of the SERHP in excess of the accumulated benefit obligation as of December 31, 2013.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2015

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock	Grant Date Fair Value
			Threshold ($)	Target ($)	Maximum ($)
David Dunkel	Annual Incentive (1)	2/6/2015; 12/31/2015	$200,000	$800,000	$1,600,000	—	$—
	Equity LTI (2)	1/2/2015	$—	$—	$—	76,078	$1,835,001
	Cash LTI Bonus (3)	2/6/2015; 12/31/2015	$—	$—	$1,085,000	—	$—
Joseph Liberatore	Annual Incentive (1)	2/6/2015; 12/31/2015	$135,000	$540,000	$1,080,000	—	$—
	Equity LTI (2)	1/2/2015	$—	$—	$—	60,945	$1,469,993
	Cash LTI Bonus (3)	2/6/2015; 12/31/2015	$—	$—	$435,000	—	$—
David Kelly	Annual Incentive (1)	2/6/2015; 12/31/2015	$70,313	$281,250	$562,500	—	$—
	Equity LTI (2)	1/2/2015	$—	$—	$—	31,820	$767,498
Jeffrey Neal	Annual Incentive (1)	2/6/2015; 12/31/2015	$131,250	$437,500	$875,000	—	$—
	Equity LTI (2)	1/2/2015	$—	$—	$—	31,820	$767,498
Kye Mitchell	Annual Incentive (1)	2/6/2015; 12/31/2015	$131,250	$437,500	$875,000	—	$—
	Equity LTI (2)	1/2/2015	$—	$—	$—	31,820	$767,498

(1)
These amounts represent the estimated payouts under the 2015 annual incentive compensation plan. The threshold, as defined in Item 402(d) of Regulation S-K, represents the minimum amount payable upon attaining minimum performance thresholds established by the Committee each year. If the minimum performance thresholds are not attained, there would be no payout. The maximum payout for Messrs. Dunkel, Liberatore, and Kelly is 200% of the target multiplier for all components of the 2015 annual incentive compensation plan, and the maximum payout for Mr. Neal and Ms. Mitchell is 100% of the target multiplier for the revenue and EPS components and 200% of the target multiplier for the MBO component of the 2015 annual incentive compensation plan, which is disclosed in the "Maximum" column above. Actual payments for annual incentive compensation earned during 2015 are listed in the "Non-Equity Incentive Plan Compensation" column of the SCT.

(2)
The equity LTI awards were granted in the form of restricted stock under the 2013 Stock Incentive Plan on January 2, 2015 have a five-year vesting period with 20% of the award vesting annually. Restricted stock contain the right to forfeitable dividends in the form of additional shares of restricted stock at the same rate as the cash dividend on common stock and containing the same vesting provisions as the underlying award. The fair market value of restricted stock is determined based on the closing stock price of Kforce’s common stock at the date of grant. The stock price and grant date fair value for the January 2, 2015 awards was $24.12. The grant date fair value of the awards is included within the amounts presented in the "Stock Awards" column of the SCT.

(3)
The LTI cash bonuses for Messrs. Dunkel and Liberatore were awarded on February 6, 2015 with certain ranges based first on the TSR performance percentile ranking within the 2015 Industry Peer Group and then based on the TSR performance percentile ranking versus the 2015 Separately Designated Peer Group. On December 31, 2015, as a result of achieving the 75th percentile ranking for TSR performance versus the 2015 Industry Peer Group and the 81st percentile ranking for TSR versus the 2015 Separately Designated Peer Group, Messrs. Dunkel and Liberatore received LTI cash bonuses of $917,500 and $365,833, respectively. The LTI cash bonuses are included within the amounts presented in the “Non-Equity Incentive Plan Compensation” column of the SCT.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
At Fiscal Year Ended December 31, 2015

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David Dunkel	77,520	(2)	$1,959,706
Joseph Liberatore	62,100	(2)	$1,569,888
	25,770	(3)	$651,466
	19,827	(4)	$501,227
	50,494	(5)	$1,276,488
David Kelly	32,423	(2)	$819,653
	28,896	(3)	$730,491
	11,567	(4)	$292,414
	12,029	(5)	$304,093
Jeffrey Neal	32,423	(2)	$819,653
	28,896	(3)	$730,491
	11,567	(4)	$292,414
	12,029	(5)	$304,093
Kye Mitchell	32,423	(2)	$819,653
	28,896	(3)	$730,491
	11,567	(4)	$292,414
	12,029	(5)	$304,093

(1)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $25.28, which is the closing stock price of our common stock on December 31, 2015.

(2)
With respect to the restricted stock granted to Messrs. Dunkel, Liberatore, Kelly and Neal and Ms. Mitchell on January 2, 2015, and the resulting additional shares of restricted stock granted in lieu of cash due to Kforce's quarterly dividends, 20% of the total shares granted vest on each of the following dates: January 2, 2016, January 2, 2017, January 2, 2018, January 2, 2019 and January 2, 2020.

(3)
With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Neal and Ms. Mitchell on August 25, 2014, and the resulting additional shares of restricted stock granted in lieu of cash due to Kforce's quarterly dividends, 20% of the total shares granted vest(ed) on each of the following dates: August 25, 2015, August 25, 2016, August 25, 2017, August 25, 2018, and August 25, 2019.

(4)
With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Neal and Ms. Mitchell on January 2, 2014, and the resulting additional shares of restricted stock granted in lieu of cash due to Kforce's quarterly dividends, 20% of the total shares granted vest(ed) on each of the following dates: January 2, 2015, January 2, 2016, January 2, 2017, January 2, 2018 and January 2, 2019.

(5)
With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Neal and Ms. Mitchell on January 2, 2013, and the resulting additional shares of restricted stock granted in lieu of cash due to Kforce's quarterly dividends, 20% of the total shares granted vest(ed) on each of the following dates: January 2, 2014, January 2, 2015, January 2, 2016, January 2, 2017 and January 2, 2018.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended December 31, 2015

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
David Dunkel	—	$—
Joseph Liberatore	27,758	$682,476
David Kelly	13,925	$350,400
Jeffrey Neal	13,925	$350,400
Kye Mitchell	13,925	$350,400

(1)	Value realized represents the market value of our Common Stock at the time of vesting multiplied by the number of shares vested.

PENSION BENEFITS
For Fiscal Year Ended December 31, 2015

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
David Dunkel	Supplemental Executive Retirement Plan	9	$8,918,673	$—
Joseph Liberatore	Supplemental Executive Retirement Plan	9	$2,107,975	$—

(1)
The NEOs were not credited with any years of service prior to December 31, 2006, which is the effective date of the plan. On each anniversary of the effective date, each NEO is credited with a year of service.

(2)
Represents the actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal year 2015, using 65 as the retirement age, which is the normal retirement age under the SERP. For a discussion of the assumptions used, see Note 11, Employee Benefit Plans, to Kforce’s Consolidated Financial Statements, included in our Annual Report on Form 10-K for fiscal year 2015.

NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2015

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
David Dunkel	$—	$—	$2,081	$—	$153,024
Joseph Liberatore (5)	$—	$—	$—	$—	$—
David Kelly (5)	$—	$—	$—	$—	$—
Jeffrey Neal	$53,703	$5,370	$(10,105)	$—	$392,840
Kye Mitchell (5)	$—	$—	$—	$—	$—

(1)	These amounts represent the NEOs' pre-tax contributions made to the nonqualified deferred compensation plan for 2015.

(2)	These amounts were reported within the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the SCT.

(3)
The aggregate earnings for 2015 represents appreciation or depreciation in the market value of the respective accounts’ holdings and interest and dividends generated thereon. These amounts were not reported in the "Changes in Pension Value and Nonqualified Deferred Compensation Earnings" column of the SCT for 2015 as there were no above-market or preferential earnings generated.

(4)	Included in the aggregate balance are amounts related to contributions made by Kforce that were previously reported in the SCTs for prior year.

(5)	Messrs. Liberatore and Kelly and Ms. Mitchell have not or no longer participate in Kforce’s nonqualified deferred compensation plan.

2015 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section provides information on amounts that would have been payable to each NEO assuming a termination of employment on December 31, 2015. The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below, which are calculated under the assumption that the event occurred on December 31, 2015 and based on the closing price of Kforce’s common stock on the last trading day of the year. We note that such payments are contingent upon various factors in place at the time of the occurrence of the assumed event, including, but not limited to:

(1)	each executive’s current salary rate, annual incentive bonus awards, and annual LTIs;

(2)	the amount and type of unvested equity and other incentive awards held by the executive;

(3)	the trading price of Kforce’s common stock;

(4)	the cost of providing employee benefits;

(5)	the executive’s elections of employee benefits;

(6)	the executive’s age and/or years of service with Kforce;

(7)	the date of termination;

(8)	the circumstances of the termination; and

(9)	the executive’s historical salary, bonuses, and LTIs.
The following tables describe potential payments to the NEOs upon termination or a change in control ("CIC"), each pursuant to their respective employment agreements, which were approved by the Committee. As mentioned above, these amounts assume that each NEO terminated employment on December 31, 2015. The footnotes referenced in each of the tables follow the last table and relate to all tables.
Pursuant to the provisions of the NEOs’ respective employment agreements and of the SERP, upon a termination (i) "by the employer for cause" or (ii) "by the employee without good reason," the NEOs would be eligible to receive all earned and accrued salary, bonus, and employee benefits such as paid-time off, as of the termination date and would also have the ability to exercise, if necessary, all plan-based awards that were vested as of the termination date. As a result, these columns have been omitted from the tables below.
Also, pursuant to the age and service provisions of Kforce’s SERP, none of the NEOs were eligible for "early retirement" under the SERP as of December 31, 2015; therefore, this column has been omitted from the table below.
David Dunkel

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$8,295,057	$—	$11,952,822	$—	$—
Equity-based compensation (2)	$—	$—	$1,959,706	$1,959,706	$—
Benefits and Perquisites:
Continuation of base salary (3)	$—	$—	$—	$2,264,039	$2,264,039
Continuation of health care benefits (4)	$—	$—	$7,136	$7,136	$13,994
Retirement benefit—SERP (5)	$—	$—	$12,137,495	$7,085,996	$7,085,996
	$8,295,057	$—	$26,057,159	$11,316,877	$9,364,029

Joseph Liberatore

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$3,986,900	$—	$9,263,492	$—	$—
Equity-based compensation (2)	$1,276,488	$—	$3,999,068	$3,999,068	$—
Benefits and Perquisites:
Continuation of base salary (3)	$—	$—	$—	$1,698,029	$1,698,029
Continuation of health care benefits (4)	$—	$—	$10,426	$10,426	$20,443
Retirement benefit—SERP (5)	$—	$—	$2,593,637	$—	$—
	$5,263,388	$—	$15,866,623	$5,707,523	$1,718,472
David Kelly

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$1,364,110	$—	$4,547,230	$—	$—
Equity-based compensation (2)	$304,093	$—	$2,146,651	$2,146,651	$—
Benefits and Perquisites:
Continuation of base salary (3)	$—	$—	$—	$366,508	$717,792
Continuation of health care benefits (4)	$—	$—	$11,152	$11,152	$21,867
Retirement benefit—SERP (5)	$—	$—	$—	$—	$—
	$1,668,203	$—	$6,705,033	$2,524,311	$739,659
Jeffrey Neal

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$1,189,735	$—	$4,198,480	$—	$—
Equity-based compensation (2)	$304,093	$—	$2,146,651	$2,146,651	$—
Benefits and Perquisites:
Continuation of base salary (3)	$—	$—	$—	$342,074	$669,939
Continuation of health care benefits (4)	$—	$—	$10,426	$10,426	$20,443
Retirement benefit—SERP (5)	$—	$—	$—	$—	$—
	$1,493,828	$—	$6,355,557	$2,499,151	$690,382

Kye Mitchell

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$863,985	$—	$3,546,980	$—	$—
Equity-based compensation (2)	$304,093	$—	$2,146,651	$2,146,651	$—
Benefits and Perquisites:
Continuation of base salary (3)	$—	$—	$—	$342,074	$669,939
Continuation of health care benefits (4)	$—	$—	$10,426	$10,426	$20,443
Retirement benefit—SERP (5)	$—	$—	$—	$—	$—
	$1,168,078	$—	$5,704,057	$2,499,151	$690,382

(1)
The severance payment amount depends upon the type of termination. Under column (b), Messrs. Dunkel and Liberatore are entitled to a severance payment calculated as a factor (2.99 for Mr. Dunkel and 2.00 for Mr. Liberatore) of the sum of their salaries on the date of termination plus the average of their cash bonuses over a period of time (three years for Mr. Dunkel and two years for Mr. Liberatore). For Messrs. Kelly and Neal and Ms. Mitchell, the severance payment under column (b) is calculated as one times the sum of (i) the average of total cash compensation (including base salary and cash bonuses) over a period of two years and (ii) the lesser of the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years, or $200,000. Under column (d), the severance payment for Messrs. Dunkel and Liberatore would both utilize a factor of 2.99 and include salaries on the date of termination plus the average of their cash bonuses and the value of any stock, restricted stock or stock options over a period of three years. For Messrs. Kelly and Neal and Ms. Mitchell, the severance payment under column (d) is calculated as two times the sum of (i) the average of total cash compensation (including base salary and cash bonuses) over a period of two years and (ii) the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years. The severance payment would be paid to the NEO within 30 days of termination. No severance payment would occur under the following: (i) normal retirement (column (c)); (ii) death (column (e)) or (iii) disability (column (f)).

If any payment or distribution by Kforce to Messrs. Dunkel or Liberatore is determined to be subject to the excise tax imposed under Section 4999 of the Code, Messrs. Dunkel or Liberatore would be entitled to receive from Kforce a payment in an amount sufficient to place them in the same after-tax financial position that they would have been if they had not incurred any excise tax. The severance amount disclosed in column (d) does not include any excise tax gross up for Messrs. Dunkel or Liberatore as each of the respective calculations resulted in no excise tax amount. Also, the Committee resolved in 2009 to not enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain excise tax gross-up provisions going forward. Employment agreements with Messrs. Kelly and Neal and Ms. Mitchell do not contain excise tax gross-up provisions and, thus, no amounts were included in the tables above.

(2)	Equity-based compensation, including stock options and restricted stock, is treated differently depending on the type of termination, as follows:

◦
Under columns (d) and (e), all unvested restricted stock would immediately vest. Under column (b), only certain unvested restricted stock would immediately vest under the terms of the related restricted share award agreements. The amounts included in column (b), (d) and (e) represent the number of applicable unvested restricted stock on December 31, 2015 multiplied by the closing price on such date.

◦
Under column (c), the NEO has the ability to exercise, if necessary, all awards that were granted and vested at the date of termination. No vesting acceleration occurs as a result of termination under column (c).

◦
Under column (f), upon disability of the NEO, continuation of vesting for restricted stock would occur until the earlier of (i) death, (ii) 2.99 years (2.00 years for Messrs. Kelly and Neal and Ms. Mitchell) from the Disability Effective Date (30 days after a termination notice is received) or (iii) a CIC. If the NEO dies or a CIC occurs within 2.99 years (2.00 years for Messrs. Kelly and Neal and Ms. Mitchell) after the Disability Effective Date all restricted stock would immediately vest. The benefit received upon CIC or death of the NEO is similar to that which is shown in columns (d) and (e) above.

(3)
Upon death, the NEOs' beneficiary would continue to receive the NEO's salary for a period of 2.99 years for Messrs. Dunkel and Liberatore and 1.00 year for Messrs. Kelly and Neal and Ms. Mitchell. Upon termination due to disability, the NEO's salary would be continued until the earlier of (i) death, (ii) the NEO’s 65th birthday or (iii) 2.99 years for Messrs. Dunkel and Liberatore and 2.00 years for Messrs. Kelly and Neal and Ms. Mitchell. For purposes of this disclosure, Kforce has used 2.99 years for Messrs. Dunkel and Liberatore and 2.00 years for Messrs. Kelly and Neal and Ms. Mitchell as these are deemed to be the most probable outcomes if a disability occurred on December 31, 2015, given their current ages. The annual payment amounts have been discounted at a rate of 4.25%, which is the lump sum conversion amount that was utilized for the SERP benefit at December 31, 2015.

(4)
Each of the respective employment agreements provides for health care benefits under CIC and death for a period of one year and disability for a period of two years. In the event of death, health care benefits would be provided to the NEO's family. The amounts under columns (d), (e) and (f) represent the value of Kforce’s portion of the health care benefits provided to each Messrs. Dunkel, Liberatore, Kelly and Neal and Ms. Mitchell consistent with those benefits received as of December 31, 2015. The annual benefit amounts have been discounted at a rate of 4.00%, which is the discount rate that was utilized for the SERP benefit at December 31, 2015.

(5)
Upon termination due to disability, Messrs. Dunkel and Liberatore would be entitled to a continuation of crediting of additional years of cumulative service for a period of 2.99 years. In addition, Messrs. Dunkel and Liberatore are credited with up to 10 years of additional cumulative years of service under the SERP upon a CIC. The amount included in columns (d), (e) and (f) is the lump sum present value of the future monthly vested benefit, as determined pursuant to the SERP document, using a lump sum conversion rate that was consistent with the assumptions used in our Annual Report on Form 10-K for fiscal year 2015. Upon death or disability, Messrs. Dunkel and Liberatore are entitled to continuation of base salary pursuant to their employment agreements. If this benefit is less than the benefit otherwise payable under the SERP, the SERP benefit disclosed in columns (e) and (f) is net of the related benefit under their employment agreements. Messrs. Kelly and Neal and Ms. Mitchell are not participants in the SERP.

RISKS RESULTING FROM COMPENSATION POLICIES AND PRACTICES
The Compensation Committee does not believe that Kforce’s compensation policies and practices are reasonably likely to have a material adverse effect on Kforce, whether in the context of broad based Kforce-wide practices or related to executive compensation.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2015, Kforce had no “interlocking” relationships in which: (1) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Kforce; (2) an executive officer of Kforce served as a director of another entity, one of whose executive officers served on the Compensation Committee of Kforce; or (3) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Kforce.
During 2015, the Compensation Committee consisted of Elaine D. Rosen (Chair), Mark F. Furlong and Ralph E. Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., a company we acquired in 1994. Neither of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries and none had any relationship with Kforce requiring disclosure in this proxy statement under Item 404 of Regulation S-K except Mr. Struzziero (see the "Transactions with Related Persons" section above).
COMPENSATION COMMITTEE REPORT
The Compensation Committee of Kforce has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Kforce’s Annual Report on Form 10-K for the year ended December 31, 2015.
Submitted by the Compensation Committee
Elaine D. Rosen (Chair)
Mark F. Furlong
Ralph E. Struzziero
The information contained in the above Compensation Committee Report shall not be deemed "soliciting material" or "filed" with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

PROPOSAL 3. APPROVAL OF KFORCE’S EXECUTIVE COMPENSATION
The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the related tables and narrative discussion. At the 2011 annual meeting, a majority of the shares voted for holding this non-binding advisory vote on an annual basis. After consideration of these voting results and other factors, the Board decided that Kforce will conduct future non-binding advisory votes on executive compensation on an annual basis. The annual non-binding advisory votes on executive compensation will continue until the Board considers the results of the next shareholder non-binding advisory vote regarding the frequency of future shareholder non-binding advisory votes on executive compensation.
As described more completely in the Compensation Discussion and Analysis and the related tables and narrative discussion, Kforce’s executive compensation program is designed to attract, motivate and retain our NEOs who are able to maximize shareholder value in an industry where we believe people represent the true "assets" of Kforce. The Committee believes that executive compensation levels are commensurate with Kforce’s performance and shareholder return, promote a pay-for-performance philosophy and are strongly aligned with the interests of our shareholders.
We are asking our shareholders to indicate their support for our executive compensation. This proposal, commonly known as a "Say On Pay" proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement in accordance with the SEC's compensation disclosure rules.
This advisory vote on executive compensation is not binding on Kforce, the Compensation Committee or the Board. However, the Board and Compensation Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions on our executive compensation.
Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:
"RESOLVED, that the compensation paid to Kforce's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."
THE BOARD UNANIMOUSLY RECOMMENDS A NON-BINDING ADVISORY VOTE FOR THE APPROVAL OF KFORCE’S EXECUTIVE COMPENSATION.

PROPOSAL 4. RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE KFORCE INC. AMENDED AND RESTATED PERFORMANCE INCENTIVE PLAN
The Kforce Inc. Amended and Restated Performance Incentive Plan (the "Plan") was amended and restated by the Board of Directors in March 2016. The Plan, which was previously amended and restated in April 2012, originally was adopted in December 2004, and was known as the 2005 Annual Performance Bonus Plan. The complete text of the amended and restated Plan is set forth in Appendix A.
The Plan is designed so that incentive awards granted pursuant to their terms generally will constitute "qualified performance-based compensation" and therefore will not be subject to the tax deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Code Section 162(m) prevents a publicly held corporation from claiming tax deductions for annual compensation in excess of $1,000,000 to certain of its senior executives unless the compensation is “qualified performance-based compensation.” The key senior executives who are subject to the compensation deduction limitation include any individual who, as of the last day of Kforce's taxable year, is Kforce’s chief executive officer or among the three highest compensated officers other than the chief executive officer and the chief financial officer.
Compensation qualifies as "qualified performance-based compensation" only if it is payable on account of the achievement of performance goals and satisfies certain other requirements, including shareholder approval. To continue to qualify for the exception to the deduction limits of Code Section 162(m), the material terms of the performance goals under the Plan must be re-approved by Kforce's shareholders at least every five years. The material terms that must be disclosed and re-approved by the shareholders for purposes of Code Section 162(m) include (1) the employees eligible to receive the performance-based compensation, (2) the performance criteria under which the performance-based compensation will be determined, and (3) the maximum amount of performance-based compensation that could be paid to any executive in a specified year. The Plan was previously approved by Kforce’s shareholders in June 2005 and re-approved in June 2012. Among the changes included in the amendment and restatement of the Plan are (1) provisions for the designation of a period longer than a fiscal year, as well as a full fiscal year or portion of a fiscal year, as a performance period and (2) the description of the maximum amount of annual performance-based compensation. The purpose of this proposal is to continue to meet the Code Section 162(m) requirement of shareholder re-approval of the material terms of the Plan and ensure that Kforce is able to receive tax deductions for the full amount of performance-based compensation paid to key senior executives in the form of incentive awards under the Plan. If Kforce’s shareholders do not approve this proposal, the amendment and restatement of the Plan will not go into effect, and the Plan will remain in effect in accordance with its terms as previously approved by shareholders in 2012. However, it will not be possible for Kforce to grant incentive awards that satisfy the performance-based exception under Code Section 162(m) after the Annual Meeting unless and until the requisite shareholder re-approval is obtained in accordance with the provisions of Code Section 162(m).
The following is a summary of the material terms of the Plan, including the material terms that shareholders are being asked to approve.

Description of the Plan
Purpose. The purpose of the Plan is to motivate and reward performance by providing cash bonus payments based upon the levels of achievement of pre-established and objective performance goals for a specified performance period.
Administration. The Plan is administered by the Compensation Committee. Among other things, the Compensation Committee has the authority to select participants in the Plan from among Kforce’s executive officers, and to determine the performance goals, the amounts to be paid based upon the levels of achievement of the performance goals, and any other terms and conditions of awards under the Plan. The Compensation Committee also has the authority to establish and amend rules and regulations relating to the Plan and to make all other determinations necessary and advisable for the administration of the Plan. All decisions made by the Compensation Committee pursuant to the Plan are made in the Compensation Committee’s sole discretion and are final and binding.
Eligibility. Executive officers designated by the Compensation Committee are eligible to be granted incentive awards under the Plan. Although Section 162(m) of the Code limits deductibility only for compensation paid to key senior executive officers, the performance goals with respect to incentive awards are applied to all executive officers who become participants in the Plan in the event that one or more should become subject to the limits of Section 162(m) of the Code.

Terms of Incentive Awards. Incentive awards under the Plan consist of cash amounts payable upon the achievement during a specified performance period of specified objective performance goals. A performance goal may include a threshold level of performance below which no amount will be paid, and/or levels of performance at which specified amounts will be paid, and may also include a maximum level of performance above which no additional amount will be paid. The performance period may be the fiscal year, any portion of the fiscal year, or a longer period. Within the first 90 days of the performance period, and in no event after 25 percent of the performance period has elapsed, the Compensation Committee will set the performance goal(s) and the amount to be paid based upon the level(s) of achievement of the performance goal(s). The incentive award opportunity for each participant will be specified as a percentage of the participant’s base salary, or as the sum of a percentage of the funds available for the payment of such award, or as a stated dollar amount, or as a dollar amount calculated under a formula based on the levels of achievement of the applicable performance goal. The Compensation Committee will certify in writing the extent to which the performance goals are achieved and determine the amount of the incentive award that is payable. All incentive award amounts payable under the Plan will be paid as soon as practicable after the Compensation Committee’s certification, but not later than two and one-half months following the end of the performance period. The Compensation Committee may denominate an incentive award in shares of Kforce’s common stock and/or settle an award in shares of common stock if and to the extent that shares of common stock are authorized for use in incentive awards and available under an equity compensation plan approved by shareholders of Kforce.
Performance Goals. Performance goals applicable to incentive awards under the Plan will be based on one or more of the following performance measurement criteria: market share; common stock price; increase in shareholder value; earnings per share; net income; return on assets, shareholder's equity or other financial return ratio; increase in cash flow, cash flow from operating activities or other cash flow metric; operating expenses or operating income margins; gross profit percentage; working capital, debt, debt-to-equity or other liquidity measure; invested capital, including the completion of a specified capital-raising transaction; revenue; selling, general and administrative expense levels; completion of a specified acquisition or divestiture; accounts receivable write-offs; EBITDA; cash levels; or other financial or operational measure or metric as may be adopted by the Compensation Committee. The targeted level or levels of performance with respect to such measurement criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The targeted level or levels of performance may be established in terms of company-wide objectives or objectives that are related to the performance of the individual participant or the subsidiary, division, department or function within Kforce or the subsidiary. The Compensation Committee may determine performance before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequence of occurrence, or other financial and general and administrative expenses for the performance period, and may measure the attainment of the performance goal by appropriately adjusting the evaluation of performance goal performance to exclude the effect of any changes in accounting principles affecting Kforce’s or a business unit’s reported results. Performance goals need not be based on audited financial results and may be based on actual results or a combination of actual and forecasted results.
Maximum Incentive Award Payable. For purposes of Section 162(m) of the Code, Kforce is required to establish a maximum amount of performance-based compensation that may be paid to any participant pursuant to an incentive award under the Plan during a specified period. The maximum aggregate amount payable to a participant under the Plan for any fiscal year is $7,500,000. For purposes of these limitations, the fiscal year in which the performance goal(s) is satisfied is the fiscal year in which the limitations apply, without regard to the duration of the performance period or any additional time-based vesting requirements or other terms or conditions relating to the payment of an award. These limitations may not be increased without shareholder approval.
Conditions for Payment. Each incentive award will be earned only if at least one performance goal established in accordance with the Plan has been achieved. The Plan permits the Compensation Committee to specify that the award may become payable without regard to performance in the event of death, disability or a change in control to the extent permissible under Code Section 162(m) as of the end of the performance period. The Compensation Committee shall have no discretion to increase the amount of the incentive award, but shall retain discretion to decrease the amount of the incentive award, generally referred to as "negative discretion." As a condition of incentive awards, and as a condition of a participant’s right to receive or retain payments in connection with an award, the Compensation Committee may require that the participant acknowledge that the award is subject to Kforce’s clawback policy, and may impose requirements that the participant comply with specified conditions relating to non-competition, confidentiality, non-solicitation of customers, suppliers, and employees of Kforce, and other restrictions.
Amendment and Discontinuance. The Board may at anytime amend, suspend or terminate the Plan. No such amendment, modification or termination will affect the payment of any award for a fiscal year that has already ended or increase the amount of any award.
Relationship to Other Compensation. The Plan is not exclusive, so that compensation, including bonuses, can be paid to executive officers apart from the Plan, subject to applicable limitations of law and the listing rules of NASDAQ.

Federal Tax Information
Payments made under the Plan will be taxable to the participants as ordinary income when paid. As described above, Kforce generally intends payments under the Plan to qualify as "qualified performance-based compensation" under Code Section 162(m). As a result, we generally will be entitled to a deduction corresponding to the amount of income recognized by the participant. However, a number of requirements must be met in order for particular compensation to qualify under Code Section 162(m), so there can be no assurance that such compensation under the Plan will be fully deductible under all circumstances.
The foregoing is only a summary of the effect of federal income taxation upon the participants and Kforce with respect to the Plan, does not purport to be complete, and does not discuss other tax consequences, including estate and gift taxation, Social Security and Medicare taxes, excise taxes and consequences under the tax laws of any municipality, state or foreign country in which a participant may reside.

New Plan Benefits
All awards under the Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Plan are not determinable at this time.
Recommendation of the Board of Directors
The Board believes that the proposed Plan is beneficial in order to continue to provide incentives to existing and future officers and employees of Kforce.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE KFORCE INC. AMENDED AND RESTATED PERFORMANCE INCENTIVE PLAN.

PROPOSAL 5. APPROVAL OF THE KFORCE INC. 2016 STOCK INCENTIVE PLAN
Since the completion of its Initial Public Offering in August 1995, Kforce has had in effect key employee equity incentive plans, consisting of the Kforce Inc. Employee Incentive Stock Option Plan (the "1995 Plan"), which expired in 2005, the Kforce Inc. 2006 Stock Incentive Plan (the "2006 SIP"), and the Kforce Inc. 2013 Stock Incentive Plan (the "2013 SIP"). These plans were designed to provide an additional incentive to and for the retention of executives, employees and directors that we believe are key to the success of Kforce, especially given that we are a provider of professional and technical specialty staffing services and solutions in which there are few tangible assets and in which our people represent the true "assets" of Kforce. The Board believes these plans have been effective in providing such incentive and retention benefits. The Board also believes that for Kforce to continue to attract and retain outstanding individuals, it must continue to have incentive plans of these types in place. The remaining shares available for grant under the 2006 SIP and 2013 SIP are limited and will not satisfy Kforce's needs over the next two to three years.
As of February 26, 2016, 28,432,733 shares of Kforce’s Common Stock were issued and outstanding and 940,801 shares, or 595,444 full value awards (based on the fungible design of the 2006 SIP and 2013 SIP), remained available for future issuance. The number of awards outstanding but not yet exercised (in the case of options) or unvested (in the case of full value awards) under the 2006 SIP and the 2013 SIP as of February 26, 2016 is as follows:

Award Type	Shares Outstanding
Stock Options	15,000
Full Value Awards	1,756,000
Total	1,771,000
Proposal
The remaining shares available for grant under the 2006 SIP and 2013 SIP will not satisfy Kforce's needs over the next two to three years, which would result in a critical element of our overall compensation structure either not being available or significantly limited. In addition, the Board believes that certain technical and design changes to the previous plans would be beneficial to the administration of the Plan. For these reasons, the Board believes it is in the best interests of Kforce and its shareholders to adopt a new 2016 Stock Incentive Plan (the "2016 SIP") rather than amending the prior plans. Accordingly, in March 2016, the Board adopted the 2016 SIP, subject to shareholder approval. Therefore, the 2016 SIP will become effective only upon the shareholder approval.
The 2016 SIP includes provisions necessary to take advantage of the “qualified performance-based compensation” exception to the tax deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code prevents a publicly held corporation from claiming tax deductions for annual compensation in excess of $1,000,000 to certain of its senior executives unless the compensation is “qualified performance-based compensation.” The key senior executives who are subject to the compensation deduction limitation include any individual who, as of the last day of the Firm’s taxable year, is the Firm’s chief executive officer or among the three highest compensated officers other than the chief executive officer and the chief financial officer. Shareholder approval of the material terms performance goals under the 2016 SIP is required to allow the Firm to receive tax deductions for the full amount of performance-based compensation paid to key senior executives in the form of awards under the 2016 SIP. The material terms that must be approved include: (1) the employees eligible to receive the performance-based compensation; (2) the maximum amount of performance-based compensation that can be paid to any employee in a specified period; and (3) the performance criteria under which the performance-based compensation will be determined. Employees' rights to payment of compensation under stock awards (such as restricted stock and restricted stock units) and other stock-based awards (other than stock options and stock appreciation rights) must be based on the achievement of specified performance goals in order for such awards to be exempt from the deduction limit under Section 162(m) of the Code. However, stock options or stock appreciation rights can qualify as performance-based compensation for purposes of Section 162(m) of the Code, even if they are subject to time-based vesting schedules, if the shareholders approve a maximum limit on the number of shares covered by such awards that may be granted to an individual during any specified period, and if the exercise price or base price of the award is not less than the fair market value of the stock subject to the award on the date of grant. As stated above, the 2016 SIP will not become effective if the shareholders do not approve this Proposal 4. Therefore, no compensation will be paid under the 2016 SIP without the shareholder approval required by Section 162(m) of the Code.

If the 2016 SIP is approved, the aggregate number of Shares of Common Stock that may be subject to awards under the 2016 SIP (the "Share Reserve") will be (i) 1,367,000 Shares, plus (ii) any Shares of Common Stock that, as of the date this Plan is approved by the shareholders of the Firm, are reserved and available for grant or issuance under the 2013 SIP and the 2006 SIP, and are not issued or subject to outstanding grants (respectively, the "2013 SIP Reserved Shares" and the "2006 SIP Reserved Shares"). Upon the approval of the 2016 SIP by the shareholders of the Firm, no additional grants shall be made under the 2013 Plan or the 2006 Plan. As of the date of the adoption of the 2016 SIP by the Board, the number of 2013 SIP Reserved Shares is 906,376 Shares and the number of 2006 SIP Reserved Shares is 34,425. Therefore, as of the date of the adoption of the 2016 SIP by the Board, the Share Reserve is 2,307,801, subject to adjustment to reflect the termination, cancellation, or forfeiture of outstanding awards under the 2013 SIP and the 2006 SIP after the date of adoption of the 2016 SIP by the Board and prior to the approval by our shareholders. Each Option or SAR granted shall reduce the Share Reserve by one Share; and each full value share shall reduce the Share Reserve by 1.58 Shares. The aggregate number of shares of Common Stock available under the 2016 SIP is expected to last between two to three years.

Description of the 2016 SIP, Subject to Shareholder Approval
The following summary of the 2016 SIP, including the material terms of the performance goals under the 2016 SIP, is qualified in its entirety by the terms of the 2016 SIP, of which the complete text is set forth in Appendix B.
Purposes. The purposes of the 2016 SIP are to attract and retain highly qualified individuals for and in positions of substantial responsibility, to provide additional incentive to the Firm's employees and consultants in contributing to the success and progress of the Firm, and to align participants’ interests directly to those of the Firm’s shareholders through increased stock ownership.
Awards. The 2016 SIP provides for awards of incentive stock options, nonqualified stock options, stock awards (including restricted stock and RSUs), stock appreciation rights, and other stock-based awards. The Board may adopt sub-plans applicable to particular foreign subsidiaries. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the 2016 SIP.
Stock Subject to the 2016 SIP. The aggregate number of Shares of Common Stock that may be subject to awards under the 2016 SIP, subject to adjustment upon a change in capitalization, is 2,307,801, which includes shares that are reserved and available for grant and issuance under the 2013 SIP and the 2006 SIP, and are not issued or subject to outstanding grants under the 2013 SIP or the 2006 SIP. If any portion of an award under the 2016 SIP, the 2013 SIP, or the 2006 SIP, for any reason expires, is terminated, is cancelled or is forfeited, the shares allocable to the expired, terminated, cancelled, or forfeited portion of the award will become available for future awards under the 2016 SIP. Each option or stock appreciation right granted under the 2016 SIP will reduce the number of shares available for future awards by one share, and each full value award share will reduce the available shares by 1.58 shares. Such shares may be authorized, but unissued, or reacquired shares of Common Stock.
Administration. The 2016 SIP will be administered by the Compensation Committee of the Board (the “Committee”). Subject to the other provisions of the 2016 SIP, the Committee has the power to determine the terms of each award granted, including the type of award, the exercise price of options, the number of shares subject to the award and the exercisability, vesting or settlement thereof.
Eligibility. The 2016 SIP provides that the Committee may grant awards to employees of the Firm and its subsidiaries, and to consultants, including non-employee directors. The Committee may grant incentive stock options only to employees. There are currently approximately 2,800 employees and 11,600 consultants (including six non-employee directors) who are eligible to receive grants of awards under the 2016 SIP. A grantee who has received a grant of an award may, if he or she is otherwise eligible, receive additional award grants. The Committee selects the grantees and determines the number of shares of Common Stock to be subject to each award.
Maximum Term and General Terms and Conditions of Awards. With respect to any grantee who owns stock possessing ten percent or more of the voting power of all classes of stock of the Firm, the maximum term of any incentive stock option granted to such grantee must not exceed five years. The term of all other awards granted under the 2016 SIP may not exceed ten years, except that permissible deferrals of awards may extend beyond ten years. Each award granted under the 2016 SIP is evidenced by a written or electronic agreement between the grantee and Firm.

An award agreement may set forth the manner in which the grantee’s death or termination of continuous status as an employee or consultant and related events will affect the award. However, in the absence of an explicit provision in the applicable award agreement, the 2016 SIP provides the default manner in which the grantee’s termination will affect the grantee’s awards. The default provisions in the 2016 SIP provide that upon a grantee's termination of continuous status as an employee or consultant for any reason, all of the grantee's outstanding unvested awards will be forfeited. If the grantee's continuous status as an employee or consultant is terminated for cause, all of the grantee's unexercised options and stock appreciation rights will be forfeited. In the event of the grantee's death or termination of continuous status as an employee or consultant as a result of disability, the vested portions of the grantee's outstanding options and stock appreciation rights may be exercised within 90 days following the grantee's death or termination, whichever is applicable. In the event of termination of the grantee's continuous status as an employee consultant for a reason other than death, disability, or cause, the vested portions of the grantee's outstanding options and stock appreciation rights may be exercised within 30 days following the grantee's termination. Except as described below, an award granted under the 2016 SIP is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or stock appreciation right may be exercised by a person who acquires the right to exercise the award by bequest or inheritance. To the extent and in the manner permitted by applicable law and the Committee, a grantee may transfer an award to certain family members and other individuals and entities, but a transfer to a third party for value is not permitted.
Options. The Committee will not grant to any employee in any fiscal year options to purchase more than 500,000 shares of Common Stock, and will not grant to any consultant in any fiscal year options to purchase more than 100,000 shares. Each option granted under the 2016 SIP is subject to the following terms and conditions:
Exercise Price. The Committee determines the exercise price of options to purchase shares of Common Stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100 percent (110 percent for an incentive stock option granted to a grantee who owns stock possessing ten percent or more of the voting power of all classes of stock of the Firm) of the fair market value of the Common Stock on the date the option is granted. The 2016 SIP provides exceptions for certain options granted in connection with an acquisition by the Firm of another corporation.
Exercise of the Option. Each award agreement specifies the term of the option and the date when the option is to become exercisable. The terms of such vesting are determined by the Committee. However, each option granted under the 2016 SIP must include a minimum vesting period of at least one year from the date of grant of the option. An option is exercised by giving written or electronic notice of exercise to Firm, specifying the number of full shares of Common Stock to be purchased and by tendering full payment of the purchase price to Firm.
Form of Consideration. The consideration to be paid for the shares issued upon exercise of an option is determined by the Committee and set forth in the award agreement. Except as otherwise determined by the Committee, the acceptable form of consideration when exercising an option may consist of any combination of cash, personal check, wire transfer, other shares of Firm’s common stock, net exercise, any combination thereof, or any other legally permissible form of consideration as may be provided in the 2016 SIP and the award agreement.
Value Limitation. If the aggregate fair market value of all shares of Common Stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options will be treated as nonqualified options. For this purpose, fair market value is determined as of the grant date.
Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the 2016 SIP as may be determined by the Committee.
Stock Appreciation Rights. The exercise of a stock appreciation right will entitle the grantee to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the base price for each share with respect to which the stock appreciation right is exercised. The base price of a stock appreciation right must be no less than 100 percent of the fair market value of the common stock on the date the stock appreciation right is granted. Each stock appreciation right granted under the 2016 SIP must include a minimum vesting period of at least one year from the date of grant of the stock appreciation right. During any fiscal year of the Firm, the Committee will not grant to any employee stock appreciation rights covering more than 500,000 shares, and will not grant to any consultant (including non-employee directors) stock appreciation rights covering more than 100,000 shares. Payment upon exercise of a stock appreciation right may be in cash, shares of Common Stock or a combination of cash and shares, as determined by the Committee. Stock appreciation rights may be exercised by the delivery to Firm of a written or electronic notice of exercise.

Stock Awards. A stock award may be made in shares of Common Stock or in units representing rights to receive shares. During any fiscal year of the Firm, no stock awards covering more than 500,000 shares of Common Stock may be granted to any employee, and no stock awards covering more than 100,000 shares may be granted to any consultant (including non-employee directors). The award agreement will set forth the conditions, if any, which will need to be timely satisfied before the stock award will be vested and settled and the conditions, if any, under which the grantee’s interest in the related shares or units will be forfeited. Any such conditions for effectiveness or vesting may be based upon the passage of time and continued service by the grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. A stock award made in shares that are subject to forfeiture conditions and/or other restrictions may be designated as an award of restricted stock, and a stock award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an award of restricted stock units or RSUs. An award of restricted stock generally entitles the grantee to voting rights, and may entitle the grantee to dividend and other ownership rights, during the period in which the award is subject to forfeiture conditions. However, in the case of restricted stock that is conditioned on the attainment of performance goals, the grantee will not receive payment of any dividends unless and until the restricted stock becomes vested. A grantee generally will not have any rights as a shareholder with respect to shares underlying an award of RSUs until such time, if any, as the underlying shares are actually issued to the grantee. The Committee may provide in a restricted stock unit award agreement for the payment of dividend equivalents to the grantee at such times as paid to shareholders generally or at the time of vesting or other payout of the RSUs. However, in the case of such an award that is conditioned on the attainment of performance goals, the grantee will not receive payment of any dividend equivalents unless and not earlier than such time as the RSUs have become vested.
Other Stock-Based Awards and Cash-Based Awards. The Committee may grant other stock-based awards in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as the Committee determines in its discretion. Other stock-based awards may be denominated in cash, in shares of Common stock or other securities, in units, in securities or debentures convertible into common stock, or in any combination of the foregoing, and may be paid in cash, in shares of Common Stock or other securities, or in any combination of the foregoing, all as determined in the discretion of the Committee. The terms and conditions of any other stock-based award may include, without limitation, terms and conditions relating to dividend and voting rights, as well as one, or more than one, objective time-based, performance-based, or other grant condition(s) that the Committee requires to be timely satisfied before the grant of the award will be effective, and/or one, or more than one, objective time-based, performance-based, or other condition(s) that the Committee requires to be timely satisfied before the award, or any portion or component of the award, will be vested and nonforfeitable. During any fiscal year of the Firm, no other stock-based awards covering more than 500,000 shares of Common Stock may be granted to any employee, and no other stock-based awards covering more than 100,000 shares may be granted to any consultant (including non-employee directors). The maximum amount that a grantee may earn by satisfaction of performance goals during any calendar year under other stock-based awards that are denominated in cash or any medium other than shares or units representing rights to receive shares is $7,500,000. For purposes of the limitation stated in the immediately preceding sentence, the calendar year in which the applicable performance goal(s) is satisfied is the calendar year in which the limitation applies, without regard to the duration of the performance period or any additional time-based vesting conditions or other terms or conditions relating to the payment of the other stock-based award.
Code Section 162(m) Provisions. For an award under the 2016 SIP that is intended to qualify for an exemption from the limit on tax deductibility under Section 162(m) of the Code, the lapsing of restrictions on the award and the distribution of shares or payment, as applicable, will be subject to satisfaction of one, or more than one, objective performance goal(s). The Committee will determine the performance goal(s) that will be applied with respect to each such award at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance goal(s) relate (or 25 percent of the specified performance measurement period if such period is less than one year). The performance criteria applicable to such awards will be one or more of the following criteria: Common Stock price; shareholder value or total shareholder return; market value or market value growth; market or customer share; revenue or revenue growth; earnings per share or earnings per share growth; pre-tax net income, after-tax net income, net income margin or net income growth; net income from continuing operations, net income from discontinued operations; gain on sale of discontinued operations; return on assets, shareholders’ equity, capital employed, invested capital or other financial return ratio; operating expenses, operating profit, operating profit margins or operating profit growth; gross profit, gross profit percentage, flex gross profit, flex gross profit percentage, gross profit growth or flex gross profit growth; selling, general & administrative (“SG&A”) expense, SG&A expense percentage or SG&A levels; EBIT (earnings before interest and taxes) or EBIT growth; EBITDA (earnings before interest, taxes, depreciation, and amortization) or EBITDA growth; Earnings before Equity-Based Compensation Expense, net; working capital, debt, debt-to-equity or other liquidity measure; cash flow, cash levels, cash flow margins or cash flow growth; cost goals; budget goals; productivity measures; business expansion goals; goals related to acquisitions or divestitures; accounts receivable, accounts receivable aging or accounts receivable write-offs; or other financial, operational, measure or metric.

The Committee will establish the performance goal or goals for the applicable performance period from among the measurement criteria listed above to apply to each award and a formula or matrix prescribing the extent to which such award will be earned based upon the level of achievement of such performance goal or goals. The Committee may establish different performance goals for different grantees and different awards. The performance goals with respect to such measurement criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The performance goals may be established in terms of Firm-wide objectives or objectives that are related to the performance of the individual grantee or the subsidiary, division, department, or function within the Firm or subsidiary in which the Grantee is employed. Performance goals need not be based on audited financial results.
The Committee may not increase the compensation payable, including the number of shares of common stock granted pursuant to any award, that would otherwise be due upon achievement of a performance goal under any award intended to qualify for an exemption from the limit on tax deductibility under Section 162(m) of the Code. Notwithstanding the achievement of any performance goal and any contrary provision of the 2016 SIP, the Committee may, in its discretion, reduce the amount of compensation otherwise to be paid or earned in connection with an award intended to qualify for an exemption from the limit on tax deductibility under Code Section 162(m). The Committee may determine performance before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the performance period, and may measure the attainment of the performance goal by appropriately adjusting the evaluation of performance goal performance to exclude the effect of any changes in accounting principles affecting the Firm’s or a business unit’s reported results. Prior to the payment of any award intended to be exempt under Section 162(m) of the Code, the Committee will certify in writing that the performance goal(s) applicable to such award were met.
Adjustment upon Changes in Capitalization. In the event of changes in the Common Stock by reason of any stock splits, reverse stock splits, stock dividends, or other change in the capital structure of Firm or extraordinary dividend, spinoff, or similar event affecting the value of Common Stock, an appropriate adjustment will be made by the Board in the number of shares of Common Stock subject to the 2016 SIP, the number of shares subject to any award outstanding under the 2016 SIP, the exercise price of any such outstanding award, any share-based performance condition, and the annual per-person limitations on awards. The determination of the Board as to which adjustments will be made will be conclusive.
Change in Control. In the event of a change in control of the Firm, then the following provisions apply:
Vesting. In the event of a change in control of the Firm, the Board may accelerate the vesting of any outstanding award that is not fully vested on the date of the change in control.
Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Firm, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board may, in the exercise of its discretion in such instances, declare that any option or stock appreciation right will terminate as of a date fixed by the Board and give each grantee the right to exercise his option or stock appreciation right as to all or any part of the shares covered by such award, including shares as to which the award would not otherwise be exercisable.
Merger or Asset Sale. In the event of a merger of the firm with or into another corporation, the sale of substantially all of the assets of the firm or the acquisition by any person, other than the Firm or other named persons expressly excluded in the 2016 SIP Plan, of 50 percent percent or more of the Firm’s then outstanding securities, each award will be assumed or an equivalent award will be substituted by the successor corporation; provided, however, if such successor or purchaser refuses to assume the then outstanding awards, the Board may accelerate the vesting of any outstanding award that is not fully vested on the date of the change in control.
Restriction on Repricing. The 2016 SIP includes a restriction providing that, without shareholder approval, the Firm will not amend or replace options or stock appreciation rights previously granted under the 2016 SIP in a transaction that constitutes a “repricing.” For this purpose, a “repricing” is defined as amending the terms of an option or stock appreciation right after it is granted to lower its exercise or base price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option or stock appreciation right at a time when its exercise price or base price is equal to or greater than the fair market value of the underlying stock in exchange for another option, stock appreciation right, stock award, other equity, cash or other property, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or stock appreciation right to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

Amendment and Termination of the 2016 SIP. The Board may at any time amend, alter, suspend or terminate the 2016 SIP. The Firm will obtain shareholder approval of any amendment to the 2016 SIP in such a manner and to such a degree as is necessary and desirable to comply with any applicable law or regulation, including the requirements of any exchange on which the common stock is listed or quoted. Under these laws and regulations, however, shareholder approval will not necessarily be required for all amendments which might increase the cost of the 2016 SIP or broaden eligibility. Unless terminated earlier by the Board, the 2016 SIP will terminate on April 19, 2026. Any awards outstanding under the 2016 SIP at the time of its termination will remain outstanding until they expire by their terms.
Tax Consequences. The federal income tax consequences of participation in the 2016 SIP are complex and subject to change. The following discussion is only a summary of the general tax rules applicable to the 2016 SIP.
Options. Options granted under the 2016 SIP may be either incentive stock options or non-qualified stock options. Options that are designated as incentive stock options are intended to qualify as such under Section 422 of the Code. With respect to incentive stock options, neither the grant nor the exercise of the option will subject the employee to taxable income, other than under the Alternative Minimum Tax (Section 56(b)(3) of the Code), which is not discussed in detail in this summary. There is no required tax withholding in connection with the exercise of incentive stock options. Upon the ultimate disposition of the stock obtained on an exercise of an incentive stock option, the employee’s entire gain will be taxed at the rates applicable to long-term capital gains, provided the employee has satisfied the prescribed holding periods relating to incentive stock options and the underlying stock. This treatment will apply to the entire amount of gain recognized on the sale of the stock, including the portion of gain that reflects the spread on the date of exercise between the fair market value of the stock at the time of grant and the fair market value of the stock at the time of exercise.
The Firm does not receive a compensation deduction for tax purposes with respect to incentive stock options. However, if the employee disposes of the stock purchased on exercise of the incentive stock option prior to the expiration of the applicable holding periods required by Section 422 of the Code, the Firm will be entitled to a deduction equal to the employee’s realization of ordinary income by virtue of the employee’s disqualifying disposition.
Non-qualified stock options granted under the 2016 SIP will not qualify for any special tax benefits to the option holder. An option holder generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the option holder will recognize ordinary income for federal tax purposes measured by the excess of the fair market value of the shares at the time of exercise over the exercise price. The income realized by the option holder will be subject to income and other employee withholding taxes.
The option holder’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a non-qualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a non-qualified stock option, the difference between the sale price and the option holder’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the time of their disposition.
In general, there will be no federal income tax deduction allowed to the Firm upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option by a holder, the Firm will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an option holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.
Stock Awards and Stock Appreciation Rights. With respect to stock awards and stock appreciation rights that may be settled either in cash or in shares that are either transferable or not subject to a substantial risk of forfeiture, the grantee will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares received. The Firm will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the grantee. With respect to restricted stock award shares that are both nontransferable and subject to a substantial risk of forfeiture, the award recipient will realize ordinary taxable income equal to the fair market value of the shares at the first time the shares are either transferable or not subject to a substantial risk of forfeiture. The Firm will be entitled to a deduction in the same amount and at the same time as the ordinary taxable income realized by the grantee.
Some awards, such as restricted stock unit awards, may be considered to be deferred compensation subject to special federal income tax rules under Section 409A of the Code. Failure to satisfy the applicable requirements under Section 409A of the Code for such awards would result in the acceleration of income and additional income tax liability to the grantee, including certain penalties. The 2016 SIP and awards under the 2016 SIP are intended to be designed and administered so that any awards that are considered to be deferred compensation will not result in negative tax consequences to the grantees under Section 409A of the Code.

All of the above-described deductions are subject to the limitations on deductibility described in Section 162(m) of the Code. Although the Firm intends that options and stock appreciation rights and performance-based stock grants under the 2016 SIP will satisfy the “qualified performance-based compensation” exception under Section 162(m) of the Code and will be fully deductible by the Firm, several requirements must be satisfied for an award to qualify for this exception. Therefore, there can be no assurance that compensation attributable to 2016 SIP awards will be fully deductible under all circumstances. In addition, some awards under the 2016 SIP, such as non-performance-based stock grants, generally will not qualify for the "qualified performance-based compensation" exception and therefore may not be deductible by the Firm as a result of the limitations of Section 162(m) of the Code. In addition, as a result of the provisions of Section 280G of the Code, compensation paid to certain employees resulting from vesting of awards in connection with a change in control of the Firm also may not be deductible.
The foregoing is only a summary of the effect of federal income taxation upon the award recipient and the Firm with respect to the grant and exercise of awards under the 2016 SIP, does not purport to be complete and does not discuss the tax consequences of the recipient’s death or the income tax laws of any municipality, state or foreign country in which a recipient may reside.
New Plan Benefits. All awards under the 2016 SIP are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the 2016 SIP in the future are not determinable at this time.

Recommendation of the Board of Directors
The Board believes that it is in Kforce's and our shareholders' best interests to adopt the 2016 SIP. The Board believes that the proposed 2016 SIP is necessary to ensure that a sufficient number of shares will be available to fund our compensation programs. Further, the Board believes that, unless our shareholders approve this Plan, the shares available for awards under the currently approved 2006 SIP and 2013 SIP will be insufficient to satisfy our equity compensation needs for the next two to three years. Therefore, if our shareholders do not approve this Plan, we will experience a shortfall of shares available for issuance that we believe may adversely affect our ability to attract, retain and reward NEOs and other key employees who contribute to our long-term success.
As a result of the shortfall of shares available for issuance under the 2006 SIP and 2013 SIP that may be experienced if our shareholders do not approve the Plan, it may be necessary to design and implement alternative long-term incentive ("ALTI") plans for our NEOs and other key employees. Although the use of ALTI plans is a method to attract, retain and reward our NEOs and other key employees, it is not preferred as their use results in a significant use of Kforce’s cash resources. ALTI plans also introduce a significant amount of earnings volatility due to the remeasurement of fair value over the requisite service period.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE KFORCE INC. 2016 STOCK INCENTIVE PLAN.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (c) (Excluding Securities Reflected in Column (a)) (3) (4)
Equity compensation plans approved by shareholders
Kforce Inc. 2013 Stock Incentive Plan	—	$—	1,638,581
Kforce Inc. 2006 Stock Incentive Plan	25,000	$11.58	34,425
Kforce Inc. 2009 Employee Stock Purchase Plan	N/A	N/A	2,790,395
Kforce Inc. Incentive Stock Option Plan (5)	—	$—	—
Total	25,000	$11.58	4,463,401

(1)
In addition to the number of securities listed in this column, 1,179,094 shares and 114,223 shares of restricted stock granted under the 2013 Stock Incentive Plan and 2006 Stock Incentive Plan, respectively, have been issued and are unvested as of December 31, 2015.

(2)	The weighted-average exercise price excludes unvested restricted stock because there is no exercise price associated with these equity awards.

(3)
All of the shares of common stock that remain available for future issuance under the Kforce Inc. 2006 and 2013 Stock Incentive Plans may be issued in connection with options, warrants, rights and restricted stock awards. Each future grant of options or stock appreciation rights shall reduce the available shares under the Kforce Inc. 2006 and 2013 Stock Incentive Plans by an equal amount while each future grant of restricted stock shall reduce the available shares by 1.58 shares for each share awarded. In order to maximize our share reserves, the prevailing practice over the last few years has been for Kforce to issue full value awards as opposed to options and stock appreciation rights.

(4)
As of December 31, 2015, there were options outstanding under the Kforce Inc. 2009 Employee Stock Purchase Plan (“2009 ESPP”) to purchase 7,997 shares of common stock at a discounted purchase price of $24.02.

(5)	Issuances of options under the Incentive Stock Option Plan ceased in 2005. All of the outstanding options issued pursuant to this plan expired in March 2015.
SHAREHOLDER PROPOSALS
Shareholders interested in presenting a proposal for consideration at our Annual Meeting of Shareholders in 2017 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and our Bylaws. To be eligible for inclusion, shareholder proposals must be received by Kforce’s Corporate Secretary no later than November 18, 2016. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for our Annual Meeting of Shareholders in 2017.
In addition, the proxy solicited by the Board for the Annual Meeting of Shareholders in 2017 will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by February 1, 2017.

OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.
The material referred to in this proxy statement under the captions “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Exchange Act.
Only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to shareholders who share an address, unless we have received contrary instructions by one or more of the shareholders at that address. We will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that shareholder. Written requests should be mailed to David M. Kelly, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Oral requests may be made by calling Kforce Investor Relations at (813) 552-5000. Any shareholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of our proxy statement and Annual Report in the future, and shareholders sharing an address and receiving multiple copies of our proxy statement and Annual Report who wish to share a single copy of those documents in the future, should also notify us in writing at the foregoing address or by calling the foregoing telephone number.

APPENDIX A
KFORCE INC. AMENDED AND RESTATED
PERFORMANCE INCENTIVE PLAN
1. Purpose. The purpose of the Amended and Restated Kforce Inc. Performance Incentive Plan is to motivate and reward performance by providing cash bonus payments based upon the levels of achievement of pre-established and objective performance goals for a specified performance period. The Plan is a continuation, in amended and restated form, of the plan previously known as the Kforce Inc. 2005 Annual Performance Bonus Plan.
2. Definitions. The following definitions are applicable to the Plan:

(a)
“Award” means an award providing for the payment of compensation contingent on the level of attainment of pre-established performance goals with respect to a Performance Period, as determined by the Committee pursuant to Section 5 of the Plan.

(b)
“Base Salary” means the base rate of cash compensation paid by the Firm to or for the benefit of a Participant for services rendered or labor performed while a Participant in this Plan, including base pay a Participant could have received in cash in lieu of deferrals under any deferred compensation plan or to any cafeteria plan under Section 125 of the Code maintained by the Firm.

(c)	“Board” means the Board of Directors of the Firm.

(d)	“Code” means the Internal Revenue Code of 1986, as amended, including regulations and authoritative guidance promulgated thereunder.

(e)
“Committee” means the Compensation Committee of the Board, which shall be appointed by, and serve at the direction of, the Board, and shall consist of members of the Board who are not employees of the Firm or any affiliate thereof and who qualify as “outside directors” under Section 162(m) of the Code.

(f)	“Determination Deadline” means the latest possible date that will not jeopardize an Award’s qualification as performance-based compensation within the meaning of Section 162(m) of the Code.

(g)
“Executive Officer” means an employee of the Firm whom the Board has designated as an executive officer of the Firm for purposes of reporting under the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

(h)	“Firm” means Kforce Inc.

(i)	“Fiscal Year” means the calendar year.

(j)	“Participant” means any Executive Officer(s) designated by the Committee to participate in the Plan.

(k)
“Performance Period” means the performance period specified by the Committee to which the performance goal(s) under an Award relate. The Committee may establish different Performance Periods for different Awards and for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(l)	“Plan” means this Amended and Restated Kforce Inc. Performance Incentive Plan, as it may be amended from time to time.
3. Administration of Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to select Executive Officers to participate in the Plan, to determine performance goals and the Award amounts to be paid based upon the levels of achievement of the performance goals, to determine other terms and conditions of Awards under the Plan, to establish and amend rules and regulations relating to the Plan, and to make all other determinations necessary and advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. All decisions made by the Committee pursuant to the Plan shall be made in the Committee’s discretion and shall be final and binding on the Participants, and the Firm.
4. Designation of Participants. Participants in the Plan shall be selected by the Committee from among the Executive Officers.

5. Awards.

(a)
Each Participant shall be eligible to receive such Award, if any, for a Performance Period as may be established by the Committee and payable pursuant to the performance criteria described below. Awards consist of cash amounts payable based upon the levels of achievement during a Performance Period of specified objective performance goals. A performance goal may include a threshold level of performance below which no amount will be paid, and/or levels of performance at which specified amounts will be paid, and may also include a maximum level of performance above which no additional amount will be paid. No later than the Determination Deadline, the Committee will determine the Participants and will set the Performance Period(s), the performance goal(s) and the amounts to be paid based upon the level(s) of achievement of the performance goal(s). The Award, if any, including any designated threshold, target, or maximum amounts, for each Participant will be specified as a percentage of the Participant’s Base Salary, or as the sum of a percentage of the funds available for the payment of such Award, or as a stated dollar amount, or as a dollar amount calculated under a formula based on the levels of achievement of the applicable performance goal. The maximum aggregate amount that may be paid pursuant to Awards to a Participant for any Fiscal Year shall be $7,500,000. For purposes of the limitation stated in the immediately preceding sentence, the Fiscal Year in which the applicable performance goal(s) is satisfied is the Fiscal Year in which the limitation applies, without regard to the duration of the Performance Period or any additional time-based vesting conditions or other terms or conditions relating to the payment of an Award.

(b)
Participants shall have their Awards, if any, determined on the basis of the levels of achievement of performance goals which shall be established by the Committee in writing and which goals shall be stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Firm:

•	market share

•	common stock price

•	increase in shareholder value

•	earnings per share

•	net income

•	return on assets, shareholder’s equity or other financial return ratio

•	increase in cash flow, cash flow from operating activities or other cash flow metric

•	operating expenses or operating income margins

•	gross profit percentage

•	working capital, debt, debt-to-equity or other liquidity measure

•	invested capital, including the completion of a specified capital-raising transaction

•	revenue

•	selling, general and administrative expense levels

•	completion of a specified acquisition or divestiture

•	accounts receivable write-offs

•	EBITDA

•	cash levels

•	other financial or operational, measure or metric.
The Committee shall, for each Performance Period, establish the performance goal or goals from among the foregoing to apply to each Participant and a formula or matrix prescribing the extent to which such Participant’s Award shall be earned based upon the level of achievement of such performance goal or goals. The Committee may establish different performance goals for different Participants and different Awards.

(c)
The performance goals with respect to such measurement criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The performance goals may be established in terms of Firm-wide objectives or objectives that are related to the performance of the individual Participant or the subsidiary, division, department, or function within the Firm or subsidiary. Performance goals need not be based on audited financial results and may be based on actual results or a combination of actual and forecasted results.

(d)
Each Award shall be earned only if at least one performance goal established in accordance with this Section 5 has been achieved, except that the Committee may specify that the Award may become payable in the event of death, disability or a change in control to the extent permissible under Section 162(m) of the Code as of the end of the Performance Period. The Committee shall have no discretion to increase the amount of the Award, but shall retain discretion to decrease the amount of the Award, generally referred to as “negative discretion.” No Award shall be payable except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an Award have been satisfied. The Committee may determine performance before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the performance period, and may measure the attainment of the performance goal by appropriately adjusting the evaluation of performance goal performance to exclude the effect of any changes in accounting principles affecting the Firm’s or a business unit’s reported results.

(e)
The Compensation Committee shall have the power to impose such other restrictions on Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of “performance-based compensation” within the meaning of Section 162(m) of the Code.

(f)
Any Award amount to be paid to a Participant based upon the degree of attainment of the applicable performance goals shall be made as soon as practicable following the Committee's certification pursuant to Section 5(d) for the applicable Performance Period, and in no event later than the date that is two and one-half months following the last day of the Performance Period.

(g)
Awards will be denominated in cash and will be payable in cash, except that the Committee may denominate an Award in shares of the Firm’s common stock and/or settle an Award in shares of the Firm’s common stock if and to the extent that shares of the Firm’s common stock are authorized for use in incentive awards and available under a Firm equity compensation plan approved by shareholders of the Firm.

6. Additional Forfeiture Provisions. As a condition of an Award, and as a condition of a Participant’s right to receive or retain cash, common stock or other property in connection with an Award, the Committee may require that the Participant acknowledge that the Award is subject to any clawback policy of the Firm and the Committee may impose requirements that the Participant comply with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Firm, non-solicitation of customers, suppliers, and employees of the Firm, cooperation in litigation, non-disparagement of the Firm and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Firm.
7. Participant’s Interests. A Participant’s interest in any Awards shall at all times be reflected on the Firm’s books as a general unsecured and unfunded obligation of the Firm subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Firm or any fund in which any deferred payment is deemed invested. Neither the Firm, the Board, nor the Committee shall be responsible for the adequacy of the general assets of the Firm to discharge, or required to reserve or set aside funds for, the payment of its obligations hereunder.
8. Non-Alienation of Benefits; Beneficiary Designation. All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment. Subject to the foregoing, the Firm shall establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Participant’s death.
9. Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Firm shall withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any federal, state and local tax or withholding requirements, unless otherwise determined by the Committee (in which case withholding may be from other payments from the Firm to the Participant, if so determined by the Committee).
10. Rights of Employees. Nothing in the Plan shall interfere with or limit in any way the right of the Firm to terminate a Participant’s employment at any time, or confer upon any Participant any right to continued employment with the Firm or any of its subsidiaries or affiliates. A Participant shall not be entitled to any claim or recourse if any action or inaction by the Firm, or any other circumstance or event, including any circumstance or event outside the control of the Participant, adversely affects the ability of the Participant to satisfy a performance goal or in any way prevents the satisfaction of a performance goal.
11. Determinations Final. Each determination provided for in the Plan shall be made by the Committee under such procedures as may from time to time be prescribed by the Committee and shall be made in the discretion of the Committee. Any such determination shall be conclusive.

12. Adjustment of Awards. The Committee shall be authorized to make adjustments in the method of calculating attainment of performance goals in recognition of unusual or nonrecurring events affecting the Firm or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that no such adjustment shall impair the rights of any Participant without his consent and that any such adjustments with respect to Awards shall be made in a manner consistent with Section 162(m) of the Code.
13. Amendment or Termination. The Board may, in its discretion, amend, suspend or terminate the Plan from time to time. No such termination or amendment shall alter a Participant’s right to receive a distribution as previously earned, as to which this Plan shall remain in effect following its termination until all such amounts have been paid, except as the Firm may otherwise determine.
14. Nonexclusivity of the Plan. The adoption of this Plan and the grant of Awards hereunder shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangement or award such other compensation as it may deem advisable with respect to any Participant.
15. Section 409A of the Code. The Plan and the Awards granted hereunder are intended to meet the “short-term deferral” exception to the provisions of Section 409A of the Code or to otherwise comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Firm shall not be required to assume any increased economic burden in connection therewith. Although the Committee intends to administer the Plan so that it will comply with the requirements of Section 409A of the Code, neither the Committee nor the Firm represents or warrants that the Plan will comply with Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Firm, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to a Participant (or any other individual claiming a benefit through a Participant) for any tax, interest, or penalties a Participant may owe as a result of compensation paid under the Plan, and the Firm shall have no obligation to indemnify or otherwise protect a Participant from the obligation to pay any taxes pursuant to Section 409A of the Code.
16. Construction. The Plan shall be construed under the laws of the State of Florida, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

APPENDIX B
KFORCE INC.
2016 STOCK INCENTIVE PLAN
1. Purposes of the Plan. The purposes of this Kforce Inc. 2016 Stock Incentive Plan are to attract and retain highly qualified individuals for and in positions of substantial responsibility, to provide additional incentive to our Employees and Consultants in contributing to the success and progress of the Firm, and to align participants’ interests directly to those of Kforce's shareholders through increased stock ownership. Awards granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Stock Awards, and Other Stock-Based Awards, any of which may be performance-based, as determined by the Committee.
2. Definitions. As used herein, the following definitions shall apply:

(a)
“Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted, all as amended through the applicable date. The term “Applicable Law” includes laws and regulations that are not mandatory but compliance with which confers benefits on the Firm or Grantees (e.g. Code Sections 162(m), 409A, and 422, and Exchange Act Rule 16b-3), where such compliance is intended under the Plan.

(b)	“Award” means an Option, Stock Appreciation Right, Stock Award, or Other Stock-Based Award granted under the Plan, any of which may be performance-based.

(c)
“Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Committee.

(d)	“Board” means the Board of Directors of the Firm.

(e)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.

(f)	"Cause" means the happening of any of the following:

(i)	the Grantee is convicted by a court of competent jurisdiction or enter a guilty plea or a plea of nolo contendere for any felony; or

(ii)	the Grantee breaches any provisions of this Plan or his/her employment agreement and the breach results in material injury to the Firm or its acquiring or surviving entity; or

(iii)
the Grantee engages in misconduct, a policy violation, dishonesty or fraud concerning the Firm or its acquiring or surviving entity's business or affairs and this misconduct, policy violation, dishonesty or fraud results in material injury to the Firm or its acquiring or surviving entity.

(g)	“Change in Control” means the happening of any of the following, unless otherwise provided in an Award Agreement:

(i)
the acquisition by any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act (a "Person") of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Firm that may be cast for the election of directors; provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Firm or one of its affiliates, (B) any acquisition by the Firm or one of its affiliates, (C) any acquisition by any executive benefit plan (or related trust) sponsored or maintained by the Firm or one of its affiliates, (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) of this section, or (E) any acquisition by David L. Dunkel or his family members; or

(ii)
individuals who, as of the date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)
consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Firm (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the beneficial owners, respectively, of the Firm’s outstanding Common Stock and outstanding voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Firm or all or substantially all of the Firm’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Firm’s Common Stock and voting securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any Executive benefit plan (or related trust) of the Firm or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent or more of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by shareholders of a complete liquidation or dissolution of the Firm.

(h)	“Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation include regulations, proposed regulations and applicable guidance thereunder.

(i)
“Committee” means the Compensation Committee of the Board, which shall be appointed by the Board, and shall consist of members of the Board who are not Employees and who qualify as “outside directors” under Code Section 162(m).

(j)	“Common Stock” means the Common Stock, $0.01 par value, of the Firm.

(k)
“Consultant” means any person, including an advisor, engaged by the Firm or a Parent or Subsidiary to render services and who is compensated for such services, including without limitation non-Employee Directors who are compensated by the Firm for their services as non-Employee Directors. In addition, as used herein, “consulting relationship” shall be deemed to include service by a non-Employee Director as such.

(l)
“Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is not interrupted or terminated by the Firm, any Parent or Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Firm policies) or statute, or (ii) transfers between locations of the Firm or between the Firm, a Parent, a Subsidiary or successor of the Firm; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee (subject to Section 21 and other applicable requirements of Code Section 409A).

(m)	“Covered Stock” means the Common Stock subject to an Award.

(n)
“Date of Grant” means the date on which the Committee makes the determination granting the Award, or such other later date as is determined by the Committee on which the grant of the Award shall become effective, including the date of the satisfaction of one, or more than one, objective employment, performance, or other grant condition that the Committee requires to be timely satisfied before the grant of a Stock Award or Other Stock-Based Award will be effective. Notice of the determination shall be provided to each Grantee within a reasonable time after the Date of Grant.

(o)
“Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant terminates unless otherwise specified in an Award Agreement (subject to Section 21 and other applicable requirements of Code Section 409A).

(p)	“Director” means a member of the Board.

(q)	“Disability” means, unless otherwise provided in an Award Agreement, total and permanent disability as defined in Section 22(e)(3) of the Code.

(r)
"Dividend Equivalent" means a right to receive value equal to the amount of cash dividends and value of other distributions that would have been payable on Covered Stock during a period of time had such Covered Stock been issued to the Grantee during such period of time.

(s)
“Employee” means any person, including Officers and Directors, employed by the Firm or any Parent or Subsidiary of the Firm. Neither service as a Director nor payment of a director’s fee by the Firm shall be sufficient to constitute “employment” by the Firm.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including, but without limitation to, the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination.

(ii)
If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined by the Committee on a reasonable basis using a method that complies with Code Section 409A.

(v)	“Firm” means Kforce Inc., a Florida corporation.

(w)	“Grantee” means an individual who has been granted an Award.

(x)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y)	“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z)	“Officer” means a person who is an officer of the Firm within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)	“Option” means a stock option granted under the Plan, which may be an Incentive Stock Option or a Nonqualified Stock Option.

(ab)	"Other Stock-Based Award" means an Award granted under Section 9 of the Plan.

(ac)
“Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Firm if each of the corporations other than the Firm holds at least 50 percent of the voting shares of one of the other corporations in such chain.

(ad)	“Performance Period” means the time period during which the performance goals established by the Committee with respect to an Award that is performance-based must be met.

(ae)	“Plan” means this Kforce Inc. 2016 Stock Incentive Plan.

(af)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ag)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

(ah)	“Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value per Share on the date when the SAR is exercised exceeds the Base Price specified in the SAR.

(ai)	“Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7 of the Plan.

(aj)	"Stock Award" means Restricted Stock or Restricted Stock Units granted to a Grantee under Section 8 of the Plan.

(ak)
“Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Firm or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Firm or a Subsidiary.

3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the aggregate number of Shares of Common Stock that may be subject to awards under this Plan (the “Share Reserve”) is (i) 1,367,000 Shares, plus (ii) any Shares of Common Stock that, as of the date this Plan is approved by the shareholders of the Firm, are reserved and available for grant and issuance under the Kforce Inc. 2013 Stock Incentive Plan (the "2013 Plan") and the Kforce Inc. 2006 Stock Incentive Plan (the "2006 Plan"), and are not issued or subject to outstanding grants under the 2013 Plan or the 2006 Plan (respectively, the "2013 Plan Reserved Shares" and the "2006 Plan Reserved Shares"). Upon the approval of this Plan by the shareholders of the Firm, no additional grants shall be made under the 2013 Plan or the 2006 Plan. As of the date of the adoption of this Plan by the Board, the number of 2013 Plan Reserved Shares is 906,376 Shares and the number of 2006 Plan Reserved Shares is 34,425. Therefore, as of the date of the adoption of this Plan by the Board, the Share Reserve is 2,307,801, subject to adjustment to reflect the termination, cancellation, or forfeiture of outstanding awards under the 2013 Plan and the 2006 Plan after the date of adoption of this Plan by the Board and prior to the approval of this Plan by the shareholders of the Firm. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed the Share Reserve. Each Option or SAR granted shall reduce the Share Reserve by one Share; and each full value share (Stock Award) shall reduce the Share Reserve by 1.58 Shares. Such shares of Common Stock may be authorized, but unissued, or reacquired shares of Common Stock. The Shares issued by the Firm under the Plan may be, at the Firm’s option, either (i) evidenced by a certificate registered in the name of the Grantee, or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Firm’s stock transfer agent or its designee.
If any portion of an Award for any reason expires, is terminated, is cancelled or is forfeited (including those forfeited as a result of not being earned pursuant to the Award’s performance criteria), the Shares allocable to the expired, terminated, cancelled, or forfeited portion of the Award shall become available for future Awards under the Plan (unless the Plan has terminated). If any portion of an outstanding award that was granted under the 2013 Plan or the 2006 Plan for any reason expires, is terminated, is cancelled or is forfeited on or after the date on which the shareholders of the Firm approve this Plan, the Shares allocable to the expired, terminated, cancelled, or forfeited portion of such 2013 Plan or 2006 Plan award shall be available for issuance under this Plan. With respect to an Option and SAR, if the payment upon exercise of an Option or SAR is in the form of Shares, the Shares subject to the Option or SAR shall be counted against the Share Reserve as one Share for every Share subject to the Option or SAR, regardless of the number of Shares used to settle the Option or SAR upon exercise.
4. Administration of the Plan.

(a)	Procedure.

(i)	Administration by Committee. The Plan shall be administered by the Committee.

(ii)
Rule 16b-3. To the extent the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)
Section 162(m) of the Code. To the extent the Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.

(b)	Powers of the Committee. Subject to the provisions of the Plan, and subject to the specific duties delegated by the Board to the Committee, the Committee shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Common Stock;

(ii)	to select the Employees and Consultants to whom Awards will be granted under the Plan;

(iii)	to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;

(iv)	to determine the number of shares of Common Stock to be covered by each Award granted under the Plan;

(v)	to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;

(vi)
to determine the terms and conditions, not inconsistent with the terms of the Plan (including the minimum vesting periods specified for Options and SARs in Sections 6 and 7 of the Plan), of any Award granted under the Plan. Such terms and conditions, which need not be the same for each Award or for each Grantee, include, but are not limited to, the exercise price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Committee shall determine;

(vii)	to construe and interpret the terms of the Plan and Awards;

(viii)
to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;

(ix)
to modify or amend each Award (subject to Section 14 of the Plan). However, the Administrator may not modify or amend any outstanding Option or SAR to reduce the exercise price of such Option or SAR, as applicable, below the exercise price as of the Date of Grant of such Option or SAR without shareholder approval. In addition, no Option or SAR may be granted in exchange for, or in connection with, the cancellation or surrender of an Option or SAR or other Award having a lower exercise price without shareholder approval;

(x)	to authorize any person to execute on behalf of the Firm any instrument required to effect the grant of an Award previously granted by the Committee;

(xi)	to determine the terms and restrictions applicable to Awards;

(xii)	to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;

(xiii)
to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;

(xiv)
to correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Award Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(xv)	to provide any notice, agreement or other communication required or permitted by the Plan in either written or electronic form;

(xvi)
subject to the minimum vesting periods specified for Options and SARs in Sections 6 and 7 of the Plan, to determine the vesting period during which each Award shall be subject to a risk of forfeiture upon a voluntary termination of employment or service, or termination in other specified circumstances, and the terms upon which such risk will end (i.e., “vesting” will occur), at a stated date or dates or on an accelerated basis in specified circumstances; and

(xvii)	to make all other determinations deemed necessary or advisable for administering the Plan.

(c)	Effect of Administrator’s Decision. The Committee’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.
5. Eligibility and General Conditions of Awards.

(a)
Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Award may be granted additional Awards. Modifications to outstanding Awards may be made without regard to whether the Grantee is then currently eligible for a new Award.

(b)
Maximum Term; Deferral. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than 10 years after the Date of Grant and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement. The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the grant of or the lapse or waiver of restrictions with respect to Awards other than Options and SARs. If any such deferral is required or permitted, the Committee shall establish such rules and procedures for such deferral, including rules and procedures implemented pursuant to Section 21 of the Plan for compliance with Code Section 409A. Any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Committee may, if so permitted or required by the Committee, extend more than ten years after the Date of Grant of the Award to which the deferral relates.

(c)
Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each Award or for each Grantee, shall be set forth in an Award Agreement. The Committee, in its discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.

(d)
Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee, and subject to Section 12 of the Plan:

(i)
Subject to Section 5(d)(ii) below, the Grantee may exercise his or her unexercised Option or SAR within 30 days of the Date of Termination and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan and increase the Share Reserve. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within 30 days, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve. If a Grantee exercises his or her unexercised Option or SAR subsequent to the Date of Termination, the Grantee is not permitted to utilize Shares to cover the exercise cost of the Option or SAR or to cover their minimum payroll tax withholding obligations;

(ii)
in the event that a Grantee's Continuous Status as an Employee or Consultant terminates for Cause, all of his or her unexercised Options or SARs shall terminate immediately upon the Date of Termination and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve;

(iii)	the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

(iv)
the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled in accordance with the terms of the applicable Award Agreement; and

(v)
any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

(e)
Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee:

(i)
the Grantee may exercise his or her unexercised Option or SAR at any time within 90 days from the Date of Termination, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the Date of Termination (but in no event later than the expiration of the term of the Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan and increase the Share Reserve. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve.

(ii)	the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

(iii)
the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled in accordance with the terms of the applicable Award Agreement; and

(iv)
any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

(f)	Death of Grantee. In the event of the death of a Grantee, then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee,

(i)
the Grantee’s unexercised Option or SAR may be exercised at any time within 90 days following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall immediately revert to the Plan and increase the Share Reserve. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve.

(ii)	the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the date of death, shall thereupon automatically be forfeited;

(iii)
the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the date of death shall promptly be settled in accordance with the terms of the applicable Award Agreement; and

(iv)
any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the date of death shall terminate immediately upon the date of death.

(g)	Nontransferability of Awards.

(i)
Except as provided in Section 5(g)(iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.

(ii)
Except as provided in Section 5(g)(iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Stock Awards, to the Firm) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Firm or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(iii)
To the extent and in the manner permitted by Applicable Law, and to the extent and in the manner permitted by the Committee, and subject to such terms and conditions as may be prescribed by the Committee, a Grantee may transfer an Award to:

a.
a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);

b.	any person sharing the employee’s household (other than a tenant or employee);

c.	a trust in which persons described in (a) and (b) have more than 50 percent of the beneficial interest;

d.	a foundation in which persons described in (a) or (b) or the Grantee control the management of assets; or

e.	any other entity in which the persons described in (a) or (b) or the Grantee own more than 50 percent of the voting interests;
provided such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (a) above or the Grantee, in exchange for an interest in such entity.
6. Stock Options. The Committee may grant Options to Employees or Consultants from time to time upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)	Limitations.

(i)
Options granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, or a combination of the foregoing. Each Award shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares as of the Date of Grant with respect to which Options designated as Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under the Plan and any other employee stock option plan of the Firm or any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

(ii)
No Employee shall be granted, in any fiscal year of the Firm, Options to purchase more than 500,000 Shares, and no Consultant shall be granted, in any fiscal year of the Firm, Options to purchase more than 100,000 Shares. The limitation described in this Section 6(a)(ii) shall be adjusted proportionately in connection with any change in the Firm’s capitalization as described in Section 12 of the Plan. If an Option is canceled in the same fiscal year of the Firm in which it was granted (other than in connection with a transaction described in Section 12 of the Plan), the canceled Option will be counted against the limitation described in this Section 6(a)(ii).

(b)
Term of Option. The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be 10 years from the Date of Grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Firm or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the Date of Grant or such shorter term as may be provided in the Award Agreement.

(c)	Option Exercise Price and Consideration.

(i)
Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Committee and, except as otherwise provided in this Section 6(c)(i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.

a.
In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Firm or any Parent or Subsidiary, the per Share exercise price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.

b.
Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Firm of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (3) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Committee determines to be necessary to achieve such preservation of economic value.

(d)
Waiting Period and Exercise Dates. At the time an Option is granted, the Committee shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement, which shall include a minimum vesting period of at least one year from the Date of Grant.

(e)
Form of Consideration. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of Award. The acceptable form of consideration may consist of any combination of cash, personal check, wire transfer or, subject to the approval of the Committee:

(i)
net exercise, in which case the Firm will not require payment of the Option exercise price from the Grantee but will reduce the number of Shares issued upon the exercise by the number of whole Shares that has an aggregate Fair Market Value that is equal to the aggregate Option exercise price for the portion of the Option exercised;

(ii)
pursuant to procedures approved by the Committee, (A) through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Firm the amount of sale or loan proceeds sufficient to pay the exercise price, together with, if requested by the Firm, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise, or (B) through simultaneous sale through a broker of Shares acquired upon exercise; or

(iii)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.

(f)	Exercise of Option.

(i)	Procedure for Exercise; Rights as a Shareholder.

a.	Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement.

b.	An Option may not be exercised for a fraction of a Share.

c.	An Option shall be deemed exercised when the Firm receives:

i.
written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4.b. of the Plan) from the person entitled to exercise the Option, and

ii.
full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan.

iii.
Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse (or other permitted transferee). Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Firm (as evidenced by the appropriate entry on the books of the Firm or of a duly authorized transfer agent of the Firm), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Firm shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued or delivery is otherwise effected by the Firm, except as provided in Section 12 of the Plan.

iv.
Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

7. Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to Employees or Consultants from time to time upon such terms and conditions as the Committee may determine in accordance with the following provisions. A SAR shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement, which shall include a minimum vesting period of at least one year from the Date of Grant. A SAR is the right of the Grantee to receive from the Firm an amount in Shares equal to the Spread at the time of the exercise of such right.

(a)	Base Price. The Base Price shall be equal to or greater than the Fair Market Value on the Date of Grant.

(b)
Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Firm (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4(b) of the Plan or otherwise), setting forth the number of Shares with respect to which the SAR is to be exercised.

(c)	Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment in the form of Shares from the Firm in an amount determined by multiplying:

(i)	the Spread; by

(ii)
the number of Shares with respect to which the SAR is exercised; provided, that the Committee may provide in the Award Agreement that the benefit payable on exercise of a SAR shall not exceed such limit (which may be expressed as a percentage of the Fair Market Value of a Share on the Date of Grant or as a fixed value limit or otherwise) as the Committee shall specify. The payment upon exercise of a SAR shall be in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment.

(d)
No Employee shall be granted, in any fiscal year, SARs with respect to more than 500,000 Shares, and no Consultant shall be granted, in any fiscal year of the Firm, SARs to purchase more than 100,000 Shares. The limitation described in this Section 7(d) shall be adjusted proportionately in connection with any change in the Firm’s capitalization as described in Section 11 of the Plan. If a SAR is canceled in the same fiscal year of the Firm in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled SAR will be counted against the limitation described in this Section 7(d).

8. Stock Awards.

(a)
Administrator Action. Subject to the terms of the Plan, the Committee, acting in its discretion, may grant Stock Awards to any Employee or Consultant from time to time, in such amount and upon such terms and conditions as shall be determined by the Committee. A Stock Award may be made in Shares or denominated in units representing rights to receive Shares. No Stock Award relating to more than 500,000 Shares may be granted to an Employee in any calendar year, and no Stock Award relating to more than 100,000 Shares may be granted to any Consultant in any calendar year. Each Stock Award shall be evidenced by an Award Agreement, and each Award Agreement shall set forth the conditions, if any, that will need to be timely satisfied before the Stock Award will be effective, vested and settled, and the conditions, if any, under which the Grantee’s interest in the related Shares or units will be forfeited. Any such conditions for effectiveness or nonforfeitability may be based upon the passage of time and continued service by the Grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. The Committee, acting in its discretion, may make the grant of a Stock Award to a Grantee subject to the satisfaction of one, or more than one, objective employment, performance, or other grant condition that the Committee deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such grant condition. Either as an alternative to or in addition to a condition on the effectiveness of the grant of a Stock Award, the Committee may make a Stock Award (if, when, and to the extent that the grant of the Stock Award becomes effective) subject to one, or more than one, objective employment, performance, or other forfeiture condition that the Committee acting in its discretion deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such forfeiture condition. A Grantee’s nonforfeitable interest in the Shares related to a grant of a Stock Award shall depend on the extent to which each such condition is timely satisfied.

(b)
Types of Stock Awards. A Stock Award made in Shares that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of "Restricted Stock." A Stock Award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of "Restricted Stock Units" or "RSUs." For the avoidance of doubt, the Committee is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Firm or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(c)	Dividend Rights.

(i)
Restricted Stock Award. Each Restricted Stock Award Agreement shall state whether the Grantee shall have a right to receive any cash dividends that are paid with respect to his or her Restricted Stock after the date his or her Restricted Stock grant has become effective and before the first day that the Grantee’s interest in such stock is forfeited completely or becomes completely nonforfeitable. In the case of an Award of Restricted Stock that is conditioned on the satisfaction of performance-based goals, the Grantee shall not receive any payment of any dividends unless and not earlier than such time as the Committee certifies that the applicable performance-based conditions have been timely satisfied. If an Award Agreement provides that a Grantee has no right to receive a cash dividend when paid, such agreement shall (subject to Section 21 and other applicable requirements of Code Section 409A) set forth the conditions, if any, under which the Grantee will be eligible to receive one, or more than one, payment in the future to compensate the Grantee for the fact that he or she had no right to receive any cash dividends on his or her Restricted Stock when such dividends were paid. If an Award Agreement calls for any such payments to be made, the Firm shall make such payments from the Firm’s general assets, and the Grantee shall be no more than a general and unsecured creditor of the Firm with respect to such payments. If a stock dividend is declared on such a Share after the grant is effective but before the Grantee’s interest in such Stock has been forfeited or has become nonforfeitable, such stock dividend shall be treated as part of the grant of the related Restricted Stock, and a Grantee’s interest in such stock dividend shall be forfeited or shall become nonforfeitable at the same time as the Share with respect to which the stock dividend was paid is forfeited or becomes nonforfeitable. If a dividend is paid other than in cash or stock, the disposition of such dividend shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend.

(ii)
RSU Award. Unless otherwise determined by the Committee, a Grantee shall not have any rights as a shareholder with respect to Shares underlying an Award of RSUs until such time, if any, as the underlying Shares are actually issued to the Grantee. The Committee may provide in an RSU Award Agreement for the payment of Dividend Equivalents to the Grantee at such times as paid to shareholders generally or at the time of vesting or other payout of the RSUs. The Award Agreement shall provide whether such Dividend Equivalents shall be paid in cash or converted into additional shares of Common Stock or RSUs by such formula and at such time and subject to such limitations as may be determined by the Committee. In the case of an Award of RSUs that is conditioned on the satisfaction of performance-based goals, the Grantee shall not receive any payment of any Dividend Equivalents unless and not earlier than such time as the Committee certifies that the applicable performance-based conditions have been timely satisfied. If the payment or crediting of Dividend Equivalents is in respect of an Award that is subject to Code Section 409A, then the payment or crediting of such Dividend Equivalents shall conform to the requirements of Code Section 409A.

(d)
Voting Rights. A Grantee shall have the right to vote the Shares related to his or her Restricted Stock grant after the Date of Grant but before his or her interest in such Shares has been forfeited or has become nonforfeitable. A Grantee shall not have the right to vote the Shares related to his or her RSU grant until such time, if any, as the Shares are actually issued to the Grantee.

(e)
Satisfaction of Forfeiture Conditions. A Share related to a Restricted Stock Award shall cease to be Restricted Stock at such time as a Grantee’s interest in such Share becomes nonforfeitable under the Plan, and the certificate representing such Share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 8(c) or Section 8(d) and shall be transferred to the Grantee.

9. Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards to Employees or Consultants from time to time. Other Stock-Based Awards may be granted in such amounts, on such terms and conditions, including without limitation terms and conditions relating to dividend and voting rights, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as the Committee determines in its discretion. Without limitation, the terms and conditions applicable to an Other Stock-Based Award may include one, or more than one, objective time-based, performance-based, or other grant condition(s) that the Committee requires to be timely satisfied before the grant of the Other Stock-Based Award will be effective, and/or one, or more than one, objective time-based, performance-based, or other condition(s) that the Committee requires to be timely satisfied before the Other Stock-Based Award, or any portion or component of the Other Stock-Based Award, will be vested and nonforfeitable. Other Stock-Based Awards may be denominated in cash, in Shares or other securities, in units representing the rights to receive Shares, in securities or debentures convertible into Shares, or in any combination of the foregoing, and may be paid in Shares or other securities, in cash, or in a combination of Shares or other securities and cash, all as determined in the discretion of the Committee. No more than 500,000 Shares may be granted to an Employee in any calendar year under an Other Stock-Based Award that is denominated in Shares or units representing rights to receive Shares, and no more than 100,000 Shares may be granted to a Consultant in any calendar year under an Other Stock-Based Award that is denominated in Shares or units representing rights to receive Shares. The maximum amount that a Grantee may earn by satisfaction of performance goals during any calendar year under Other Stock-Based Awards that are denominated in cash or any medium other than Shares or units representing rights to receive Shares is $7,500,000. For purposes of the limitation stated in the immediately preceding sentence, the calendar year in which the applicable performance goal(s) is satisfied is the calendar year in which the limitation applies, without regard to the duration of the Performance Period or any additional time-based vesting conditions or other terms or conditions relating to the payment of the Other Stock-Based Award.

10. Code Section 162(m) Provisions.

(a)
In General. Notwithstanding any other provision of the Plan, if the Committee determines that it is desirable for compensation delivered pursuant to a Stock Award or Other Stock-Based Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Code Section 162(m), then the Committee may provide that this Section 10 is applicable to such Award under such terms as the Committee shall determine.

(b)
Performance Criteria and Performance Goals. If a Stock Award or Other Stock-Based Award is subject to this Section 10, then the effectiveness of the grant of the Award, or the vesting and nonforfeitability of the Award, or both the effectiveness of the grant of the Award and the vesting and nonforfeitability of the Award shall be subject to satisfaction of one, or more than one, objective performance goals. The Committee shall determine the performance goals that will be applied with respect to each Award subject to this Section 10 at the time when the Award is granted, but in no event later than 90 days after the commencement of the Performance Period (or 25 percent of the Performance Period if the Performance Period is less than one year). The performance criteria applicable to Awards subject to this Section 10 will be one or more of the following criteria:

•	Common Stock price;

•	shareholder value or total shareholder return;

•	market value or market value growth;

•	market or customer share;

•	revenue or revenue growth;

•	earnings per share or earnings per share growth;

•	pre-tax net income, after-tax net income, net income margin or net income growth;

•	net income from continuing operations, net income from discontinued operations;

•	gain on sale of discontinued operations;

•	return on assets, shareholders’ equity, capital employed, invested capital or other financial return ratio;

•	operating expenses, operating profit, operating profit margins or operating profit growth;

•	gross profit, gross profit percentage, flex gross profit, flex gross profit percentage, gross profit growth or flex gross profit growth;

•	selling, general & administrative (“SG&A”) expense, SG&A expense percentage or SG&A levels;

•	EBIT (earnings before interest and taxes) or EBIT growth;

•	EBITDA (earnings before interest, taxes, depreciation, and amortization) or EBITDA growth;

•	Earnings before Equity-Based Compensation Expense, net; working capital, debt, debt-to-equity or other liquidity measure;

•	cash flow, cash levels, cash flow margins or cash flow growth;

•	cost goals;

•	budget goals;

•	productivity measures

•	business expansion goals;

•	goals related to acquisitions or divestitures;

•	accounts receivable, accounts receivable aging or accounts receivable write-offs; or

•	other financial, operational, measure or metric.
The Committee shall, for the Performance Period applicable to the Award, establish the performance goal or goals from among the foregoing measurement criteria to apply to each Award and a formula or matrix prescribing the extent to which such Award shall be earned based upon the level of achievement of such performance goal or goals. The Committee may establish different performance goals for different Grantees and different Awards. The performance goals with respect to such measurement criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The performance goals may be established in terms of Firm-wide objectives or objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department, or function within the Firm or Subsidiary in which the Grantee is employed. Performance goals need not be based on audited financial results.

(c)
Performance Measurement. The Committee shall have no discretion to increase the number of Shares granted pursuant to a Stock Award or Other Stock-Based Award subject to this Section 10, nor otherwise increase the compensation payable that would otherwise be due under any such Award upon achievement of a performance goal, nor may it waive the achievement of any performance goal established pursuant to this Section 10 after the performance goal has been established; provided however, that the Committee may specify that the Award may become payable in the event of death, Disability or a Change in Control to the extent permissible under Code Section 162(m). The Committee shall retain discretion to decrease the amount of the Award at any time through the date at which the Committee certifies the attainment of the performance goal(s), generally referred to as “negative discretion.” The Committee may determine performance before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the performance period, and may measure the attainment of the performance goal by appropriately adjusting the evaluation of performance goal performance to exclude the effect of any changes in accounting principles affecting the Firm’s or a business unit’s reported results.

(d)
Certification. Prior to the payment of any Stock Award or Other Stock-Based Award subject to this Section 10, the Committee shall certify in writing that the performance goals applicable to such Award were met. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code Section 162(m).

11. Tax Withholding. The Firm shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, local or foreign government. Whenever the Firm proposes or is required to issue or transfer Shares under the Plan, the Firm shall have the right to require the recipient to remit to the Firm an amount sufficient to satisfy any federal, state, local and foreign withholding tax requirements prior to the delivery of shares. A Grantee may pay the withholding tax in cash or a Grantee may elect to have the number of Shares he is to receive reduced by the smallest number of whole Shares that, when multiplied by the Fair Market Value of the Shares determined as of the Tax Date (defined below), is sufficient to satisfy federal, state, local and foreign, if any, withholding taxes arising from exercise or payment of a grant under the Plan (a “Withholding Election”). A Grantee may make a Withholding Election only if the Withholding Election is made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Firm a properly completed notice of Withholding Election as prescribed by the Committee. The Committee may in its discretion disapprove and give no effect to the Withholding Election.
12. Adjustments Upon Changes in Capitalization or Change of Control.

(a)
Changes in Capitalization. Subject to any required action by the shareholders of the Firm, the number of Covered Stock, and the number of Shares of Common Stock that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award, and the annual per-person limitations on Awards, as well as the price per share of Covered Stock and share-based performance conditions of Awards, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Firm; provided, however, that conversion of any convertible securities of the Firm shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Firm of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Stock. No adjustment shall be made pursuant to this Section 12 in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.

(b)	Change in Control. In the event of a Change in Control, then the following provisions shall apply:

(i)
Vesting. The Board may, in the exercise of its discretion, accelerate the vesting and nonforfeitability of any Award that is outstanding on the date such Change in Control is determined to have occurred and that is not yet fully vested and nonforfeitable on such date.

(ii)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Firm, to the extent that an Award is outstanding, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its discretion in such instances, declare that any Option or SAR shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his or her Option or SAR as to all or any part of the Covered Stock, including Shares as to which the Option or SAR would not otherwise be exercisable.

(iii)
Merger or Asset Sale. Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a merger of the Firm with or into another corporation, or the sale of substantially all of the assets of the Firm, in the event of such a merger or sale each outstanding Option or SAR shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation does not agree to assume the Option or SAR or to substitute an equivalent option or right, the Board may, in the exercise of its discretion and in lieu of such assumption or substitution, provide for the Grantee to have the right to exercise the Option or SAR as to all or a portion of the Covered Stock, including Shares as to which it would not otherwise be exercisable. If the Board makes an Option or SAR exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Grantee that the Option or SAR shall be fully exercisable for a period of 30 days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets and in a manner consistent with Code Sections 409A and 424, the option or right confers the right to purchase, for each Share of Covered Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.

(iv)
Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a Change in Control other than the dissolution or liquidation of the Firm, a merger of the Firm with or into another corporation, or the sale of substantially all of the assets of the Firm, in the event of such a Change in Control, all outstanding Options and SARs, to the extent they are exercisable and vested, shall be terminated in exchange for a cash payment equal to an amount that does not exceed the Fair Market Value (reduced by the exercise price applicable to such Options or SARs). These cash proceeds shall be paid to the Grantee or, in the event of death of a Grantee prior to payment, to the estate of the Grantee or to a person who acquired the right to exercise the Option or SAR by bequest or inheritance.

13. Term of Plan. The Plan shall become effective upon its approval by the shareholders of the Firm. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. The Plan shall continue in effect until April 19, 2026, unless terminated earlier under Section 14 of the Plan.

14. Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)
Shareholder Approval. The Firm shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 or Section 162(m) of the Code (or any successor rule or statute) or other Applicable Law. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law. Without the approval of shareholders, no amendment or alteration of the Plan or any outstanding Option or SAR will have the effect of amendment or replacing such an Option or SAR in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means: (1) amendment the terms of an Option or SAR after it is granted to lower its exercise price or Base Price; (2) any other action that is treated as a repricing under generally accepted accounting principles (“GAAP”); and (3) repurchasing for cash or canceling an Option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange or substitution for another Option, SAR, Stock Award, Other Stock-Based Award, other equity, or cash or other property. A cancellation and exchange or substitution described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, SAR, Stock Award, Other Stock-Based Award, other equity, or cash or other property is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under GAAP, and regardless of whether it is voluntary on the part of the Grantee. Adjustments of Awards under Section 12 will not be deemed “repricings,” however. The Committee shall have no authority to amend, alter, or modify any Award term after the Award has been granted to the extent that the effect is to waive a term that otherwise at that time would be mandatory for a new Award of the same type under the Plan.

(c)
Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Committee, which agreement must be in writing and signed by the Grantee and the Firm.

15. Conditions Upon Issuance of Shares.

(a)
Legal Compliance. Shares shall not be issued pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Firm with respect to such compliance.

(b)
Investment Representations. As a condition to the exercise of an Award, the Firm may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Firm, such a representation is required.

16. Liability of Firm.

(a)
Inability to Obtain Authority. The inability of the Firm to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Firm’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Firm of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b)
Grants Exceeding Allotted Shares. If the Covered Stock covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Covered Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 14 of the Plan.

17. Reservation of Shares. The Firm, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
18. Rights of Employees and Consultants. Neither the Plan nor any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s employment or consulting relationship with the Firm, nor shall they interfere in any way with the Grantee’s right or the Firm’s right to terminate such employment or consulting relationship at any time, with or without cause.
19. Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.
20. Construction. The Plan shall be construed under the laws of the State of Florida, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

21. Certain Limitations on Awards to Ensure Compliance with Code Section 409A. For purposes of this Plan, references to an award term or event (including any authority or right of the Firm or a Grantee) being “permitted” under Code Section 409A mean, for a 409A Award (meaning an Award that constitutes a deferral of compensation under Code Section 409A and regulations thereunder), that the term or event will not cause the Grantee to be liable for payment of interest or a tax penalty under Code Section 409A and, for a Non-409A Award (meaning all Awards other than 409A Awards), that the term or event will not cause the Award to be treated as subject to Code Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Firm and rights of the Grantee with respect to the Award, shall be limited to those terms permitted under Code Section 409A, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Code Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Firm shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Code Section 409A, and any distribution subject to Code Section 409A(a)(2)(A)(i) (separation from service) to a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section 409A(a)(2)(B)(i). The Firm may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., eastern time, on April 18, 2016.
Vote by Internet
• Go to www.investorvote.com/KFRC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2, 3, 4 and 5.

1.	Election of Directors:	For	Withhold	+
	01 - Elaine D. Rosen (Class I)	☐	☐
	02 - Howard W. Sutter (Class I)	☐	☐
	03 - Ralph E. Struzziero (Class I)	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2016.	☐	☐	☐	4.	Re-approve the material terms of the performance goals under the Kforce Inc. Amended and Restated Performance Incentive Plan.	☐	☐	☐
3.	Approve Kforce’s executive compensation.	☐	☐	☐	5.	Approve the Kforce Inc. 2016 Stock Incentive Plan.	☐	☐	☐
					6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please date and sign exactly as your name appears on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X	+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KFORCE INC.

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints DAVID M. KELLY and MICHAEL R. BLACKMAN, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, 33605, on April 19, 2016 at 8:00 a.m. eastern time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting or any adjournments of the meeting.
The Annual Meeting may be held as scheduled only if a majority of the shares entitled to vote are represented at the meeting in person or by proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.
The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP to serve as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2016, FOR the approval of Kforce’s executive compensation, FOR the re-approval of the material terms of the performance goals under the Kforce Inc. Amended and Restated Performance Incentive Plan, FOR the approval of the Kforce Inc. 2016 Stock Incentive Plan and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE